Hearing Date And Time: November 29, 2007 at 10:00 a.m. “Potential Objectors’” Objection Deadline: November 21, 2007 at 9:30 p.m.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700
John Wm. Butler, Jr. (JB 4711)
George N. Panagakis (GP 0770)
Ron E. Meisler (RM 3026)
- and -
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036
(212) 735-3000
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Attorneys for Delphi Corporation, et al.,
     Debtors and Debtors-in-Possession
Delphi Legal Information Hotline:
Toll Free: (800) 718-5305
International: (248) 813-2698
Delphi Legal Information Website:
http://www.delphidocket.com
UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
Debtors.	:	(Jointly Administered)
:
:
:
x
NOTICE OF FURTHER PROPOSED AMENDMENTS TO DEBTORS’ DISCLOSURE
STATEMENT WITH RESPECT TO JOINT PLAN OF
REORGANIZATION OF DELPHI CORPORATION AND
CERTAIN AFFILIATES, DEBTORS AND DEBTORS-IN-POSSESSION
(“FURTHER PROPOSED DISCLOSURE STATEMENT AMENDMENTS NOTICE”)

     1. On September 6, 2007, Delphi Corporation (“Delphi” or the “Company”) and certain of its subsidiaries and affiliates, debtors and debtors-in-possession in the above-captioned cases (the “Debtors”), filed their Motion For Order Approving (I) Disclosure Statement, (II) Record Date, Voting Deadline, And Procedures For Temporary Allowance Of Certain Claims, (III) Hearing Date To Consider Confirmation Of Plan, (IV) Procedures For Filing Objections To Plan, (V) Solicitation Procedures For Voting On Plan, (VI) Cure Claim Procedures, (VII) Procedures For Resolving Disputes Relating To Postpetition Interest, And (VIII) Reclamation Claim Procedures, dated September 6, 2007 (Docket No. 9266) (the “Solicitation Procedures Motion”). On the same date, the Debtors also filed the Joint Plan of Reorganization of Delphi Corporation and Certain Affiliates, Debtors and Debtors-in-Possession, dated September 6, 2007 (Docket No. 9263) (the “Plan”), and the Disclosure Statement With Respect To Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In-Possession (Docket No. 9264), dated September 6, 2007 (the “Disclosure Statement”). The hearing to consider the Solicitation Procedures Motion and the adequacy of the Debtors’ Disclosure Statement was scheduled for October 3, 2007, with an objection deadline of September 28, 2007.
     2. The hearing on the Solicitation Procedures Motion commenced on October 3, 2007. At the hearing, several potential objectors were granted additional time to evaluate the Solicitation Procedures Motion and the Disclosure Statement.1 The Debtors also advised the Court that certain amendments to the Plan and Disclosure Statement were being

[1]	The remaining Objectors were the Creditors’ Committee, the Equity Committee, A-D Acquisition Holdings, LLC (an affiliate of Appaloosa Management L.P.) as lead plan investor under the Plan, GM, the Ad Hoc Committee of Trade Creditors, Wilmington Trust Company as indenture trustee, and an ad hoc group of bondholders represented by common counsel consisting of DK Acquisition Co., Silverpoint Capital, Sandell Management Co., Elliott Management Company, and CR Intrinsic as well as the Lead Plaintiffs (but only to the extent of matters raised in the Lead Plaintiffs’ Response or any Potential Amendments) (collectively, the “Potential Objectors”).

2

considered by the Debtors in connection with exit financing and key stakeholder discussions (the “Potential Amendments”). Several objections to the adequacy of the Disclosure Statement were resolved or overruled at the October 3, 2007 hearing, and the hearing was scheduled to continue on October 25, 2007.2
     3. After the hearing on October 3, discussions among the Debtors and their stakeholders led the Debtors to request to continue the second day of the hearing on the Solicitation Procedures Motion and the adequacy of the Disclosure Statement on November 8, 2007, rather than October 25, 2007. On October 19, the Court entered the Supplemental Order (A) Establishing Revised Hearing Date And Related Procedures On Disclosure Statement And Solicitation Procedures Motion And (B) Setting Hearing Date And Related Procedures For Potential Motions Amending Investment Agreements And Approving Certain Exit Financing Agreements (Docket No. 10662) (the “Supplemental Scheduling Order”). In addition to adjourning the continuation of the hearing on the Solicitation Procedures Motion and the adequacy of the Disclosure Statement to November 8, 2007, the Supplemental Scheduling Order set an objection deadline for the Potential Objectors of November 2, 2007.
     4. In compliance with the Supplemental Scheduling Order, on October 29, 2007, the Debtors filed the Notice of Potential Amendments to Debtors’ Disclosure Statement with Respect to Joint Plan of Reorganization of Delphi Corporation and Certain Affiliates, Debtors and Debtors-In-Possession and Certain Appendices and Exhibits Related Thereto (Docket No. 10759) (the “Potential Disclosure Statement Amendments Notice”), which included provisions of the Plan, the Disclosure Statement, and the Exhibits and Appendices thereto

[2]	See Order (A) Disposing Of Certain Objections To Debtors’ Disclosure Statement And Solicitation Procedures Motion and (B) Setting Further Non-Omnibus Hearing Date And Related Procedures, dated October 9, 2007 (Docket No. 9266).

3

marked to show changes made since September 6, 2007. On November 2, 2007, certain of the Potential Objectors, including the Creditors’ Committee and the Equity Committee, filed objections in accordance with the Supplemental Scheduling Order.
     5. To enable the Debtors to continue discussions with those Potential Objectors that filed objections, the Debtors requested a revised date for the Disclosure Statement Hearing so that an amendment to the Investment Agreement could be finalized prior to the commencement of the hearing. On November 11, 2007, the Court entered the Second Supplemental Order (A) Establishing Revised Hearing Date and Related Procedures on Disclosure Statement and Solicitation Procedures Motion and (B) Setting Hearing Date and Related Procedures for Motion to Amend Investment Agreement (Docket No. 10864) (the “Second Supplemental Disclosure Statement and Investment Agreement Procedures Order”). The Second Supplemental Disclosure Statement and Investment Agreement Procedures Order continued the hearing on the Solicitation Procedures Motion and the adequacy of the Disclosure Statement to November 29, 2007, with a deadline for the Potential Objectors to file further objections of November 21, 2007.
     6. The Second Supplemental Disclosure Statement and Investment Agreement Procedures Order also required the Debtors to use commercially reasonable efforts to file a notice of any further proposed amendments to the Plan and Disclosure Statement, as well as certain appendices and exhibits, on or before November 16, 2007. On November 14, 2007, the Debtors filed (i) changed pages to the Plan, (ii) the redacted Engagement Letter (including the Term Sheet appended thereto) with respect to the Debtors’ Exit Financing Arrangements to be included in Plan Exhibit 7.14, (iii) the Restated First Amendment to the Equity Purchase and Commitment Agreement, (iii) the Restated First Amendment to the Delphi-GM Global

4

Settlement Agreement, and (iv) the Restated First Amendment to the Delphi-GM Master Restructuring Agreement (the “November 14 Further Proposed Disclosure Statement Amendments”). In addition, attached hereto as Exhibit A are changed pages to the Disclosure Statement marked to show further proposed amendments made since the Debtors filed the Potential Disclosure Statement Amendments Notice on October 29, 2007. Additional changed pages may be filed on November 28, 2007 under the terms of the Second Supplemental Disclosure Statement and Investment Agreement Procedures Order.

5

Notice Of Further Proposed Amendments
     7. Notice of the Further Proposed Amendments will be provided in accordance with the Second Supplemental Disclosure Statement and Investment Agreement Procedures Order. In light of the nature of the Further Proposed Amendments, the Debtors submit that no other or further notice is necessary or required.

Dated:	New York, New York
November 16, 2007
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

		By:	/s/ John Wm. Butler, Jr.

John Wm. Butler, Jr. (JB 4711)
George N. Panagakis (GP 0770)
Ron E. Meisler (RM 3026)
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700

- and -

		By:	/s/ Kayalyn A. Marafioti

Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Four Times Square
New York, New York 10036
(212) 735-3000

Attorneys for Delphi Corporation, et al.,
		Debtors	and Debtors-in-Possession

6

EXHIBIT A
Disclosure Statement changed pages, blacklined against version filed on October 29, 2007

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- — - — - — - — - — - — - — - — - — - — -	x
In re	:	Chapter 11
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
	:	(Jointly Administered)
:
:
Debtors.	:
:
- — - — - — - — - — - — - — - — - — - — -	x
FIRST AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
FIRST AMENDED JOINT PLAN OF REORGANIZATION OF DELPHI CORPORATION AND
CERTAIN AFFILIATES, DEBTORS AND DEBTORS-IN-POSSESSION

SKADDEN, ARPS, SLATE, MEAGHER
& FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(800) 718-5305
(248) 813-2698 (International)
John Wm. Butler, Jr. (JB 4711)
George N. Panagakis (GP 0770)
Ron E. Meisler (RM 3026)
Nathan L. Stuart (NS 7872)
Of Counsel
SKADDEN, ARPS, SLATE, MEAGHER	DELPHI CORPORATION
& FLOM LLP	5725 Delphi Drive
Four Times Square	Troy, Michigan 48098
New York, New York 10036	David M. Sherbin
Kayalyn A. Marafioti (KM 9632)	Sean P. Corcoran
Thomas J. Matz (TM 5986)	Karen J. Craft

Attorneys for Debtors and Debtors-in-Possession

Dated:	New York, New York
November 29, 2007

DISCLAIMER
THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES
OR REJECTIONS MAY NOT BE SOLICITED UNTIL THE BANKRUPTCY COURT HAS APPROVED THIS
DISCLOSURE STATEMENT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR
APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE COURT.

Notice of Further Proposed Amendments
~~October 29~~ November 29, 2007

D. Business Plan
     The Debtors’ substantial progress on their Transformation Plan provides the foundation for the Company’s 2007-2011 business plan (the “Business Plan”). When developing the Business Plan, Delphi considered the impact that elements of the Transformation Plan would have on its operations, including the transformation of its hourly workforce, Delphi’s relationship with its largest customer, GM, the impact of changes in Delphi’s production portfolio and manufacturing footprint, cost reductions achieved as a result of the SG&A restructuring, and pension funding strategies with the Internal Revenue Service (the “IRS”) and the Pension Benefit Guaranty Corporation (the “PBGC”).
     Delphi’s financial projections for 2007-2011 are attached hereto as Appendix C. The Business Plan projects that in 2008, revenue will decline as Delphi continues to exit certain of its product lines as part of the portfolio transformation. As a result of revised volume production forecasts for GM North America (“GMNA”) by Delphi and Global Insight (“GI/DRI”) (formerly known as Data Resources, Inc.), an industry expert that publishes reports on vehicle production forecasts, as well as the revised capital structure of the reorganized company necessitated by the recent dislocation in the capital markets, Delphi has revised its Business Plan. Although the revised Business Plan calls for a further decline in revenue in 2008, the revised Business Plan projects that revenue ~~increases~~will increase in 2008-2011 by a compound annual growth rate of 6.3%. In the final years of the Business Plan, it is expected that margins will expand to industry-competitive levels as Delphi expands its current business lines and grows into new markets.
     The Business Plan demonstrates that a significant amount of cash will be spent in connection with restructuring activities. Each division has contemplated a significant number of restructuring activities, the scope, timing, and cost of which were included in the Business Plan and affect the forecast. As a result of the restructuring, the Business Plan financials also reflect expected cost savings in manufacturing, that are the product of the labor transformation and global restructuring initiatives. As manufacturing and engineering operations are migrated from high cost to low cost locations, savings are generated, resulting in Delphi’s belief that it will be well positioned to meet customer expectations and achieve competitive margins. Beyond the impact of these manufacturing cost initiatives, further savings in material costs are expected to be realized through engineering activities, supplier price reductions, and the continued shift in the supplier footprint to lower cost locations following Delphi’s own manufacturing footprint migration. The resulting transformation and growth results in a plan under which Delphi continues to expand its revenue expectations in Asia, Europe, and South America while expecting revenue declines in North America.
E. Plan Investor And Exit Financing
     ~~To support the Company’s Transformation Plan and Business Plan, the Debtors entered into an Equity Purchase and Commitment Agreement (the “Investment Agreement”) with Plan Investors led by A-D Acquisition Holdings, LLC, an affiliate of Appaloosa Management L.P. (“Appaloosa”). On the terms and subject to the conditions of the Investment Agreement, the Plan Investors committed to purchase $800 million of convertible preferred stock and approximately $175 million of common stock in Reorganized Delphi. The Debtors will amend the Investment Agreement, pending Bankruptcy Court approval, in November 2007. The~~
DS-ix

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

~~Investment Agreement amendment will reflect certain adjustments to the proposed investments by the Plan Investors.~~
     ~~In addition, the amended Investment Agreement will provide for a $1.575 billion Discount Rights Offering (as described below) that will be made available to Delphi’s unsecured creditors.~~
     ~~In addition to the proceeds from the Investment Agreement and the Discount Rights Offering, the Company will need to obtain funded debt to emerge from chapter 11 successfully. Initially, the Company sought financing of up to $7.5 billion in funded debt and a $1.6 billion asset-based revolving loan. Because of the dynamics of the capital markets in the third quarter of 2007, however, the Debtors reduced proposed debt levels under the Plan by $1.9 billion to facilitate an emergence financing package that could be executed under existing market conditions. Based on recent improvements in the capital markets, including the leveraged loan market, the Debtors, after consultation with the Creditors’ Committee, the Plan Investors, and GM, plan to move forward with an asset-based revolving loan in the amount of $1.6 billion, $3.7 billion of first-lien funded financing (possibly in conjunction with the extension of their debtor-in-possession financing facility), and second lien funded financing in the amount of $1.5 billion. The Debtors intend to enter into a “best efforts” financing arrangement with one or more nationally recognized investment banks on or before November 7, 2007, and to seek approval of such exit financing at the Debtors’ November 29, 2007 omnibus hearing.~~
~~F. Summary Of The First Amended Plan Of Reorganization~~
     ~~The Plan is based upon a series of global settlements and compromises that involve nearly every major group of constituents in the Debtors’ reorganization cases. The Debtors, all of the Debtors’ principal U.S. labor unions, GM, the Creditors’ Committee, and the lead plaintiffs in certain security actions (on behalf of holders of various claims based on alleged violations of federal securities law and ERISA) have contributed to global settlements and compromises that provide for a recovery to general unsecured creditors (other than holders of TOPrS, as defined below) through a plan distribution amounting to the principal amount of the claim plus accrued interest, at a negotiated plan value, and agreed upon distributions to other classes of creditors and interests. The Plan is supported by the Creditors’ Committee on behalf of unsecured creditors and GM.~~
     ~~Under the Plan, holders of General Unsecured Claims will receive a combination of shares of New Common Stock of Reorganized Delphi and subscription rights to participate in a discount rights offering (as described below) to acquire shares of New Common Stock. The recovery for holders of General Unsecured Claims (other than holders of TOPrS, as defined below) will amount, in the aggregate, to the principal amount of such holders’ claims plus accrued postpetition interest at negotiated Plan value, a “par plus accrued recovery at Plan value.” For holders of claims arising from subordinated notes issued in connection with trust preferred securities issued in 2003 by Delphi Trust I and Delphi Trust II (the “TOPrS”), the recovery will amount, in the aggregate, to 100% of total prepetition claims (which claims include principal plus accrued prepetition interest) at negotiated Plan value. The TOPrS claims, which are subordinate to other General Unsecured Claims, will be allowed in the amount of $421 million will not receive accrued postpetition interest. GM will receive cash, a second lien note,~~
DS-x

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

~~and junior preferred convertible stock on account of certain of its claims against the Debtors. Subject to approval by the Bankruptcy Court and the District Court presiding over the matter, certain lead plaintiffs in a multi-district securities class action litigation through a settlement with the Debtors will receive, on behalf of themselves and the class they represent, shares of New Common Stock of Reorganized Delphi and subscription rights to participate in the discount rights offering in the same proportion as the general unsecured creditors. Holders of existing Delphi common stock will receive a distribution of subscription rights to purchase shares of New Common Stock of Reorganized Delphi through a par value rights offering and warrants exercisable for six months following the Debtors’ emergence from chapter 11 to purchase shares of New Common Stock of Reorganized Delphi.~~
     ~~The settlements embodied in and by the Plan feature Rights Offerings that will be conducted after confirmation of the Plan. Delphi’s general unsecured creditors will have the ability to purchase through the exercise of non-transferable rights, 45,026,801 shares of the New Common Stock of Reorganized Delphi at a price per share of $34.98 (reflecting a discount to the negotiated plan enterprise value of Reorganized Delphi) generating gross proceeds of up to $1.575 billion (the “Discount Rights Offering”). The Discount Rights Offering will include oversubscription rights.~~
     ~~Delphi’s existing common stockholders, who are holders of shares of Delphi common stock as of the date when the Confirmation Hearing commences, may purchase through the exercise of non-transferable Rights, up to 12,711,111 shares in the aggregate of New Common Stock of Reorganized Delphi, at a price per share of $41.58 (reflecting the negotiated plan enterprise value of Reorganized Delphi) (the “Par Value Rights Offering”). Holders of existing common stock will also receive New Warrants to purchase an aggregate of $1.0 billion of New Common Stock of Reorganized Delphi at an exercise price of $45 per share. The Par Value Rights will be issued only to those individuals who are holders of Delphi’s common stock as of the close of business on the date the Confirmation Hearing commences. The Par Value Rights will be issued to those common stock holders after the Bankruptcy Court has confirmed the Debtors’ Plan and Delphi’s Registration Statement for the Par Value Rights Offering has been declared effective by the SEC. The shares available to Delphi common stockholders through the Par Value Rights Offering would otherwise have been issued to Unsecured Creditors and Appaloosa. Appaloosa and the other Plan Investors, if any, which have agreed not to participate in the Par Value Rights Offering, will not participate in the Par Value Rights Offering and Par Value Rights that would otherwise be distributed to such parties pursuant to the Par Value Rights Offering by virtue of their current common stock holdings will be distributed to the other holders of Existing Common Stock.~~
     To support the Company’s Transformation Plan and Business Plan, the Debtors entered into an Equity Purchase and Commitment Agreement (the “Investment Agreement”) with Plan Investors led by A-D Acquisition Holdings, LLC, an affiliate of Appaloosa Management L.P. (“Appaloosa”). On the terms and subject to the conditions of the Investment Agreement, the Plan Investors committed to purchase $800 million of convertible preferred stock and approximately $175 million of common stock in Reorganized Delphi. In addition, the Investment Agreement will provide for a $1.575 billion Discount Rights Offering (as described below) that will be made available to Delphi’s unsecured creditors.
DS-xi

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

          In addition to the proceeds from the Investment Agreement and the Discount Rights Offering, the Company will need to obtain funded debt to emerge from chapter 11 successfully. Initially, the Company sought financing of $7.1 billion in funded debt and a $1.6 billion asset-based revolving loan. Because of the dynamics of the capital markets that began in the third quarter of 2007, however, the Debtors reduced proposed debt levels under the Plan by $1.9 billion to facilitate an emergence financing package that could be executed under existing market conditions. Based on recent improvements in the capital markets, including the leveraged loan market, the Debtors, after consultation with the Creditors’ Committee, the Plan Investors, and GM, plan to move forward with an asset-based revolving loan in the amount of $1.6 billion, $3.7 billion of first-lien funded financing (possibly in conjunction with the extension of their debtor-in-possession financing facility), and second-lien funded financing in the amount of $1.5 billion, of which up to $750 million will be placed with GM. The Debtors have entered into a “commercially reasonable best efforts” engagement with JPMorgan Securities Inc., JPMorgan Chase Bank, N.A., and Citigroup Global Markets Inc. to arrange a syndicate of lenders to provide the exit financing arrangements. Despite the Debtors’ pre-filing conversations with the Creditors’ Committee, on November 14, 2007, the Creditors’ Committee filed an objection to the Debtors’ motion to approve the proposed exit financing arrangements.
F. Summary Of Changes To The Plan
     The potential amendments to the Plan, as reflected in the chart below and in the discussion of the Plan throughout this Disclosure Statement, reflect current market conditions, commensurate changes to the Company’s emergence capital structure and form of Plan currency contemplated for stakeholder distributions, an effective reduction of less than five percent in Plan value to reflect macroeconomic and industry conditions and uncertainties, and reductions in stakeholder distributions to some junior creditors and interest holders. Further, the potential amendments reflect changes to conform the Plan to the requirements to the Proposed Investment Agreement Amendment (as defined below) to obtain their endorsement of the Plan, the Company’s settlements with GM and Delphi’s U.S. labor unions, the Business Plan, and related agreements.
     The potential amendments include the following changes to the Plan Investors’ direct investment and certain stakeholder recoveries:

	Original Plan	Revised Potential Amendment
	(09/06/2007)	(11/14/2007)

Net Funded Debt	$7.1 billion	$5.2 billion

Plan Equity Value	Total enterprise value of $13.9 billion, which after deducting net debt and warrant value results in distributable equity value of $6.6 billion (or approximately $45.00 per share based on approximately 147.6 million shares)	Total enterprise value of $13.4 billion, which after deducting net debt and warrant value results in distributable equity value of $8.1 billion (or approximately $61.72 per share based on approximately 131.3 million shares)
DS-xii

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

	Original Plan	Revised Potential Amendment
	(09/06/2007)	(11/14/2007)

Plan Investors	Direct Investment	Direct Investment
- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $11.75 billion (or 30.1% discount from Plan Equity Value) - Purchase $400 million of preferred stock convertible at an assumed enterprise value of $12.80 billion (or 14.3% discount from Plan Equity Value)
- Purchase $175 million of New Common Stock at an assumed enterprise value of $12.80 billion (or 14.3% discount from Plan Equity Value)	- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.25 billion (or 37.8% discount from Plan Equity Value)
- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.75 billion (or 31.6% discount from Plan Equity Value)
- Purchase $175 million of New Common Stock at an assumed enterprise value of $10.25 billion (or 37.8% discount from Plan Equity Value)

GM	Recovery of $2.7 billion - $2.7 billion in Cash	Recovery of $2.6 billion at Plan value of $13.4 billion
 - At least $750 million in Cash
- Up to $750 million in a second lien note
- $1.1 billion in junior convertible preferred stock at Plan Value of $13.4 billion ($1.2 billion in liquidation value)

Unsecured Creditors	Par plus accrued recovery at Plan value of $13.9 billion - 80% in New Common Stock at Plan Equity Value - 20% in Cash	Par plus accrued recovery at Plan value of $13.4 billion
 - 75.5% in New Common Stock at Plan Equity Value
- 24.5% through pro rata participation in the Discount Rights Offering at an assumed enterprise value of $10.25 billion (or 37.8% discount from Plan Equity Value)

TOPrS	Par plus accrued recovery at Plan value of $13.9 billion - 100% in New Common Stock at Plan Equity Value	Par only recovery at Plan value of $13.4 billion
 - 75.5% in New Common Stock at Plan Equity Value
- 24.5% through pro rata participation in the Discount Rights Offering at at an assumed enterprise value of $10.25 billion (or 37.8% discount from Plan Equity Value)

Existing Common Stockholders	Par Value Rights - Right to acquire approximately 12,711,111 shares of New Common Stock at a purchase price struck at Plan Equity Value	Par Value Rights - Right to acquire approximately 20,770,345 shares of New Common Stock at a purchase price struck at Plan Equity Value
DS-xiii

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

Original Plan	Revised Potential Amendment
(09/06/2007)	(11/14/2007)

Warrants - Warrants to acquire an additional 5% of the fully diluted New Common Stock exercisable for five years after emergence struck at Plan Equity Value	Warrants
 - Warrants to acquire 6,908,758 shares of New Common Stock (which comprises 5% of the fully diluted New Common Stock) exercisable for five years after emergence struck at 32.4% premium to Plan Equity Value
- Warrants to acquire $1.0 billion of New Common Stock exercisable for six months after emergence struck at 8.2% premium to Plan Equity Value

Direct Distribution - 1,476,000 shares of New Common Stock	No provision for Direct Distribution

Participation in Discount Rights Offering - Right to purchase 40,845,016 shares of New Common Stock at a purchase price of $38.56 per share	No provision for Participation in Discount Rights Offering
     The Debtors believe that the recoveries afforded to all stakeholders under the Plan are the best recoveries available. Although the currency received by certain stakeholders has changed since the Debtors initially filed the Plan on September 6, 2007, the Plan continues to provide for full recoveries for unsecured creditors at Plan value and fair consideration for holders of Existing Common Stock. Delphi believes that any further delay in emerging from chapter 11 may lead to degradation of its total enterprise value and a corresponding reduction in Plan recoveries. The potential for future reductions is highlighted by a review of certain event risks that will arise if Delphi’s emergence is delayed beyond the first quarter of 2008, as shown below.
DS-xiv

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

Events Impacting Reorganization Timeline

Interest Begins Accruing On Payments Due To GM Under Warranty Settlement Agreement
Initial Deadline To Trigger Certain Obligations Under GM-UAW Benefit Guarantee
Deadline For Plan Effective Date Under First IRS Pension Funding Waiver
Deadline For Plan Effective Date Under Current Term Sheet For Second IRS Pension Funding Waiver
Trigger Date For Certain Obligations Under GM-UAW Benefit Guarantee If Solicitation On Debtors' Plan Commenced By December 31, 2007
UAW Right To Strike On Two Days' Written Notice If GM-UAW Benefit Guarantee Expires Prior To Plan Consummation And Delphi Unilaterally Modifies Benefits
DIP Replacement Financing Facility Terminates
GM, Delphi May Terminate GSA If EPCA Not Terminated
2007
2008
November 1
December 31
January 31
February 29
March 31
April 30
June 30
Debtors' Exclusive Period To File Plan Of Reorganization Expires
Deadline For Filing Of Plan Under First IRS Pension Funding Waiver
EPCA Deadline For Filing Disclosure Statement
Debtors' Exclusive Period To Solicit Plan Acceptances Expires
Delphi, ADAH May Terminate EPCA
GM, Delphi May Terminate GSA If EPCA Terminated And Plan Not Effective
GM May Terminate GSA If Not In Receipt Of $2.7 Billion Cash Payment Under Plan
Non-ADAH Investors May Terminate EPCA
DIP
GM
EPCA (as approved August 2, 2007)
IRS
Union
Exclusivity

EVENTS IMPACTING REORGANIZATION TIMELINE Deadline For Plan Trigger Date For Certain Effective Date Obligations Under GM-UAW DIP Replacement Under First IRS Benefit Guarantee If Solicitation Financing Facility Interest Begins Initial Deadline To Pension Funding On Debtors’ Plan Commenced Terminates Accruing On Trigger Certain Waiver By December 31, 2007 Payments Due To Obligations Under GM Under Warranty GM, Delphi May GM-UAW Benefit Deadline For Plan UAW Right To Strike On Two Settlement Terminate GSA Guarantee Effective Date Days’ Written Notice Agreement If EPCA Not Under Current Term If GM-UAW Benefit Guarantee Terminated Sheet For Second Expires Prior To Plan IRS Pension Consummation And Delphi Funding Waiver Unilaterally Modifies Benefits 2 2 0 0 0 7 0 8 November December January February March April June 1 31 31 29 31 30 30 Debtors’ Exclusive EPCA Debtors’ Delphi, ADAH May Non-ADAH Period To File Plan Deadline For Exclusive Period Terminate EPCA Investors May Of Reorganization Filing To Solicit Plan Terminate Expires Disclosure Acceptances GM, Delphi May Terminate EPCA Statement Expires GSA If EPCA Terminated Deadline For Filing Of And Plan Not Effective Plan Under First IRS DIP GM Pension Funding GM May Terminate GSA If Waiver EPCA (AS APPROVED IRS Not In Receipt Of $2.7 AUGUST 2, 2007) Billion Cash Payment UNION Under Plan EXCLUSIVITY o NOVEMBER 1, 2007 — GM Warranty Settlement Agreement Term. Payments approximating $200 million in cash and replacement products due from Delphi to GM under the GM Warranty Settlement Agreement. Such payments may be deferred by Delphi until it receives payments from GM or GM sets off against amounts payable by GM under the GSA and MRA at or about the time of emergence, provided however, that such deferral will result in interest accruing on the payments at the rate of 6% per annum. GM Warranty Settlement Agreement Section 8 o DECEMBER 31, 2007 — UAW MOU Event. Expiration of UAW MOU Extension of UAW-GM Benefit Guarantee — Trigger date for certain obligations under the Benefit Guarantee Agreement between GM and the UAW, dated September 30, 1999. UAW MOU Section F.2.a — Exclusivity. Deadline of Debtors’ exclusive right to file a plan of reorganization absent Court approval of an extension — First IRS Pension Funding Waiver Term. Deadline for filing of plan of reorganization under First IRS Pension Funding Waiver. Absent additional waivers, failure to meet this condition could result in a $1.4 billion tax assessment and the drawing down by the PBGC of letters of credit in the aggregate amount of $150 million o JANUARY 31, 2008 — EPCA Termination Event. ADAH may terminate if the Disclosure Statement is not filed by January 31, 2008. EPCASection12(d)(iv) o FEBRUARY 29, 2008 — First IRS Pension Funding Waiver Term. Deadline for Plan Effective Date under First IRS Pension Funding Waiver. Absent additional waivers, failure to meet this condition could result in a $1.4 billion tax assessment and the drawing down by the PBGC of letters of credit in the aggregate amount of $150 million — Second IRS Pension Funding Waiver Term. Deadline for Plan Effective Date under the terms of the proposed Second IRS Pension Funding Waiver. Absent additional waivers, failure to meet this condition could result in a $1.4 billion tax assessment and the drawing down by the PBGC of letters of credit in the aggregate amount of $150 million
DS-xv

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

o MARCH 31, 2008 — UAW MOU Event. Conditional expiration of UAW MOU Extension of UAW-GM Benefit Guarantee -Extension of trigger date for certain obligations under the Benefit Guarantee Agreement between GM and the UAW dated September 30, 1999 to March 31, 2008, if Delphi has commenced solicitation of acceptances of its chapter 11 plan of reorganization prior to December 31, 2007 but the plan has not been confirmed and substantially consummated or such later date as Delphi and GM shall agree to extend the Indemnification Agreement expiration). UAW MOU Section F.2.a — UAW MOU Potential Right To Strike. If the Benefit Guarantee expires under section F.2.a. of the UAW MOU, and the Plan has not been confirmed and substantially consummated, and Delphi has unilaterally modified, terminated, or in any way reduced or diminished any of the benefits covered by the Benefit Guarantee, the UAW shall be allowed to call a strike against Delphi and/or GM on two days’ written notice. UAW MOUSectionF.3 — EPCA Termination Events. ADAH may terminate if the Closing Date has not occurred by March 31, 2008. EPCA Section 12(d)(iii). Delphi may terminate on or after March 31, 2008 provided that the Closing Date has not occurred by such date. EPCA Section 12(f)(iii) — GSA Termination Events. GSA may be terminated by Delphi or GM if the EPCA has been terminated and the Plan Effective Date has not occurred. GSA Section 7.03(d). GSA may be terminated by GM if GM has not received a cash payment of $2.7 billion as set forth in the Plan by such date. GSA Section 7.03(e) o APRIL 30, 2008 — GSA Termination Event. If the EPCA has not been terminated by March 31, 2008, then the GSA may be terminated by Delphi or GM on the earlier of (i) termination of the EPCA and (ii) April 30, 2008. GSA Section 7.03(d) o JUNE 30, 2008 — EPCA Termination Event. Limited Termination right underSection12(d) for Investors other than ADAH takes effect. EPCASection12(d)(vii) — DIP Termination Event. Termination Date of the DIP Replacement Financing Facility. On June 30, 2008, all Loans and other obligations as defined in the agreement must be repaid in full o OTHER ISSUES - Under the Union Memoranda of Understanding, certain provisions will not become effective until substantial consummation of the Debtors’ plan of reorganization, including, among others, the transitioning of certain OPEB obligations to GM, the transfer of certain pension assets and liabilities under IRC Section 414(l), the freezing of certain pension obligations, and releases of Delphi by the Unions and Union-represented employees. UAW MOU Section K.2, IUE-CWA MOU Section H.2, USW MOUs Section G.2, IAM, IBEW and IUOE MOUs Section F.2 (IUOE Local 101S MOU Section E.2) — Registration statements for the rights offering and resale shelf prospectus may not be able to go effective after February 14, 2008 until Delphi files its 2007 Form 10-K unless Delphi is able to file its 2007 Form 10-K on or prior to that date; if the rights offering is pending when the 2007 Form 10-K is filed, the rights offering may need to be extended — A delay in filing the S-1 may result in SEC review of the registration statement which could further delay Delphi’s emergence from chapter 11
G. Summary Of The First Amended Plan Of Reorganization
     Each of Delphi and its 41 Affiliate Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan provides for the substantive consolidation of certain of the Debtors’ Estates for voting and distribution purposes only. The Plan contains separate classes and proposes recoveries for holders of Claims against and Interests in the Debtors. After careful review of the Debtors’ current business operations, estimated recoveries in a liquidation scenario, and the prospects of ongoing business, the Debtors have concluded that the recovery to the Debtors’ creditors and equity holders will be maximized by the reorganization of the Debtors as contemplated by the Plan.
     The Plan is the culmination of Delphi’s Transformation Plan within the chapter 11 context. Delphi has determined that it has achieved those aspects of its Transformation Plan for
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which the chapter 11 reorganization process was necessary. The Plan incorporates the settlements that Delphi reached with critical stakeholders in these reorganization cases. The Debtors, all of the Debtors’ principal U.S. labor unions, GM, and the lead plaintiffs in certain securities actions (on behalf of holders of various claims based on alleged violations of federal securities law and ERISA) are all parties to settlements with the Debtors which, together with the Investment Agreement, allow for various recoveries under the Plan. Recoveries under the Plan consist of distributions of equity in Reorganized Delphi, rights to purchase equity in Reorganized Delphi, and warrants to purchase equity in Reorganized Delphi. The New Common Stock in Reorganized Delphi that will be distributed under the Plan will be valued at $61.72 per share. The value of the New Common Stock, for Plan distribution purposes, is within a range that Rothschild Inc. (“Rothschild”), the Debtors’ investment banker and financial advisor, believes is a reasonable valuation for a company such as Reorganized Delphi.
     Specifically, through the Plan, holders of General Unsecured Claims, including holders of claims based on the Debtors’ debt securities and trade claims, will receive 100% of the value of their claims (and applicable postpetition interest) through a distribution of New Common Stock of Reorganized Delphi and transferable subscription rights to participate in a discount rights offering to acquire shares of New Common Stock. The distributions to holders of General Unsecured Claims, with certain exceptions, will be based on the allowed amount of the holders’ claims plus accrued interest during the pendency of the Chapter 11 Cases. The recovery for holders of General Unsecured Claims (other than holders of TOPrS, as defined below) will amount, in the aggregate, to the principal amount of such holders’ claims plus accrued postpetition interest at negotiated Plan value, a “par plus accrued recovery at Plan value.” Holders of claims arising from subordinated notes issued in connection with trust preferred securities issued in 2003 by Delphi Trust I and Delphi Trust II (the “TOPrS”) will receive an allowed claim of $421 million, which includes accrued prepetition interest, but will not receive a distribution on account of postpetition interest.
     Under the terms of the Plan and the settlement agreement between the Debtors and GM, GM will receive cash, a second lien note, and junior preferred convertible stock on account of certain of its claims against the Debtors.
     Subject to the approval of settlements in the Bankruptcy Court and the District Court presiding over the matter, and under the terms of the Plan, certain lead plaintiffs in a multi-district securities class action litigation will receive, on behalf of themselves and the class they represent, shares of New Common Stock of Reorganized Delphi and transferable subscription rights to participate in the discount rights offering in the same proportion as Plan distributions to general unsecured creditors.
     In addition, holders of existing Delphi common stock will receive a distribution of subscription rights to purchase shares of New Common Stock of Reorganized Delphi through a par value rights offering, warrants exercisable for six months following the Debtors’ emergence from chapter 11 to purchase shares of New Common Stock of Reorganized Delphi, and warrants exercisable for five years following the Debtors’ emergence from chapter 11 to purchase shares of New Common Stock of Reorganized Delphi.
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     As noted above, certain recoveries under the Plan are premised on the participation in Rights Offerings that will be conducted after confirmation of the Plan and a registration statement is declared effective by the SEC. Holders of general unsecured claims and securities litigation claims will have the ability to purchase through the exercise of transferable rights, 41,026,310 shares of the New Common Stock of Reorganized Delphi at a price per share of $38.39, which is at a 37.8% discount to Plan equity value of $61.72 (the “Discount Rights Offering”). The Discount Rights Offering will include oversubscription rights, which will allow holders of Discount Rights that have exercised the rights the opportunity to purchase any New Common Stock that was not subscribed for by other holders of Discount Rights. If holders of Discount Rights and Discount Oversubscription Rights do not fully subscribe for the New Common Stock available in the Discount Rights Offering, the Plan Investors will purchase any remaining shares of New Common Stock at a price of $38.39 per share.
     Holders of Delphi’s existing common stock (as of the Confirmation Hearing Date) will receive their pro rata portion of non-transferable subscription rights to purchase 20,770,345 shares of New Common Stock of Reorganized Delphi, at a price per share of $61.72 (which is the value of the New Common Stock distributed under the Plan to holders of General Unsecured Claims) (the “Par Value Rights Offering”). The Par Value Rights will be issued only to those individuals who are holders of Delphi’s common stock as of the close of business on the date when the Confirmation Hearing commences. The proceeds of the Par Value Rights Offering will be retained by the Debtors, if necessary, to satisfy certain liquidity requirements under their financing arrangements, or will be distributed to certain creditors in place of equity securities of Reorganized Delphi. Appaloosa (and any of the other Plan Investors that have agreed not to participate in the Par Value Rights Offering) will not participate in the Par Value Rights Offering and the Par Value Rights that would otherwise be distributed to such parties pursuant to the Par Value Rights Offering by virtue of their current common stock holdings will be distributed to the other holders of Existing Common Stock.
     Current stockholders of Delphi who may receive, but do not desire to exercise, their non-transferable Par Value Rights can sell their existing shares of Delphi common stock subject to applicable law and realize value by selling their shares. Sale of shares prior to the date the Confirmation Hearing commences will effectively also result in the sale of the Par Value Rights and the right to receive New Warrants. Neither Delphi nor its Board of Directors makes any recommendation with respect to any exercise or sale of shares of common stock. See Section VII.C. — Rights Offerings for additional information regarding the Rights Offerings.
     ~~Each of Delphi and its 41 Affiliate Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan provides for the substantive consolidation of certain of the Debtors’ Estates for voting and distribution purposes only. The Plan contains separate classes and proposes recoveries for holders of Claims against and Interests in the Debtors. After careful review of the Debtors’ current business operations, estimated recoveries in a liquidation scenario, and the prospects of ongoing business, the Debtors have concluded that the recovery to the Debtors’ creditors and equityholders will be maximized by the reorganization of the Debtors as contemplated by the Plan.~~
     Although the Debtors need only to establish that the stakeholders will receive at least as much under the proposed Plan as in a liquidation under chapter 7 of the Bankruptcy Code, the
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Debtors believe that the recoveries provided by the Plan will be significantly better than those realized through a liquidation. Specifically, the Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. According to the valuation analysis prepared by the Debtors’ investment banker and financial advisor, Rothschild, ~~Inc.~~, and the liquidation analysis prepared by the Company, with the assistance of the Debtors’ restructuring and financial advisor, FTI Consulting, Inc., the Debtors believe that the value of the Estates of the Debtors is significantly greater in the proposed reorganization than in a liquidation.
     The effectiveness of the Plan, and thus the consummation of the Plan, is subject to a number of conditions precedent. There can be no assurances that these conditions will be satisfied. In addition, the Debtors have reserved the right to amend or modify the Plan as it applies to any of the Debtors.
~~G. Summary Of Changes To The Plan~~

~~Party~~	~~September 6, 2007 Plan~~	~~Amended Plan~~

~~Plan Investors~~	~~Direct Investment~~
 ~~- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $11.75 billion~~
~~- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $12.80 billion~~
~~- Purchase $175 million of New Common Stock at an assumed enterprise value of $13.9 billion~~	~~Direct Investment~~
 ~~- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.80 billion~~
~~- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $11.80 billion~~
~~- Purchase $175 million of New Common Stock at an assumed enterprise value of $13.0 billion~~

~~GM~~	~~$2.7 billion - $2.7 billion in Cash~~	~~$2.7 billion - $750 million in Cash - $750 million in a second lien note - $1.2 billion in junior convertible preferred stock~~

~~Unsecured Creditors~~	~~Par plus accrued recovery at Plan value  - 80% in New Common Stock valued at $45 per share - 20% in Cash~~	~~Par plus accrued recovery at Plan value  92.4% in New Common Stock valued at $41.58 per share - 7.6% through pro rata participation in the Discount Rights Offering~~
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~~Party~~	~~September 6, 2007 Plan~~	~~Amended Plan~~

~~TOPrS~~	~~Par plus accrued recovery at Plan value - 100% in New Common Stock valued at $45 per share~~	~~Par recovery at Plan value - 92.4% in New Common Stock valued at $41.58 per share - 7.6% through pro rata participation in the Discount Rights Offering~~

~~Existing Common Stockholders~~	~~Par Value Rights - Right to acquire approximately 12,711,111 shares of New Common Stock at a purchase price of $45.00 per share~~	~~Par Value Rightsb - Right to acquire approximately 12,711,111 shares of New Common Stock at a purchase price of $41.58 per share~~

	~~Warrants~~	~~Warrants~~
	~~- Warrants to acquire an additional 5% of New Common Stock at $45.00 per share exercisable for five years after emergence~~	~~- Warrants to acquire $1.0 billion of New Common Stock at $45.00 per share exercisable for six months after emergence~~

~~Direct Distribution~~
~~- 1,476,000 shares of New Common Stock~~

~~Discount Rights~~
~~- Right to purchase 40,845,016 shares of New Common Stock at a purchase price of $38.56 per share~~
H. Summary Of Treatment Of Claims And Interests Under The Plan
     The Plan contains separate classes for holders of Claims against and Interests in the Debtors. As required by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified. The table below summarizes the treatment of certain administrative and priority claims and sets forth the Debtors’ estimates of the amount of Claims that will ultimately be Allowed in each category.
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DIP Claims, Administrative Claims, And Priority Tax Claims

Description	Treatment Under Plan

DIP Claims	DIP Claims consist of the DIP Facility Revolver Claim in the approximate amount of $682 million, the DIP Facility First Priority Term Claim in the approximate amount of $250 million, and the DIP Facility Second Priority Term Claim in the approximate amount of $2.495 billion. Under the Plan the DIP Claim will be paid on the Effective Date in full in Cash.

	Estimated Amount Of Claims:	$3.427 billion
	Percentage Recovery:		100%

Administrative Claims	An administrative claim is a claim for payment of an expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Claims, and certain other Claims. For illustrative purposes, the estimated amounts of Administrative Claims include Cure Claims. Under the Plan and the procedures provided therein, Administrative Claims will be paid in full in Cash in the ordinary course or as otherwise agreed.

	Estimated Amount ~~of~~Of Claims:	~~$~~	~~332~~
$335 million to ~~$700~~705 million plus other Administrative Claims in the ordinary course of business

	Percentage Recovery:		100%
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Description	Treatment Under Plan

Priority Tax Claims	A priority tax claim is a claim for payment of taxes by governmental units as specified in section 507(a)(8) of the Bankruptcy Code. Under the Plan, Priority Tax Claims will be paid (1) equal cash payments, including postpetition interest, over a period not to exceed six years after the assessment of the tax totaling the aggregate amount of the claim, (2) other treatment that is agreed upon between the Debtors and the holder of the priority tax claim, or (3) payment in full in Cash plus postpetition interest.

	Estimated ~~Amount of~~Amount Of Claims: $~~20~~30 million to $~~73~~70 million
	Percentage Recovery:	100%
     The table below summarizes the classification and treatment of the principal prepetition Claims and Interests ~~in~~under the Plan. The classification and treatment for all Classes are described in more detail in Section IX—Summary Of The Reorganization Plan. The table below also sets forth the Debtors’ estimates of the amount of Claims that will ultimately be Allowed in each Class based upon the Debtors’ review of all proofs of claim and schedules not superseded by proofs of claim, and consideration of the provisions of the Plan that affect the allowance of certain Claims.
     The Debtors’ investment banker and financial advisor, Rothschild, performed a valuation of the Reorganized Debtors as a going concern and the New Common Stock based on information and financial projections provided by the Debtors. Rothschild estimated the total enterprise value ~~range~~ of Reorganized Delphi to ~~be~~ range between $11.2 billion and $14.1 billion with a midpoint of approximately $12.7 billion as of December 31, 2007, as discussed more fully in the Valuation Analysis attached hereto as Appendix D. ~~As part of~~For purposes of making distributions under the Plan, ~~and for~~ the ~~purpose~~ equity value of ~~making distributions to allow a par plus accrued at Plan value recovery for holders of general unsecured claims,~~ the Reorganized Debtors, ~~Creditors’ Committee, GM, and Plan Investors, negotiated an agreed deemed value of~~ to be distributed is equal to the ~~reorganized debtors’ equity at $41.58 per share, which amounts to an implied enterprise value of approximately $13.0 billion. The~~Debtors’ total enterprise value ~~is assumed to be $11.8~~of $13.4 billion, less net debt and warrant value of approximately $5.3 billion ~~for purposes of setting the price~~, which results in a distributable equity value of $8.1 billion, or $61.72 per share of New Common Stock ~~for the Discount Rights Offering and for setting the initial~~based on 131,266,410 shares (assuming full conversion ~~price~~of the New Preferred Stock) issued and outstanding as of the ~~new Series B Senior Convertible Preferred Stock, par value $0.01 per share,~~Effective Date (the “Plan Equity Value”). Shares of ~~Reorganized Delphi. For setting~~ New Common Stock sold pursuant to the Discount Rights Offering and ~~the initial conversion price of the new~~ the Series A Senior Convertible Preferred Stock ~~of Reorganized Delphi, par value $0.01 per share, the total enterprise value is assumed~~sold to the Plan Investors will be ~~$10~~purchased at a 37.8 ~~billion~~% discount to the Plan Equity Value. Shares
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of Series B Senior Convertible Preferred Stock sold to the Plan Investors will be purchased at a 31.6% discount to Plan Equity Value.
     The valuation of the Reorganized Debtors and the New Common Stock conducted by Rothschild was based on certain assumptions including, among other things, an assumption that the results projected for the Reorganized Debtors will be achieved in all material respects. No assurance can be given, however, that the projected results will be achieved. To the extent that the valuation assumptions are dependent upon the achievement of the results projected by the Debtors, the valuation assumptions must be considered speculative. The valuation assumptions also consider, among other matters, (i) market valuation information concerning certain publicly-traded securities of certain other companies that are considered relevant, (ii) certain general economic and industry information considered relevant to the business of the Reorganized Debtors, and (iii) such other investigations and analyses as Rothschild deemed necessary or appropriate. The Debtors and Rothschild believe that these valuation assumptions are reasonable.
     The foregoing valuation assumptions are not a prediction or reflection of post-confirmation trading prices of the New Common Stock or any other securities. Such securities may trade at substantially higher or lower prices because of a number of factors, including those discussed in Section X— — General Considerations And Risk Factors To Be Considered. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.
     In addition, for certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. For example, a counterparty to an executory contract that is assumed by the Debtors has the option of electing one of two cure treatments, which may change the amount of administrative claims or general unsecured claims~~, and for~~. For the illustrative estimated amounts, Cure Claims are included in both the Administrative Claim and General Unsecured Claim categories. Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below will actually be realized by the holders of Allowed Claims in any particular Class.
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Classified Claims

Class Description	Treatment Under Plan

Secured Claims	Secured Claims are claims, other than DIP Lender Claims (which are treated as Administrative Claims), that are secured by liens on property in which the Debtors have an interest. Under the Plan, the legal, equitable, and contractual rights of each holder of a Secured Claim will be, at the option of the Debtor, paid in full or be unimpaired and reinstated (which means that the claim holder’s rights will be unaltered by the Plan and that Delphi will cure outstanding payment defaults, if any).

	Estimated Amount ~~of~~Of Claims:	$20 million to $30 million
	Estimated Percentage Recovery:	100%

Flow-Through Claims	A Flow-Through Claim is a claim arising from (1) an Ordinary Course Customer Obligation, (2) an Environmental Obligation (excluding those environmental obligations that were settled or capped during the Chapter 11 Cases (to the extent exceeding the capped amount)), (3) an Employee-Related Obligation (including workers compensation and unemployment compensation claims) asserted by an hourly employee that is not otherwise waived pursuant to the Union Settlement Agreements, (4) any Employee-Related Obligation asserted by a salaried, non-executive employee who was employed by Delphi as of the date of the commencement of the hearing on the Disclosure Statement, (5) any Employee-Related Obligation asserted by a salaried executive employee who was employed by Delphi as of the date of the commencement of the hearing on the Disclosure Statement and has entered into a new employment agreement as described in Article 7.8 of the Plan, and (6) litigation exposures and other liabilities arising from litigation that are covered by insurance, but only in the event that the party asserting the litigation ultimately agrees to limit its recovery to available insurance proceeds, except that all Estate Causes of Action and defenses to any Flow-Through Claim will be fully preserved. Flow-Through Claims will be unimpaired by the Plan and will be satisfied in the ordinary course of Delphi’s business (subject to the preservation and flow-through of all Estate rights, claims, and defenses with respect to the Flow-Through Claims).

	Estimated Percentage Recovery:	Unimpaired
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Class Description	Treatment Under Plan

General Unsecured Claims	General Unsecured Claims include claims arising as a result of trade claims (other than GM’s claims, which are treated below), claims arising from the Delphi’s Senior Notes, TOPrS Claims, and other general unsecured claims that might result from, for example, the rejection of executory contracts or unexpired leases. Delphi cannot predict with certainty the total amount of General Unsecured Claims that ultimately may be allowed. Under the Plan, general unsecured creditors will receive the number of shares of New Common Stock in Reorganized Delphi equal to ~~92.4~~75.5% of ~~the claim~~their claims and the value of discount rights equal to ~~7.6~~24.5% of ~~the claim~~their claims, subject to certain rounding provisions in the Plan. The TOPrS subordination provision will be deemed satisfied pursuant to the Plan, which will provide a recovery of 100% of the principal and accrued prepetition interest to holders of TOPrS claims.

Estimated Amount of Of Allowed Claims:
$3.~~319~~260 billion to $3.~~687~~690 billion plus applicable accrued postpetition interest in the amount of $~~393~~397 million

Estimated Percentage Recovery:
100% of principal and applicable accrued postpetition interest, based on a distribution of New Common Stock at Plan ~~value of $41.58 per share~~Equity Value plus full participation in the Discount Rights Offering
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Class Description	Treatment Under Plan

GM Claims	Delphi and GM are party to two agreements that resolve issues arising from Delphi’s Separation from GM and address matters in Delphi and GM’s ongoing relationship. The Plan serves as a motion to approve those agreements. Under the Plan, for good and valuable consideration provided by GM under the Delphi-GM Definitive Documents, and in full settlement and satisfaction of the GM Claims, GM will receive all consideration set forth in the Delphi-GM Definitive Documents, including, without limitation, (1) $1.2 billion (in liquidation amount) in junior preferred securities, (2) $1.5 billion, of which at least $750 million will be in ~~cash~~Cash and the remainder will be in a second lien note with market terms, (3) retention of the GM Surviving Claims as provided for in section 4.03 of the Settlement Agreement, (4) the effectuation of the IRC Section 414(l) assumption as provided for in section 2.03 of the Settlement Agreement, and (5) the releases as provided for in sections 3.01, 4.02, and 4.03 of the Settlement Agreement.

	Amount ~~of~~Of Allowed Claim:	Agreed Compromise
	Estimated Percentage Recovery:	Agreed Compromise
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Class Description	Treatment Under Plan

Section 510(b) Note Claims	Section 510(b) Note Claims arise from the securities actions consolidated in the multi-district litigation pending in the United States District Court for the Eastern District of Michigan and include claims asserted by current or former holders of the Senior Notes and TOPrS for damages or rescission in connection with the purchase or sale of those securities. Pursuant to the terms of the Securities Settlement (which resolves the claims and causes of action asserted by holders of Section 510(b) Note Claims and Section 510(b) Equity Claims), holders of Section 510(b) Note Claims and Section 510(b) Equity Claims will receive an Allowed Claim valued at $204 million. The Debtors will make a distribution of New Common Stock and Discount Rights, in the same proportion as the distribution of New Common Stock and Discount Rights made to holders of General Unsecured Claims, to fund that portion of the Securities Settlement reflecting the $204 million Allowed Claim, which will be divided between the Section 510(b) Note Claims and the Section 510(b) Equity Claims according to the Securities Settlement approved by the MDL Court. If any holder of a Section 510(b) Note Claim opts out of the Securities Settlement, and that holder has filed a claim that is ultimately allowed in the Chapter 11 Cases, then the holder of the Allowed Section 510(b) Opt Out Note Claim will receive a distribution, from the Securities Settlement, of New Common Stock and Discount Rights equal to the amount of the Allowed Section 510(b) Opt Out Note Claim in the same proportion as the distribution of New Common Stock and Discount Rights made to holders of General Unsecured Claims.

Estimated Recovery:
Allocated share of $204 million Allowed Claim

Estimated Percentage Recovery:
Agreed compromise which amounts to 100% recovery of principal amount of Allowed Claim at Plan value.
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Class Description	Treatment Under Plan

Intercompany Claims	An Intercompany Claim is a claim by Delphi or one or more of its affiliates against other Delphi affiliates on account of various matters incurred in the ordinary course of business. Under the Plan, at the option of Delphi with certain exceptions, Intercompany Claims will either be reinstated and treated in the ordinary course of business or eliminated, except that Intercompany Claims among Debtors that will be substantively consolidated as a Debtor group will be eliminated. The ultimate disposition of Intercompany Claims will be based upon business planning reasons of Reorganized Delphi and will not affect distributions to other creditors under the Plan.

	Estimated ~~AmountOf~~ Amount Of Claims:	N/A
	Estimated Percentage Recovery:	N/A

Existing Common Stock	Delphi’s Existing Common Stock will be canceled on the Effective Date. Each Holder of Delphi’s Existing Common Stock will receive a pro rata distribution of six-month warrants to purchase ~~for $45.00 per share~~ an additional $1.0 billion of New Common Stock of Reorganized Delphi, ~~and non-transferable par value rights to purchase up to 12,711,111~~ at an 8.2% premium to Plan Equity Value, five-year warrants to purchase 6,908,758 shares of ~~the~~ New Common Stock of Reorganized Delphi ~~for~~(which comprises 5% of the fully diluted shares of Reorganized Delphi) at a ~~price of $41.58 per share~~32.4% premium to Plan Equity Value, and non-transferable par value rights to purchase up to 20,770,345 shares of the New Common Stock of Reorganized Delphi at Plan Equity Value.

	Estimated Recovery:	$~~69~~190 Million
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Class Description	Treatment Under Plan

Section 510(b) Equity Claims	Section 510(b) Equity Claims arise from the securities actions consolidated in the MDL and include claims by current or former holders of Delphi’s existing common stock for damages or rescission in connection with the purchase or sale of the common stock. Pursuant to the terms of the Securities Settlement (which resolves the claims and causes of action asserted by holders of Section 510(b) Note Claims and Section 510(b) Equity Claims), holders of Section 510(b) Note Claims and Section 510(b) Equity Claims will receive an Allowed Claim valued at $204 million. The Debtors will make a distribution of New Common Stock and Discount Rights, in the same proportion as the distribution of Cash and New Common Stock made to holders of General Unsecured Claims, to fund that portion of the Securities Settlement reflecting the $204 million Allowed Claim, which will be divided between the Section 510(b) Note Claims and the Section 510(b) Equity Claims according to the Securities Settlement approved by the MDL Court. If any holder of a Section 510(b) Equity Claim opts out of the Securities Settlement, and that holder has filed a claim that is ultimately allowed in the Chapter 11 Cases, then ~~the~~such holder of the Allowed Section 510(b) Opt Out Equity Claim will receive a distribution, from the Securities Settlement, of New Common Stock and Discount Rights equal to the amount of the Allowed Section 510(b) Opt Out Equity Claim in theme proportion as the distribution of New Common Stock and Discount Rights made to holders of General Unsecured Claims.

Estimated Recovery:
Allocated share of $204 million Allowed Claim

Estimated Percentage Recovery:
Agreed compromise which amounts to 100% recovery of principal amount of Allowed Claim at Plan value.
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Class Description	Treatment Under Plan

Section 510(b) ERISA Claims	Section 510(b) ERISA claims arise from the alleged failure of certain defendants to exercise their fiduciary duties in administering certain retirement plans’ investments in Delphi common stock. The ERISA based claims have been consolidated in the MDL. Pursuant to the terms of the ERISA Settlement, holders of Section 510(b) ERISA Claims will receive a claim valued at $24.5 million. The Debtors will make a distribution of New Common Stock and Discount Rights, in the same proportion as the distribution of New Common Stock and Discount Rights made to holders of General Unsecured Claims, to fund a portion of the ERISA Settlement, which will be distributed according to the plan of allocation approved by the MDL Court.

Estimated Recovery:
Allocated share of $24.5 million Allowed Claim

Estimated Percentage Recovery:
Agreed compromise which amounts to 100% recovery of principal amount of Allowed Claim at Plan value

Other Interests	Other Interests consist of all options, warrants, call rights, puts, awards, or other agreements to acquire existing Delphi common stock. Under the Plan, all Other Interests will be cancelled and holders of Other Interests will not receive a distribution under the Plan on account of such Other Interests.

	Percentage Recovery:	0%

Interests In Affiliate Debtors	Interests in affiliate debtors consist of any other stock, equity security, or ownership interest in any affiliate Debtor. Under the Plan, interests in affiliate ~~debtors~~Debtors will not be impaired or cancelled by the Plan.

	Estimated ~~Amount of~~Amount Of Interests:	N/A
	Estimated Percentage Recovery:	N/A
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     THE DEBTORS ~~AND THE CREDITORS’ COMMITTEE~~ BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AS APPLICABLE. EACH OF THE DEBTORS STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN. ~~THE CREDITORS’ COMMITTEE RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.~~
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Counsel for the Exit Lenders
~~[•]~~
Simpson Thacher & Bartlet LLP
425 Lexington Avenue
New York, NY 10017-3954
Att’n: Kenneth S. Ziman
Plan Investors
A-D Acquisition Holdings, LLC
c/o Appaloosa Management L.P.
26 Main Street
Chatham, New Jersey 07928
~~Facsimile: (973) 701-7055~~
Att’n: James E. Bolin
with a copy to counsel:
White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard, Suite 4900
Miami, Florida 33131-2352
~~Facsimile: (305) 358-5744/5766~~
Att’n: Thomas E. Lauria
Michael C. Shepherd
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036-2787
~~Facsimile: (212) 354-8113~~
Att’n: Gerard H. Uzzi
Glenn M. Kurtz
Douglas P. Baumstein
Counsel for General Motors Corporation
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Att’n: Jeffrey L. Tanenbaum
Michael P. Kessler
Robert J. Lemons

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

     To complete its Transformation Plan, Delphi identified five key areas for change as illustrated below.

Labor
Modify the Company's labor agreements to create a competitive arena in which to conduct business
GM
Conclude negotiations with GM to finalize GM's financial support for certain of the Debtors' legacy and labor costs and ascertain GM's business commitment to the Company
DELPHI
Transformation Plan
Pension
Devise a workable solution to the Company's pension funding situation
Product Portfolio And Manufacturing Footprint
Streamline the Company's product portfolio to capitalize on world-class technology and market strengths and make the necessary manufacturing alignment with its new focus
Cost Structure
Transform the Company's salaried workforce and reduce general and administrative expenses to ensure that the Company's organizational and cost structure is competitive and aligned with its product portfolio and manufacturing footprint

     Delphi has made significant progress in achieving the objectives of its Transformation Plan and is now poised to emerge from chapter 11. First, Delphi has negotiated amended collective bargaining agreements with its Unions that should make Delphi more competitive in its U.S. operations. Second, Delphi has entered into comprehensive settlement and restructuring agreements with GM, a key objective in these Chapter 11 Cases. Third, with respect to its product portfolio and manufacturing facility realignment, Delphi has made substantial progress in identifying and beginning to divest or wind down those facilities and business lines that are not within Delphi’s future plans. Fourth, Delphi is implementing important cost savings in its organizational cost structure and rationalization of its salaried workforce to competitive levels that will allow it to emerge from chapter 11 much leaner and in a better competitive position. Fifth, Delphi has received favorable pension funding waivers from the IRS and ~~expects to receive~~received additional waivers related to freezing its pension plans which, combined with the transaction under the Internal Revenue Code of 1986 (the “IRC”), Section 414(l) and Section 208 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001-1461 (“ERISA”), and adequate debt financing and equity infusions, will allow Delphi to fund its pension plans upon emergence from chapter 11. As a result of its progress in achieving the goals

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

Committee’s prior Rule 2004 motion in the Bankruptcy Court. The Debtors did not otherwise have access to documents solely within GM’s custody and control.
     Based on the factual information discovered through their ongoing investigations, the Debtors’ professionals analyzed the legal strengths and weaknesses of the GM Claims and Defenses. Although the Debtors concluded that some of the GM Claims and Defenses are colorable, inasmuch as the known facts may support certain legal causes of action, the Debtors also concluded that other purported claims and causes of action may not be supported by the facts. Moreover, the Debtors further concluded that for the potential causes of action that may be supported by the facts, GM may have available to it certain substantial complete or partial legal defenses to those claims or causes of action, including, among others, defenses based on applicable statutes of limitations. Furthermore, as part of the Debtors’ overall assessment of the GM Claims and Defenses, the Debtors, through their professionals, also estimated the economic damages that might be recoverable through the GM Claims and Defenses. Here again, the Debtors determined that, although certain causes of action may give rise to economic damages, GM may also have substantial factual defenses to the recovery of such economic damages. The Statutory Committees disagree with the Debtors’ assertions in this paragraph, although the Creditors’ Committee ~~supports~~supported the settlement ~~that the Debtors and GM have reached~~on September 6, 2007.
     In sum, although the potential economic recovery to the Debtors from the GM Claims and Defenses may be significant in absolute terms, the Debtors have concluded that any such recovery carries with it a risk of significant uncertainty in light of the potential factual and legal defenses available to GM, as well as the inherent risk of uncertainty that would accompany such a substantial litigation matter. Moreover, the pursuit of the GM Claims and Defenses in a manner adversarial to GM is, without question, mutually exclusive of GM’s substantial consensual support of the Debtors’ reorganization and transformation efforts as currently contemplated in the Plan, including GM’s support for the resolution of Delphi’s legacy union labor obligations, as well as GM’s support of the Debtors’ business through ongoing commercial relationships. Similarly, the pursuit of the GM Claims and Defenses in a manner adversarial to GM would likely result in litigation that would take years to resolve, during which time the ~~Debtor’s~~ Debtors’ ability to exit successfully from ~~its~~their chapter 11 reorganization and operate as a competitive enterprise would be much more uncertain. Based on all of the Debtors’ own investigation and analysis, as well as the input provided by the Debtors’ Statutory Committees, it is the Debtors’ judgment that the consensual resolution of the GM Claims and Defenses as contemplated in the Plan is in the best interests of the Debtors’ Estates and is clearly superior to any alternative under which the Debtors would seek to pursue the GM Claims and Defenses through proceedings adversarial to GM.
2. Global Settlement Agreement And Master Restructuring Agreement With GM
     As discussed above, the Debtors and GM have an extensive commercial relationship and an intertwined corporate and organizational history which has given rise to certain alleged claims and causes of action by each of Delphi and GM against the other. Pursuant to the Debtors’ Plan, and subject to the requirements of Bankruptcy Rule 9019, the Debtors and GM have determined to settle various disputes and compromise certain claims as provided by two principal

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

named persons or entities, and only in their aforementioned capacities, such person’s or entity’s Affiliates, current and former principals, officers, directors, agents, employees, advisors, and representatives (including any attorneys, financial advisors, investment bankers, and other professionals retained by such persons or entities), in their capacities as such, but shall not include the Delphi-Related Parties, the Delphi Affiliate Parties, the UAW Releasing Parties, the IUE-CWA Releasing Parties, the USW Releasing Parties, the IAM Releasing Parties, the IBEW Releasing Parties, the IUOE Releasing Parties, and the Non-Represented Employees Releasing Parties.
(2) Surviving Claims
     The releases provided for in the Settlement Agreement shall not apply to certain Surviving Claims as expressly set forth in the Settlement Agreement and identified as the Delphi Surviving Claims and the GM Surviving Claims.
(3) Consideration To Be Received By GM
     The Settlement Agreement provides that, on the Effective Date, and pursuant to the Plan, Delphi shall provide the following consideration to GM (collectively, and together with the releases to be provided to the GM Related Parties pursuant to the Settlement Agreement, the “Consideration”): (i) $1.5 billion in a combination of at least $750 million in cash and the remainder in a second lien note (the “GM Note”) with the amount of such cash and the terms of the GM Note established as set forth in Exhibit F of the Settlement Agreement; provided, however, that terms other than those set forth in Exhibit F of the Settlement Agreement and the form of the GM Note must be satisfactory to GM to the extent that such terms (it being understood that none of the terms on Exhibit F of the Settlement Agreement may be changed without GM’s written consent) or form would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement, and (ii) $1.2 billion (as such amount may be reduced in accordance with the term of section 7.15(b) of the Plan) in junior preferred convertible stock with the terms set forth in Exhibit G of the Settlement Agreement; provided, however, that terms other than those set forth in Exhibit G of the Settlement Agreement and the form of the certificate of designation of the junior preferred convertible stock must be satisfactory to GM to the extent that such terms (it being understood that none of the terms on Exhibit G of the Settlement Agreement may be changed without GM’s written consent) or form would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement.
     The Consideration to be received by GM under the Settlement Agreement and the survival of the GM Surviving Claims shall be in (i) satisfaction of all claims asserted or assertable under sections 501, 502, 503, 506, and 507 of the Bankruptcy Code or otherwise by

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

related to the construction, interpretation, or enforcement of the Settlement Agreement and the Restructuring Agreement; and provided further that the jurisdiction of the Bankruptcy Court over all matters related to the Settlement Agreement and the Restructuring Agreement shall terminate upon the fourth anniversary of the Effective Date. Furthermore, each Party agrees to waive any objection based on forum non conveniens.
(3) Dispute Resolution
     In the event a Settlement Dispute arises among the Parties, upon the written request of either Party, such Settlement Dispute shall be referred to the Director of Business Development at GM and the Finance Director of Automotive Holdings Group or the Director, Strategic Planning at Delphi (at Delphi’s discretion) for resolution in good faith. In the event that GM’s Director of Business Development and Delphi’s Finance Director of Automotive Holdings Group or the Director, Strategic Planning are unable to resolve such dispute, such Settlement Dispute shall be referred, at either Party’s written request, to the Assistant Treasurer of GM and the Assistant Treasurer or Treasurer of Delphi (at Delphi’s discretion). If within ten days after such referral, GM’s Assistant Treasurer and Delphi’s Assistant Treasurer or Treasurer are unable to resolve the Settlement Dispute, the Settlement Dispute may be elevated by either Party to GM’s Treasurer or Chief Financial Officer (at GM’s discretion) and Delphi’s Chief Executive Officer or Chief Financial Officer (at Delphi’s discretion) for resolution. To the extent that the job title of any of the foregoing positions is changed, this provision shall be deemed to apply to such successor title or, if the position is eliminated or vacated, to the job title of the party taking over the responsibility of the eliminated or vacated position.
(4) Effects Of Plan ~~And EPCA~~ , Investment Agreement Amendments, And Settlement Agreement Amendment Termination
     Notwithstanding anything contained in the Settlement Agreement, the Parties agree that amendments to be made to the Plan or the Investment Agreement in the form (other than immaterial and non-substantive changes) of the drafts of the amendment to the Plan filed with the Bankruptcy Court on ~~October 29~~or about November 14, 2007 and the Investment Agreement amendment filed with the Bankruptcy Court on ~~October 29~~or about November 14, 2007, shall not result in the non-satisfaction of the condition set forth in Section 6.01(c) of the Settlement Agreement or in the triggering of the termination right set forth in Section 7.03(b) of the Settlement Agreement.
     In the event that the Proposed Investment Agreement Amendment (as defined below) has not been signed by all parties to the Investment Agreement by December 21, 2007 (or the Bankruptcy Court order approving such amendment has not been entered and become final by January 11, 2008), the amendment to the Settlement Agreement shall, upon notice by either party, be null and void.
(b) Master Restructuring Agreement
     The Restructuring Agreement is intended to govern certain aspects of Delphi and GM’s commercial relationship following the Effective Date. The Restructuring Agreement addresses,

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

Upon a change in control, all outstanding time-based equity awards will vest. In addition, it is contemplated that any performance-based equity awards will vest upon a sale of more than 50% of the Company’s then-outstanding shares or upon a sale of all or substantially all of the assets of the Company if certain targets relating to internal rate of return are achieved in connection with such sale. Any performance-based cash awards will be paid on a pro-rata basis based on the greater of the target award and actual performance. If upon a change in control the consideration paid to holders of shares of the Delphi’s common stock is solely cash, the Compensation Committee may provide that each award will be cancelled in exchange for a cash payment.
     The initial target grant of equity under the Long-Term Incentive Plan will be awarded for Bands A through C in stock options, ~~shares of~~ restricted stock units, cash, or a combination thereof and for Bands D and above, including DSB Members, one-half in ~~shares of~~ restricted stock units and the other half in stock options. Further, one-half of the restricted stock units and options awarded will be time-vested and one-half will be performance-vested. The initial target grant will cover an 18-month period ~~where~~during which no further awards will be made ~~during this time~~ (other than for an executive’s promotion). For certain executives, the initial target grant of equity will be supplemented with an additional one-time grant of equity awards to maintain their overall compensation levels at the median of competitive market practice considering the modifications being made to the supplemental retirement plans (as discussed under the New SERP and Salaried Retirement Equalization Savings Program sections below). The estimated lifetime total value of the supplemental grants is expected to be approximately $11.5 million. The aggregate long-term incentive opportunity, on an annualized basis, for all DSB Members and Bands A through F is estimated to be approximately $80 million. This amount represents the total estimated value of the service-vested equity awards and performance-based equity awards, assuming target performance levels are achieved. As agreed to between Delphi and ADAH, the long-term incentive plan assumes that 10% of the available shares of Delphi’s fully diluted common stock will be reserved for future annual grants to executives, including but not limited to the initial target grant of equity. The initial target grant of equity that will be made as of the Effective Date is expected to constitute approximately 3% of the available shares of Delphi’s fully diluted common stock.
(v) Chapter 11 Effective Date Executive Payments
     As part of the overall total compensation program approved in 2005 by the Compensation Committee for DSB Members and in Bands A through F, the Company determined that long-term incentive performance opportunities should be paid on the Effective Date of the Plan in an amount equivalent to approximately 80% of an individual employees’ 2004 long-term incentive performance target (as subsequently adjusted in some cases by the Compensation Committee) for a period equivalent to 18 months even if the chapter 11 reorganization took longer than 18 months to complete. (The Debtors currently estimate the period from the Filing Date to the Effective Date to be approximately 28 months.)
     During the ~~chapter~~Chapter 11 ~~cases~~Cases, certain outstanding long-term incentive awards that were granted pre-petition with post-petition vesting cycles were thereafter cancelled and executives were not awarded any new grants during the post-petition period. In addition, the Debtors determined during the ~~chapter~~Chapter 11 ~~cases~~Cases not to seek separate approval by

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

•	the financial effect of exiting non-core business operations and refocusing efforts on core product lines;

•	decreasing volumes of business from GM as the transformation of Delphi’s portfolio causes certain business lines to be divested or wound-down, resulting in less GM business and a correlating smaller share of overall Delphi revenues;

•	the reduction of SG&A expenditures;

•	the reduction of material costs as a result of continuing materials cost management initiatives; and

•	funding of U.S. pension plans upon emergence from chapter 11.
     During the Business Plan development process, as Delphi made progress on each of the Transformation Plan goals, the impact of these accomplishments on the Business Plan was reevaluated and, where appropriate, new assumptions were reflected in the Business Plan. Two of the largest adjustments to the Business Plan came from the renegotiation of Delphi’s labor agreements and the Settlement Agreement and Restructuring Agreement.
     Recently, as a result of increased costs for such products as copper, oil and resin-based products, the Business Plan contemplates lower prices than those currently available in the market. If these prices remain at their current levels, they could result in a negative impact to the Company’s operating results.
C. Outlook From The Business Plan
     Delphi’s financial projections for 2007-2011 are attached hereto as Appendix C. The Business Plan projects that in 2008, revenue will decline as Delphi continues to exit certain of its product lines as part of the portfolio transformation. This is expected to be substantially completed by the end of 2008, and thereafter revenue increases in the remaining years of the plan by a compound annual growth rate of 6.3%. In the later years of the Business Plan, it is expected that margins will increase to industry-competitive levels as Delphi expands its current business lines and grows into new markets. The chart below outlines key metrics projected for the mid-year of the Business Plan as compared to the 2004-2006 average for such items.
2009 Key Metrics Comparison

	2009	2004-2006 Average
Revenue
GM	26.9%	48.7%
Non-GM	73.1%	51.3%
Material % to Sales	52.6%	54.8%
Manufacturing % to Sales	17.6%	30.7%
Engineering % to Sales	8.7%	7.9%
Gross Margin %	17.2%	2.3%
SG&A* % to Sales	5.8%	5.8%
Operating Income	5.3%	-9.0%

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

2. Revised Capital Structure
     Delphi has also adjusted its Business Plan to reflect the revised capital structure of Reorganized Delphi and revisions to the currency used for the payment of claims under the Plan, which affect certain of the assumptions underlying the Business Plan.
     First, in developing the Business Plan, it was anticipated that Reorganized Delphi would have new long-term debt including a $1.6 billion asset-based revolving facility, a $5.6 billion exit term loan, and $1.5 billion in unsecured notes. When the capital structure of Reorganized Delphi was revised based on market conditions in the third and fourth quarters of 2007 and Effective Date cash distributions under the Plan were reduced, the amount, structure, and interest rates on that debt also changed. Thus, the Company amended its assumptions to reflect a $3.7 billion exit term loan, a $1.9 billion reduction. In addition, the assumptions were modified to replace $1.5 billion in unsecured notes with $1.5 billion in second lien notes, of which up to $750 million will be placed with GM. Assumptions regarding the $1.6 billion asset-based revolving facility remained unchanged. Accordingly, the Business Plan reflects a decrease in net debt.
     Second, the change in the currency of distributions provided to various stakeholders under the Plan resulted in reduced cash distributions at the Effective Date, which affected the Company’s assumptions regarding cash flow. Because the Plan now calls for a reduction in cash distributions, the Business Plan reflects an increase in cumulative cash flow during 2008-2011.
VII. PLAN INVESTOR AND EXIT FINANCING ARRANGEMENTS
     The Debtors are in the process of arranging for exit financing, comprised of several components, which they believe will enable them to honor their obligations under the Plan and transition out of bankruptcy and into successful operation post-emergence. The elements of the exit financing include up to $2.55 billion in equity investments through the Discount Rights Offering and the transactions contemplated by the Investment Agreement, defined below, and debt financing ~~sufficient to meet Reorganized Delphi’s obligations under the Plan~~consisting of a $1.6 billion asset-based revolving loan facility, $3.7 billion of first-lien funded financing, and ~~capital needs going forward after emergence from chapter 11.~~
     ~~Although negotiations for the debt portions of the exit financing are~~second-lien funded financing in the ~~nascent stages, the~~ amount of $1.5 billion, of which up to $750 million will be placed with GM.
     The equity investments memorialized in the Investment Agreement are the product of efforts that began with the negotiation of the Original EPCA discussed in Section ~~V.C~~V.C — The Framework Discussions above. [As discussed more fully below, the Bankruptcy Court recently approved the Debtors’ motion for authorization to enter into a “commercially reasonable best efforts” agreement with JPMorgan Securities Inc., JPMorgan Chase Bank, N.A., and Citigroup Global Markets Inc. to arrange for a syndicate of lenders to provide the financing.]

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

further force and effect. On July 9, 2007, Delphi publicly disclosed that it had terminated the Original EPCA and the PSA, and that it expected to enter into new framework agreements at some point in July 2007.
B. The Investment Agreement
     1. Events Leading To Formation And Approval Of The Investment Agreement
     In late June and early July, while the Debtors were negotiating the potential amendments to the Original EPCA and PSA, the Debtors received an amended draft of the Original EPCA from Appaloosa and a draft of a potential investment agreement from Highland. Through a series of meetings and negotiating sessions during the first two weeks of July, the Debtors developed a set of competing investment proposals from the Plan Investors, led by Appaloosa and Highland, both of which were reviewed by Delphi’s Board of Directors on July 16-17, 2007. In its review, the Board evaluated presentations by Delphi’s management and legal and financial advisors comparing and contrasting the proposals, and weighed the costs and benefits of proceeding with several courses of action. In addition, the Board delegated authority to a special committee which met further to decide which proposal to accept.
     On July 18, 2007, Delphi announced that it had accepted a new proposal for an equity purchase and commitment agreement (the Investment Agreement) with A-D Acquisition Holdings, LLC (“ADAH”), Harbinger Del-Auto Investment Company, Ltd., Merrill Lynch, UBS, Goldman, Sachs & Co., and Pardus DPH Holding LLC (the “Plan Investors”). ADAH is an affiliate of Appaloosa Management L.P. Appaloosa was founded in 1993 and is a privately owned fund sponsor that manages hedge funds for clients including individuals, foundations, universities, and others. It invests in public equity, fixed income, and hedging markets, with a focus on equities of distressed companies, bonds, exchange warrants, options, and futures. Appaloosa is based in Chatham, New Jersey and is a general partner of Appaloosa Investment Limited Partnership I. Based on information filed in SEC Schedules 13D, reviewed by the Debtors as of November 8, 2007, the Plan Investors’ holdings of existing Delphi common stock are as follows: Appaloosa Management L.P. and its related entities beneficially own 52,000,000 shares, Harbinger Capital Partners Master Fund I, Ltd. and its related entities beneficially own 26,450,000 shares, Merrill Lynch, Pierce, Fenner & Smith Incorporated beneficially owns 1,482,206 shares, Pardus Special Opportunities Master Fund L.P. and its related entities beneficially own 26,400,000 shares, UBS Securities LLC beneficially owns 4,419,294 shares, and Goldman, Sachs & Co. beneficially owns 14,892,921 shares. In addition, based on a pleading filed pursuant to Bankruptcy Rule 2019 by White & Case LLP on June 6, 2006, Appaloosa, Harbinger, and certain other non-Plan Investor entities held individual claims which, in the aggregate, exceeded $285.43 million on account of their respective ownership of debt securities issued by the Debtors.
     On the same date, with the support of GM and the Statutory Committees, the Debtors filed a motion (the “Delphi-Appaloosa Investment and Plan Framework Motion”) for an order authorizing and approving the Investment Agreement. On July 19, 2007, the Bankruptcy Court entered an Order To Show Cause Why Motion For Order Authorizing And Approving Delphi-Appaloosa Equity Purchase And Commitment Agreement Pursuant To 11 U.S.C. §§ 105(a),

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

•	any acquisition of or investment in any other Person having a value in excess of $250 million in any twelve-month period.
     Rather than advancing a separate plan framework support agreement following the structure of the terminated PSA, the Investment Agreement itself outlines Delphi’s proposed framework for a plan of reorganization, which includes distributions to be made to creditors and shareholders, the treatment of GM’s claims, and the corporate governance of the reorganized Company.
3. Amendment To The Investment Agreement
     ~~During the month of October, the Debtors negotiated an amendment to the Investment Agreement as a result of anticipated changes to the September 6 Plan and the passage of time. Provisions of the Investment Agreement were amended to reflect changes to the Discount Rights Offering and the issuance of Series C Preferred Stock to be issued to GM. In addition, a number of provisions in the Investment Agreement were amended to reflect events that occurred since the previous amendment was approved on August 2, 2007. Certain covenants and related conditions and termination rights were amended to provide greater certainty to the consummation of the transaction. For example, the amendment to the Investment Agreement eliminates certain covenants regarding the delivery and approval of documents that have already been delivered and finalized, such as the Plan and Disclosure Statement, a disclosure letter, the GM Definitive Documents, and the Union Settlement Agreements, while maintaining approval rights over amendments to those agreements and documents. In addition, the amendment to the Investment Agreement extends the timeframe by which the HSR filings are to be made and the dates for which agreements for certain key documentation must be reached.~~
     On October 30, 2007, Delphi announced it filed with the Bankruptcy Court a motion seeking approval of a proposed amendment to the Investment Agreement. Conditions to the effectiveness of the Investment Agreement amendment contained in the proposal letter were not satisfied, however, and the proposed amendment was not executed. On November 14, 2007, Delphi announced it had reached a restated amendment to the Investment Agreement with the Plan Investors (the “Proposed Investment Agreement Amendment”). Execution of the Proposed Investment Agreement Amendment is subject to the satisfaction of various conditions set forth in a proposal letter, including Bankruptcy Court approval and Delphi not having received notice by November 21, 2007 that this Disclosure Statement is not reasonably satisfactory to ADAH (it being understood that the inclusion in this Disclosure Statement of information with respect to Delphi or its subsidiaries not previously disclosed to ADAH (other than immaterial and non-substantive information and information not adverse to the Plan Investors) shall be a reasonable basis to object).
          The Proposed Investment Agreement Amendment, if executed, would revise a number of provisions in the Investment Agreement to reflect events and developments since August 3, 2007 including delivery of a revised and supplemented disclosure letter by Delphi, delivery of a revised business plan by Delphi, delivery of a best efforts financing letter, updates and revisions to representations and warranties, the Union Settlement Agreements, and the execution and amendment of the Settlement Agreement and Restructuring Agreement. The Proposed Investment Agreement Amendment would amend provisions of the Investment

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

Agreement relating to the Discount Rights Offering (including the replacement of existing common stockholders with unsecured creditors and the provision of oversubscription rights) and reflect the issuance of Series C Preferred Stock to be issued to GM. In addition, the Proposed Investment Agreement Amendment no longer outlines Delphi’s proposed framework for a plan of reorganization and, except for corporate governance matters, relies upon the Plan for that function.
          The Proposed Investment Agreement Amendment, if executed, would remove or narrow the scope of certain conditions to closing to provide greater certainty to the consummation of the transaction, including the no-strike condition and the capitalization condition to reduce the net debt required for the Company on the closing date. In addition, the Proposed Investment Agreement Amendment would exclude from the condition relating to the approval of material investment documents, numerous documents which have already been delivered by Delphi to the Investors. Certain conditions to closing, however, would be added by the Proposed Investment Agreement Amendment, such as those requiring (a) that the Company have undrawn availability of $1.4 billion under the asset backed revolving loan facility (subject to certain exclusions) and (b) that scheduled PBGC liens be withdrawn.
C. Rights Offerings
     ~~Pursuant to the Investment Agreement, the Company has agreed to conduct~~The Company will conduct two Rights Offerings: the Discount Rights Offering and ~~pursuant to~~ the ~~Plan, the Company will conduct a~~ Par Value Rights Offering. Pursuant to the Discount Rights Offering, holders of General Unsecured Claims, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims as of the date the Confirmation Hearing commences, (the “Rights Offering Record Date”)”), or transferees receiving such holders’ Discount Rights, will receive ~~non-~~transferable Rights to purchase up to approximately ~~$1.575 billion of~~41,026,310 shares of the New Common Stock of Reorganized Delphi at an exercise price of $~~34.98~~38.39 per share, a 37.8% discount to ~~the negotiated Plan value~~Plan Equity Value. The holders of General Unsecured Claims will also receive the right to purchase any unsubscribed Rights not otherwise exercised in the Discount Rights Offering. at an exercise price of $38.64 per share, with the $.25 premium for exercise of oversubscription rights going to holders who did not elect to exercise or transfer their Discount Rights.
     Pursuant to the Par Value Rights Offering, Delphi’s common stockholders at the Rights Offering Record Date will receive non-transferable Rights to purchase up to ~~12,711,111~~20,770,345 shares (valued at approximately $~~529 million~~1.3 billion) of New Common Stock of Reorganized Delphi at an exercise price of $~~41.58~~61.72, the negotiated Plan value of New Common Stock. ~~The shares of New Common Stock underlying~~Of the Rights distributed in the Par Value Rights Offering ~~are~~, 611,754 represent shares that would otherwise be distributable to Appaloosa and 6,386,718 represent shares that would otherwise be ~~issued~~distributable to the UAW, the IUE-CWA, the USW, and the holders of General Unsecured ~~Creditors and Appaloosa.~~
     ~~The Rights Offerings will commence following confirmation of the Plan and conclude on a date that is approximately 30 days thereafter~~Claims.

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

     The Plan Investors have committed, on the terms and subject to the conditions of the Investment Agreement, to purchase any shares of New Common Stock that were offered through the Discount Rights Offering to eligible holders, but whose rights were not properly exercised in the initial offering or through the exercise of oversubscription rights. In the event that no Discount Rights are exercised, the Plan Investors, through this backstop commitment, would purchase all of the unsubscribed shares for approximately $1.575 billion.
~~(a)~~1. Eligibility For Participation In Rights Offerings
     Each holder of a General Unsecured Claim, Section 510(b) Note Claim, Section 510(b) Equity Claim, and Section 510(b) ERISA Claim, as of the Rights Offering Record Date, or transferees receiving such holder’s Discount Rights will be entitled to participate in the Discount Rights Offering. The Discount Rights will be freely transferable.
     Each holder of Existing Common Stock as of the Rights Offering Record Date will be entitled to participate in the Par Value Rights Offering. The Rights Offering Record Date will be the date on which the Confirmation Hearing commences.
~~(b)~~2. Issuance Of Rights
     The Rights will be issued after (i) the Bankruptcy Court has confirmed the Debtors’ Plan and (ii) the SEC declares ~~the Registration Statement~~a registration statement for the Rights Offerings effective. ~~Holders that hold shares of~~ Existing Common Stock holders that hold their shares through a brokerage account, bank, or other nominee will not receive an actual rights certificate. If a holder wishes to obtain a separate rights certificate, the holder should promptly contact its broker, bank, or other nominee and request a separate rights certificate. It will not be necessary to have a physical rights certificate to elect to exercise Rights.
     In the Discount Rights Offering, holders of ~~allowed~~ General Unsecured Claims, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims on the Rights Offering Record Date will receive Rights to purchase ~~45~~41,026,~~801~~310 shares of New Common Stock. ~~These rights~~Discount Rights will ~~not~~ be transferable. The Rights will entitle holders to purchase New Common Stock for $~~34.98~~38.39 per share.
     In the Par Value Rights Offering, holders of Existing Common Stock on the Rights Offering Record Date will receive Rights to purchase up to ~~12,711,111~~20,770,345 shares in the aggregate of New Common Stock (valued at approximately $~~529 million), which would otherwise be issued to Unsecured Creditors and Appaloosa. These rights will not be transferable. These Rights will entitle holders to purchase New Common Stock for $41.58~~1.3 billion), at an exercise price of $61.72 per share. Par Value Rights will not be transferable.
~~(c)~~3. Rights Offering Period
     The Rights Offerings will commence when the Rights are distributed following confirmation of the Plan and effectiveness of a registration statement, and conclude approximately 30 days later. After the Rights expire, any and all unexercised Rights will automatically terminate without further notice or order of the Bankruptcy Court, and any purported exercise of any such unexercised Rights by any Person will be null and void.

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

~~(d)~~4. Exercise Of Rights
     The Rights Offering documents will set forth in detail how to exercise the Rights and such procedures should be carefully followed.
~~(e)~~5. Alternatives To Exercising The Rights
     To realize value from the ~~Par Value~~ Rights Offerings, as alternatives to exercising the Rights, holders of ~~Existing Common Stock~~ the Rights may (i) in the case of the Par Value Rights Offering, sell their shares of Existing Common Stock prior to the commencement of the Confirmation Hearing~~.~~ or (ii) in the case of the Discount Rights Offering, sell their Rights to participate in the Discount Rights Offering.
     (a) Sale Of Shares
     In advance of the commencement of the Confirmation Hearing, a holder of Existing Common Stock may sell its shares. If a holder ~~sells~~sold its shares prior to the Rights Offering Record Date, the buyer would be entitled to receive the Rights to participate in the Par Value Rights Offering. In addition, by selling its shares prior to the Rights Offering Record Date, a shareholder would also be selling its entitlement to participate in the distribution to shareholders of New Warrants contemplated by Article 5.7 of the Plan.
     (b) Sale Of Rights
     Discount Rights will be transferable. Therefore, as an alternative to exercising the Rights, holders may sell the Discount Rights to third parties. Any such transfer of Discount Rights must be made sufficiently in advance of the expiration date of the Discount Rights Offering to comply with settlement procedures applicable to sales of securities. If trading in the Discount Rights is initiated, such trading can be expected to be on a customary basis in accordance with normal settlement procedures. Trades effected in Discount Rights will be required to be settled within three trading days after the trade date. A purchase and sale of Discount Rights that is effected on the date that is two days prior to the expiration date of the Discount Rights Offering would be required to be settled not later than the time the Discount Rights will have expired (or, if the holder uses guaranteed delivery procedures, not later than 5:00 p.m., New York City time, on the third business day after the expiration date). Therefore, if Discount Rights are purchased on or after the date that is two days prior to the expiration date and the holder does not properly comply with guaranteed delivery procedures, such Discount Rights may be received after they have already expired and will be of no value.
     The Par Value Rights are not independently transferable, but the Common Stock is transferable as discussed in subsection (a) above.
6. Use Of Par Value Rights Offering Proceeds
     Any proceeds generated by the Par Value Rights Offering will be allocated in the following order:

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          First, to satisfy the amount, if any, by which the Liquidity Amount (as defined in Exhibit F to the Delphi-GM Global Settlement Agreement) is less than $3.189 billion (after giving effect to any Excess Amount (as defined in Exhibit F to the Delphi-GM Global Settlement Agreement));
          Second, to satisfy the shortfall, if any, required to satisfy the condition set forth in the third sentence of section 9(a)(xxvii) of the Investment Agreement;
          Third, to satisfy the Allowed Claims of the Contributing Unions, on a Pro Rata basis among the Contributing Unions, based upon the number of shares of New Common Stock contributed by each Contributing Union to the Par Value Rights Offering as described in Article 7.15(b)(i) of the Plan, provided, however, that the distribution of proceeds from the Par Value Rights Offering pursuant to this paragraph will decrease the number of shares of New Common Stock otherwise distributable to the Contributing Unions pursuant to Article 5.3 of the Plan on a Pro Rata basis based upon the number of shares of New Common Stock contributed to the Par Value Rights Offering by the Contributing Unions as described in Article 7.15(b)(i) of the Plan;
          Fourth, up to $850 million less the amounts, if any, allocated pursuant to the first and second allocations described above, to GM as a Cash distribution, so as to reduce the number of shares of New Preferred Stock, at the price of $61.72 per share, that would be distributed to GM pursuant to Article 5.4 of the Plan; and
          Fifth, to Appaloosa and the Contributing Creditors, on a Pro Rata basis among Appaloosa and the Contributing Creditors, based upon the number of shares of New Common Stock contributed by Appaloosa and the Contributing Creditors to the Par Value Rights Offering as described in Article 7.15(b)(i) of the Plan; provided, however, that the distribution of proceeds from the Par Value Rights Offering as just described will decrease the number of shares of New Common Stock otherwise distributable to Appaloosa and the Contributing Creditors pursuant to Article 5.3 of the Plan on a Pro Rata basis based upon the number of shares of New Common Stock contributed to the Par Value Rights Offering by Appaloosa and the Contributing Creditors as described in Article 7.15(b)(i) of the Plan.
~~(f)~~7. Distribution Of Rights Offering Shares
     On or as soon as reasonably practicable after the Effective Date, but no later than the Distribution Date, Reorganized Delphi will issue the New Common Stock to those holders of Rights that properly exercised their Rights pursuant to the Rights certificates.
D. Exit Financing
     In addition to the equity funds raised from the Plan Investors and the Discount Rights Offerings, the Plan contemplates that the Reorganized Debtors will have exit financing in place in an amount sufficient to repay the Debtor In Possession (“DIP”) Facility Revolver Claims, the DIP Facility First Priority Term Claims, and the DIP Facility Second Priority Term Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations (the “Exit Financing Arrangements”). The Debtors ~~intend to enter~~have

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entered into a “best efforts” financing arrangement with ~~one or more nationally recognized investment banks on or before November 7, 2007~~JPMorgan Securities Inc., JPMorgan Chase Bank, N.A., and ~~to seek approval of such exit financing at~~ Citigroup Global Markets Inc. (the ~~Debtors’ November 29, 2007 omnibus hearing.~~ “Engagement Parties”) to obtain debt financing consisting of a $1.6 billion asset-based revolving loan facility, $3.7 billion of first-lien funded financing, and second-lien funded financing in the amount of $1.5 billion, of which up to $750 million will be placed with GM. This arrangement and the engagement letter underlying the arrangement (the “Engagement Letter”) were approved by the Bankruptcy Court on November 16, 2007.
     Beginning shortly after the approval of the Original EPCA, the Debtors contacted prospective lenders to solicit proposals regarding a potential exit facility and to conduct negotiations with respect to the terms of the proposals. The Debtors distributed information packages to the institutions that were possible sources of exit financing. By the beginning of June 2007, these institutions had conducted significant due diligence with the assistance of the Debtors. To ensure comparable proposals, Delphi also sent a common request for proposal (“RFP”) to select lenders after receiving their preliminary proposals. The Debtors received RFP responses during the week of June 25, 2007, prior to recent changes in the capital market conditions. As a result, the selected lenders subsequently reaffirmed their interest in providing exit financing but indicated that terms and pricing were likely to change dependent on market conditions.
     Initially, the Company sought financing of $7.1 billion in funded debt and a $1.6 billion asset-based revolving loan through the RFP process. Because of the dynamics of the capital markets in the third quarter of 2007, however, the Debtors reduced proposed debt levels under the Plan by $1.9 billion to facilitate an emergence financing package that could be executed under existing market conditions. Based on ~~recent~~ improvements in the capital markets between late summer of 2007 and early November 2007, including the leveraged loan market, the Debtors, after consultation with the Creditors’ Committee, the Plan Investors, and GM, plan to move forward with an asset-based revolving loan in the amount of $1.6 billion, $3.7 billion of first-lien funded financing (possibly in conjunction with the extension of ~~its~~their debtor-in-possession financing facility), and second lien funded financing in the amount of $1.5 billion, of which up to $750 million will be placed with GM.
     The second lien financing will have a maturity of 8 years, and at least $750 million of this facility will be raised from a third-party lender. The remaining portion, up to $750 million, will be obtained by providing a note to GM which will have the same terms as the third-party financing. The third-party lender will also have the right, through the Effective Date, to purchase up to $500 million of the financing evidenced by the note to GM at par value. The amount of the second lien facility will be reduced by any financing obtained under the first lien facility in excess of $3.7 billion (the “Excess Amount”), with the portions of the loans provided by GM reduced, provided that the sum of (i) undrawn availability plus any open letters of credit up to $100 million pursuant to an asset-based revolving credit facility and (ii) Delphi’s pro forma consolidated cash as of the Effective Date (excluding the Excess Amount and after giving pro forma effect to the $1.5 billion cash payment to GM in connection with the 414(l) transaction) (the “Liquidity Amount”) is at least $3.189 billion. In the event that the Liquidity Amount is less than $3.189 billion, then any Excess Amount shall be retained by Delphi up to the point that the

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amount of such Excess Amount retained plus the Liquidity Amount equals $3.189 billion and the remaining amount shall be paid to GM and the second lien financing will be reduced by such amount paid to GM as provided above. GM will not have registration rights with respect to the GM Note.
     Once the Debtors had determined the nature of the exit financing facility needed, they began discussions with potential lenders. Potential lenders informed the Debtors that obtaining a firm commitment in the current market would require the Debtors to agree to accept a significantly greater degree of interest rate risk, or “flex,” than would otherwise be necessary in a stable market. In an effort to avoid the burden of increased interest rate flex, the Debtors began discussing potential arrangements that would require something less than an immediate firm commitment to lend from prospective financial institutions.
     These discussions culminated in the Debtors’ entry into an engagement letter with the Engagement Parties, and on November 6, 2007 the Debtors filed their Expedited Motion Under 11 U.S.C. § 363 And Fed. R. Bankr. P. 2002, 6004, 9006, And 9007 For Order Authorizing Debtors’ Entry Into Exit Facility Engagement And Fee Letters And Performance Thereunder (the “Exit Financing Motion”). The Debtors sought a hearing on the Exit Financing Motion on an expedited basis so that the Engagement Parties could take advantage of slightly improved conditions for borrowing and initiate syndication of the Exit Financing Arrangements at the earliest possible time. The Bankruptcy Court approved the Exit Financing Motion on November 16, 2007.
     Under the Engagement Letter, the Engagement Parties agreed to use “best efforts” to assemble a lending syndicate to provide the Exit Financing Arrangements, after which the Debtors will negotiate and enter into definitive credit documents with respect to the Exit Financing Arrangements. Given the continued uncertainty in the capital markets when the Debtors entered into the Engagement Letter, proceeding on a “best efforts” basis instead of under a “commitment letter” was the more prudent course of action. Under the Engagement Letter, until the Engagement Parties complete syndication and the Debtors agree to the terms of the definitive documents, the Debtors are only required to reimburse the Engagement Parties for expenses in an amount not greater than $500,000.
VIII. THE CHAPTER 11 CASES
A. Continuation Of Business; Stay Of Litigation
     On October 8, 2005, Delphi and 38 of its U.S. subsidiaries and affiliates filed voluntary petitions in the Bankruptcy Court for reorganization relief under Chapter 11 of the Bankruptcy Code. On October 14, 2005, three additional U.S. Delphi affiliates filed voluntary petitions. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their businesses in the ordinary course, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.
     An immediate effect of the filing of the Debtors’ bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the

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     In light of the favorable environment in the debt markets at the time, in December 2006, the Debtors determined to refinance their secured facilities. Thus, on January 5, 2007, the Bankruptcy Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion to refinance both the $2.0 billion First Amended DIP Credit Facility and the approximate $2.5 billion outstanding on its $2.825 billion prepetition credit facility. On January 9, 2007, Delphi entered into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and an approximate $2.5 billion second priority term loan (“Tranche C” or the “Tranche C Term Loan”). Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty. As a result of the refinancing, the Debtors have saved approximately $8.9 million per month in financing costs.
     ~~The Refinanced DIP Credit Facility will expire on the earlier of December 31, 2007 or the date of the substantial consummation of a reorganization plan that is confirmed pursuant to an order of the U.S. Bankruptcy Court. The Debtors intend to file a motion for approval of an amendment to the Refinanced DIP Facility to provide for a six-month extension of the maturity of the facility to July 1, 2008. The Debtors plan to seek approval of this motion at the Omnibus Hearing scheduled for November 16, 2007.~~
     ~~In preparation for the foregoing amendment, on October 5, 2007, the Debtors filed a motion, and the Bankruptcy Court entered an order dated as of October 25, 2007, confirming DASHI’s authority under the Final Cash Management Order (Docket No. 882) to consummate an intercompany transfer to DAS LLC. Specifically, DASHI is accumulating cash balances from certain of its global affiliates in an amount expected to be up to $650 million and, subject to the requisite consent of the DIP Lenders, will transfer these funds to DAS LLC in accordance with Final Cash Management Order. As required by the Final Cash Management Order, in exchange for DASHI’s transfer of funds to DAS LLC, DAS LLC will grant DASHI (a) a lien (in the priority permitted under the Refinanced DIP Credit Facility) on all assets and (b) an administrative claim (the “Intercompany Transaction”). The Intercompany Transaction, among other things, will provide a definitive source of liquidity on favorable terms to the Debtors. This additional liquidity will allow the Debtors to reduce their borrowings and thus reduce their funded interest expense, saving the Debtors millions of dollars of interest under their Refinanced DIP Credit Facility. In addition, the Intercompany Transaction may create certain tax efficiencies which will inure to the benefit of all of the Debtors’ stakeholders. In connection with this transaction, the PBGC expressed certain concerns because they contend that the funds to be transferred by DASHI would be subject to pre-existing PBGC liens totaling $255 million. Although the Debtors dispute PBGC’s position, the Debtors understand that the issue presented is an important policy matter for the PBGC that would likely compel the agency to appeal an adverse judicial determination of this issue. To resolve this issue, the Debtors incorporated an adequate protection mechanism granting replacement liens to the PBGC, but only to the extent that the PBGC does in fact have valid, perfected, enforceable and non-avoidable liens in the funds to be transferred. In addition, the entered order makes clear that all parties in interest in these cases retain and reserve the right to challenge the PBGC’s purported liens on any grounds~~

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~~and that all of PBGC’s claims, defenses, and arguments with respect to any such challenges are expressly reserved and preserved.~~
     The Refinanced DIP Credit Facility provides the lenders with a perfected first lien (with the relative priority of each tranche as set forth above) on substantially all material tangible and intangible assets of Delphi and its wholly-owned U.S. subsidiaries (however, Delphi is pledging only 65% of the stock of its first-tier foreign subsidiaries to the extent that, in its reasonable business judgment, adverse tax consequences would result if more of such stock were pledged). The Refinanced DIP Credit Facility further provides that amounts borrowed under the Refinanced DIP Credit Facility will be guaranteed by substantially all of Delphi’s Affiliate Debtors, each as debtor and debtor-in-possession. The amount outstanding at any one time under the First Priority Facilities is limited by a borrowing base computation as described in the Refinanced DIP Credit Facility. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion, with any changes in such standards to be effective ten days after delivery of a written notice thereof to Delphi (or immediately, without prior written notice, during the continuance of an event of default). The Refinanced DIP Credit Facility includes affirmative, negative, and financial covenants that impose restrictions on Delphi’s financial and business operations, including Delphi’s ability to, among other things, incur or secure other debt, make investments, sell assets, and pay dividends or repurchase stock. So long as the Facility Availability Amount (as defined in the Refinanced DIP Credit Facility) is equal to or greater than $500 million, compliance with the restrictions on investments, mergers, and disposition of assets does not apply (except in respect of investments in, and dispositions to, direct or indirect U.S. subsidiaries of Delphi that are not guarantors).
     The covenants require Delphi to, among other things, maintain a rolling 12-month cumulative Global EBITDAR (earnings before the deduction of interest expenses, taxes, depreciation, amortization, and restructuring charges) for Delphi and its direct and indirect subsidiaries on a consolidated basis, beginning on December 31, 2006 and ending on November 30, 2007 at the levels set forth in the Refinanced DIP Credit Facility. The Refinanced DIP Credit Facility contains certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest, or other amounts due under the Refinanced DIP Credit Facility, interest on all outstanding amounts is payable on demand at 2% above the then applicable rate.
     On March 29, 2007, Delphi entered into the First Amendment to the Refinanced DIP Credit Facility (the “First Amendment”). The First Amendment provides for an amended definition of “Global EBITDAR,” the addition of a two-week LIBOR interest election option, and amended monthly Global EBITDAR covenant levels. The amended definition of Global EBITDAR provides for the removal of cash payment limits in respect of restructuring costs for 2007 from the definition. On November 16, 2007, the Bankruptcy Court granted the Debtors’ motion to extend the Refinanced DIP Credit Facility through June 30, 2008.
     On October 5, 2007, the Debtors filed a motion, and the Bankruptcy Court entered an order dated as of October 25, 2007, confirming DASHI’s authority under the Final Cash Management Order (Docket No. 882) to consummate an intercompany transfer to DAS LLC. Specifically, DASHI is accumulating cash balances from certain of its global affiliates in an amount expected to be up to $650 million and, subject to the requisite consent of the DIP

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Lenders, will transfer these funds to DAS LLC in accordance with Final Cash Management Order. As required by the Final Cash Management Order, in exchange for DASHI’s transfer of funds to DAS LLC, DAS LLC will grant DASHI (a) a lien (in the priority permitted under the Refinanced DIP Credit Facility) on all assets and (b) an administrative claim (the “Intercompany Transaction”). The Intercompany Transaction, among other things, will provide a definitive source of liquidity on favorable terms to the Debtors. This additional liquidity will allow the Debtors to reduce their borrowings and thus reduce their funded interest expense, saving the Debtors millions of dollars of interest under their Refinanced DIP Credit Facility. In addition, the Intercompany Transaction may create certain tax efficiencies that will inure to the benefit of all of the Debtors’ stakeholders. In connection with this transaction, the PBGC expressed certain concerns because they contend that the funds to be transferred by DASHI would be subject to pre-existing PBGC liens totaling $255 million. Although the Debtors dispute PBGC’s position, the Debtors understand that the issue presented is an important policy matter for the PBGC that would likely compel the agency to appeal an adverse judicial determination of this issue. To resolve this issue, the Debtors incorporated an adequate protection mechanism granting replacement liens to the PBGC, but only to the extent that the PBGC does in fact have valid, perfected, enforceable, and non-avoidable liens in the funds to be transferred. In addition, the entered order makes clear that all parties-in-interest in these cases retain and reserve the right to challenge the PBGC’s purported liens on any grounds and that all of PBGC’s claims, defenses, and arguments with respect to any such challenges are expressly reserved and preserved.
D. Other Significant Events During The Chapter 11 Cases
     1. GM Matters
     As discussed above, as a result of the Separation, the Debtors had numerous issues to resolve with GM. At the time of the commencement of these Chapter 11 Cases, GM was Delphi’s largest customer, accounting for nearly half of the Debtors’ annual revenue. The Debtors and GM were parties to numerous supply contracts and GM and the Debtors had agreed to indemnify each other for certain liabilities in connection with the Separation. Therefore, addressing and resolving these and other issues with GM was a primary focus of the Debtors throughout these Chapter 11 Cases.
     In addition to the issues encompassed by the Delphi-GM Definitive Documents, the Debtors and their advisors negotiated extensively with GM with respect to the application of various first-day orders in the period both before and after the Petition Dates. This included addressing GM’s concerns with respect to setoff rights under the order granting the Debtors’ motion for approval of the DIP Financing Order, and customer and vendor matters.
     On February 17, 2006, GM filed a motion seeking appointment to the Creditors’ Committee. Ultimately, in the face of objections from the U.S. Trustee, the Creditors’ Committee, and others, on March 8, 2006, GM withdrew its motion.
     2. Labor Unions And Collective Bargaining Agreements
     At the commencement of the Chapter 11 Cases, nearly all of the Debtors’ approximately 34,750 hourly employees in the United States were represented by three principal unions. The

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          (iii) Shareholder Derivative Actions
     A total of four shareholder derivative actions were filed against certain current and former directors and officers of the Company: two in federal courts (one in the Eastern District of Michigan and another in the Southern District of New York) and two in Michigan state court (Oakland County Circuit Court in Pontiac, Michigan). These suits alleged that certain current and former directors and officers of the Company breached a variety of duties owed by them to Delphi in connection with matters related to the Company’s restatement of its financial results. Following the commencement of the Chapter 11 Cases on October 8, 2005, all of the Shareholder Derivative Actions were administratively closed.
     (c) MDL And Related Settlements
          (i) MDL Settlements
     On July 11, 2007, the MDL Court appointed the Honorable Layn R. Phillips, former United States District Judge, as a special master for settlement discussions. Through mediated settlement discussions, representatives of Delphi, Delphi’s insurance carriers, the Creditors’ Committee, the Equity Committee, and certain other named defendants involved in the MDL proceedings, with the assistance of Judge Phillips, were able to reach a settlement agreement with the Lead Plaintiffs and the ERISA Action plaintiffs resulting in a complete resolution as to Delphi, its subsidiaries, current and former directors and officers, and certain other defendants and related parties and settlement of the Multidistrict Litigation (the “MDL Settlements”). The MDL Settlements do not resolve claims against certain other defendants and potential defendants, including but not limited to Deloitte ~~& Touche, LLP~~, BBK, ~~Ltd., SETECH, Inc.~~Setech, and JPMorgan Chase & Co. The MDL Settlements are comprised of a settlement with the Lead Plaintiffs (the “Securities Settlement”), the ERISA Plaintiffs (the “ERISA Settlement”), and related agreement between Delphi, various insurance companies, and certain former directors and officers (the “Insurance Settlement”). The MDL Settlements were submitted on August 31, 2007 to the MDL Court for preliminary approval and for scheduling a final fairness hearing. On September 5, 2007, the MDL Court granted preliminary approval of the MDL Settlements, and scheduled a final fairness hearing for November 13, 2007. On November 13, 2007, the MDL Court conducted the fairness hearing and took the matter under advisement.
     On September 7, 2007, the Debtors filed a motion seeking Bankruptcy Court approval of the MDL Settlements. The motion was originally scheduled to be heard on September 27, 2007, but after consultation with a number of stakeholders, including counsel for the MDL plaintiffs and Creditors’ Committee, the Debtors determined to use a two-step bifurcated approval process for the MDL Settlements in the Bankruptcy Court. As the first step in the process, the Debtors sought and received preliminary approval of the MDL Settlements, including without limitation, class certification, and solicitation mechanics, at the October 25, 2007 omnibus hearing. The MDL Settlements are subject to final consideration by the Bankruptcy Court at the Confirmation Hearing on the Debtors’ Plan, following the Bankruptcy Court’s consideration of certain objections that may be filed by any of the “Potential Objectors” (that is, (i) the Official Committee of Unsecured Creditors, (ii) the United States Department of Labor, (iii) Wilmington Trust Company, as indenture trustee, (iv) the Ad Hoc Committee of Trade Creditors, (v) Davidson Kempner Capital Management LLC, SPCP Group, LLC,

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a motion requesting a hearing on June 26, 2007 to approve bidding procedures in connection with the sale and a hearing on July 19, 2007 to approve the sale. On July 19, 2007, the Bankruptcy Court entered an order approving the sale of assets. The parties intend to close the sale during the fourth quarter of 2007.
     (h) Saginaw Chassis Asset Sale
     On September 17, 2007, DAS LLC and Delphi Technologies, Inc. entered into an Asset Purchase Agreement with TRW Integrated Chassis Systems LLC (the “Saginaw Chassis Agreement”) for the sale of certain of the assets, including, without limitation, manufacturing equipment and test and development equipment primarily used and located at the Company’s chassis facility in Saginaw, Michigan, for approximately $26.4 million and other consideration, including approximately $15 million for useable and merchantable inventory existing as of the closing date and up to $0.4 million for out-of-pocket costs and expenses incurred in relocating manufacturing equipment and related tooling from Saltillo, Mexico. Delphi Canadia, Inc. also is selling assets located at a facility in Oshawa, Ontario, Canada pursuant to an Asset Purchase Agreement, dated September 17, 2007, by and between Delphi Canada, Inc. and TRW Integrated Chassis Systems LLC, which is an agreement ancillary to the Saginaw Chassis Agreement. Also on September 17, 2007, Delphi filed a motion with the Bankruptcy Court requesting approval of bidding procedures for the sale and requesting that a sale hearing be set. The ~~hearing to approve~~Bankruptcy Court approved bidding procedures in connection with the sale ~~is currently set for~~on November 16, 2007. The effectiveness of the Saginaw Chassis Agreement is subject to a competitive bidding process, including a potential auction, and Bankruptcy Court approval.
6. Real Property And Related Matters
     Pursuant to a Bankruptcy Court order dated November 30, 2005, the Bankruptcy Code section 365(d)(4) deadline for assuming or rejecting the Debtors’ unexpired leases of nonresidential real property was extended to June 7, 2007. On April 13 and August 16, 2007, the Bankruptcy Court entered orders further extending the 365(d)(4) deadline. The current deadline is the earlier of the date when a plan of reorganization in the Chapter 11 Cases is confirmed and February 29, 2008.
     Separately, on March 27, 2007, the Bankruptcy Court entered an order authorizing the Debtors to effectuate a transaction that enabled the Debtors to consolidate, into one facility located in Auburn Hills, Michigan, six of their leased office and technical centers located in Michigan and Illinois and a portion of one owned site in Flint, Michigan. The same order authorized the Debtors to reject certain leases for facilities that would be consolidated. The consolidation of these facilities will enable to the Debtors to create a consolidated footprint in Southeast Michigan that is closer to key customers and will generate net savings of over $100 million dollars over a ten-year period.
7. Global Events
     In February 2007 Delphi’s indirect wholly owned Spanish subsidiary, Delphi Automotive Systems España, S.L. (“DASE”), announced the planned closure of its sole operation at the Puerto Real site in Cadiz, Spain. The closure of this facility is consistent with Delphi’s

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either if and when the Debtors serve process on the defendant or as soon thereafter as practicable.
     (iv) Stay Of Adversary Proceedings Until Service Of Process And Interim Sealing
•	Stay of Adversary Proceedings. Each adversary proceeding is stayed until the Debtors have served the summons and complaint.

•	Activity During The Stay. During the stay, the Debtors may (i) amend their complaint, and (ii) after notice to the Statutory Committees, dismiss it.

•	Expiration Of The Stay. The stay will continue until the earlier of (i) service of process and (ii) further order of the Bankruptcy Court after application therefor.

•	Filing Of The Complaints Under Interim Seal. The Debtors ~~may file~~filed under seal paper copies of the complaints in the adversary proceedings and the case docket for such adversary proceedings will not disclose the identity of any defendant in the adversary proceedings.
     (v) General Motors Corporation
•	As described above, Delphi has entered into a comprehensive settlement agreement with GM that is incorporated into the Plan. Nevertheless, because of GM’s unique role in these Chapter 11 Cases, in addition to filing a sealed complaint governed by the procedures above, the Debtors and GM have ~~leave to file~~filed, under seal, a stipulation that contains tolling provisions, consistent with the Avoidance Procedures Order, and other agreements of the parties with respect to the sealed complaint involving GM, which stipulation will be deemed “so ordered” and will be sealed in accordance with the terms of the Avoidance Procedures Order.
     (vi) Additional Procedures
•	The Avoidance Procedures Order is without prejudice to the Debtors’ seeking additional procedures to govern the adversary proceedings.
     (vii) Reservation Of Rights
•	With respect to any avoidance causes of action under section 544, 545, 547, 548, or 553 of the Bankruptcy Code that the Debtors abandon in accordance with the procedures described immediately above, the Debtors reserve all rights, including the right under section 502(d) of the Bankruptcy Code, to use defensively the abandoned avoidance cause of action as a ground to object to all or any part of a claim against any estate asserted by a creditor that remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.
     Although hundreds of actions subject to these procedures have been commenced, the Debtors will proceed no further and not use them for any purpose while they focus on confirming

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the Plan. The procedures are designed to permit the Debtors to preserve these claims while otherwise maintaining the status quo with all parties-in-interest. The actions will remain dormant and become relevant again only in the unlikely event that the Debtors do not timely emerge from chapter 11.
     (c) FICA Claimants’ Estate Causes of Action
     In 1999 and 2003, Delphi, a predecessor of DAS LLC, and Delphi Automotive Systems Services LLC (the “FICA Claimants”) agreed to pay “ratification bonuses” shortly after the effective date of duly ratified collective bargaining agreements to certain union members who were classified in a specified status (i.e., active status, protected status, temporary layoff status, or various forms of short-term leave of absence). The FICA Claimants contend that the payments were not “wages” subject to taxation under the Federal Insurance Contributions Act (“FICA”) because the payments were not in exchange for any services by the union members, but instead constituted payments in exchange for a promise by the union membership to be bound by the collective bargaining agreements. The FICA Claimants nevertheless withheld and paid FICA taxes to the IRS to avoid the possibility of becoming secondarily liable for the FICA taxes owed to the IRS by those union members. The FICA Claimants subsequently filed claims for refunds with the IRS. The IRS denied the refund claim for 1999 FICA taxes while these Chapter 11 Cases were pending, but the IRS has yet to act on the refund claim for 2003 FICA taxes. The FICA Claimants may file actions for the benefit of the estates to recover an amount that is currently estimated to be $26,058,128 in 1999 and 2003 FICA overpayments, as well as related interest, and ~~to~~will expressly preserve these estate causes of action in Exhibit 7.24 of the Plan.
E. Summary Of Claims Process
     The Debtors’ claims administration process in these ~~chapter 11 cases~~Chapter 11 Cases is at an advanced ~~process~~stage compared to other large, complex Chapter 11 Cases. The Debtors have made significant progress in reconciling and allowing claims, primarily because one of the conditions in both the Original EPCA and the Investment Agreement is that the allowed or estimated amount for certain “trade and other unsecured claims” will not exceed $1.7 billion, the dollar threshold negotiated among the Debtors and the Plan Investors. Pursuant to amendments to the Delphi-Appaloosa EPCA, the threshold for “trade and other unsecured claims” was adjusted to $1.45 billion.
1. Schedules Of Assets And Liabilities And Statements Of Financial Affairs
     On January 20, 2006, the Debtors filed with the Bankruptcy Court Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, the “Schedules and Statements”). In compliance with the requirements under the Bankruptcy Code, separate Schedules and Statements were filed for the 42 debtors in the jointly-administered ~~chapter~~Chapter 11 ~~cases~~Cases. The Debtors filed amendments to the Schedules and Statements on February 1, 2006, April 18, 2006, and amendments for ten Debtors on October 12, 2007. The global notes and limitations with respect to the Schedules and Statements are incorporated by reference in,

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     Under the Bar Date Order, any person or entity which was required to file a proof of claim, but failed to do so in a timely manner on or before the applicable Bar Date, is forever barred, estopped, and enjoined from (a) asserting any claim that such person or entity has against the Debtors that (i) is in an amount that exceeds the amount set forth in the Schedules and Statements as undisputed, non-contingent, and unliquidated or (ii) is of a different nature or in a different classification than as set forth in the Schedules and Statements and (b) voting upon, or receiving distributions under, any plan or plans of reorganization in these Chapter 11 Cases in respect of such a claim, and the Debtors and their property will be forever discharged from any and all indebtedness or liability with respect to such a claim.
     The Debtors’ claims and noticing agent, Kurtzman Carson Consultants LLC, provided notice of the Bar Date by mailing to each person listed in the Schedules and Statements: (i) a notice of the Bar Date, (ii) a proof of claim form, and (iii) statements which indicated whether the claim of each recipient was listed in the Schedules and Statements as either unliquidated, contingent, and/or disputed.
     The Debtors also published notice of the Bar Date on or before April 24, 2006 in New York Times (national edition), the Wall Street Journal (national, European, and Asian editions, USA Today (worldwide), the Automotive News (national edition), and in local editions of the following: the Adrian Daily Telegram, the Arizona Daily Star, the Buffalo News, the Chicago Sun Times, the Clinton News, the Columbus Dispatch, the Daily Leader, the Dayton Daily News, the Detroit Free Press, the El Paso Times, the Fitzgerald Herald Leader, The Flint Journal, the Gadsden Times, the Grand Rapids Press, the Greensville News, the Indianapolis Star, the Kansas City Star, the Kokomo Tribune, the Lansing State Journal, the Laurel Leader, the Los Angeles Daily News, the Milwaukee Journal Sentinel, the Mobile Beacon, The Mobile Register, the Oakland Press, the Olathe Daily News, the Rochester Democrat and Chronicle, the Saginaw News, the Sandusky Register, the Tribune Chronicle, the Tulsa World, The Tuscaloosa News, and The Vindicator.
     In total, the Debtors provided notice of the Bar Date to more than 500,000 persons and entities.
3. Proofs Of Claim And Other Claims
     As of ~~October 26,~~November 16, 2007, the Debtors had received approximately 16,700 proofs of claim, of which approximately 900 were filed after the Bar Date. A portion of these approximately 16,700 proofs of claim assert, in part or in whole, unliquidated amounts. In addition, the Debtors have compared proofs of claim received to scheduled liabilities and determined that there are certain scheduled liabilities for which no proof of claim was filed. In the aggregate, total proofs of claim and scheduled liabilities assert approximately $37 billion in liquidated amounts, including approximately $900 million in intercompany claims, and additional unliquidated amounts. Although the Debtors have not completed the process of reconciling these proofs of claim and thus, the ultimate amount of such liabilities is not determinable at this time, the Debtors believe that the aggregate amount of claims filed is likely to exceed the amount that will ultimately be allowed by the Bankruptcy Court.
4. Claims Reconciliation Progress

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

     The Debtors have sought to resolve their claims pool on an expedited basis. With $37 billion in liquidated amounts plus certain unliquidated amounts asserted against the Debtors as of January 31, 2007 in more than 16,500 proofs of claim, and certain scheduled liabilities for which no proof of claim was filed, the Debtors faced a challenging task. Between September 19, 2006 and ~~October 26,~~November 16, 2007, the Debtors filed ~~22~~23 Omnibus Claims Objections seeking disallowance of approximately 9,800 proofs of claim with approximately $9.6 billion in asserted liquidated amounts plus unliquidated amounts, and modification of approximately 3,700 proofs of claim with approximately $~~727~~758 million in asserted liquidated amounts. As of ~~October 26~~ November 16, 2007, the Bankruptcy Court has entered orders expunging approximately 9,300 proofs of claim, which reduced the amount of asserted claims by approximately $9.3 billion. In addition, the asserted claim amount of approximately 3,100 claims has been reduced by approximately $~~67.2~~90.5 million either through orders on omnibus claims objections ($35.1 million) or stipulated orders ($~~32.~~155.4 million). Additionally, ~~87~~88 proofs of claim asserting approximately $249 million have been withdrawn.
     The Debtors and their advisors devoted a significant amount of time to the claims resolution process. For example, the Debtors gained court approval of certain claims objection procedures, which are discussed in more detail below, applicable to claims that become contested when claimants respond to an omnibus objection. Pursuant to these procedures, the Debtors scheduled multiple claims for adjudication in a hearing before the Bankruptcy Court, held multiple “meet-and-confer” discussions and mediations, and ultimately resolved several contested claims during the period from October 2006 through ~~October~~November 2007 before they were scheduled for hearing. Finally, with respect to contested claims that did proceed to hearing, the Debtors obtained orders disallowing and expunging 94% of such claims, thus reducing the prepetition unsecured claims pool by approximately $230 million.
     As of ~~October 26~~November 16, 2007, there are approximately ~~250~~180 proofs of claim of the approximately 16,700 proofs of claim which still require further reconciliation by the Debtors. The Debtors anticipate that some of these remaining proofs of claim will be withdrawn as they are reconciled and the Debtors intend to place all remaining proofs of claim that are not withdrawn on future omnibus claims objections.
5. Claims Objection Procedures And Estimation Procedures Motion
     On May 22, 2006, the Debtors established a team of analysts whose primary duty was to reconcile all proofs of claim filed against the Debtors. The claim reconciliation process entails comparing the assertions in each proof of claim to the Debtors’ books and records. The reconciliation includes a validation of three basic claim components: Debtor, classification, and amount. Once a discrepancy between an asserted claim and the Debtors’ books and records is identified, the Debtors place the claim on an objection to be filed with the Bankruptcy Court and seek either to disallow and expunge or to modify the claim in accordance with their books and records (an “Omnibus Claims Objection”). The Debtors filed their first Omnibus Claims Objection on September 19, 2006 and to date have filed ~~22~~23 Omnibus Claims Objections.
     On December 7, 2006, the Bankruptcy Court entered an order (the “Claims Procedures Order”) establishing (1) special hearings to consider contested claims matters, (2) certain procedures governing the filing and contents of claimants’ responses to Omnibus Claims

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~~October 29~~ November 16, 2007

Objections, (3) certain procedures governing the adjudication of contested claims matters, and (4) certain procedures for the service of Omnibus Claims Objections. The Claims Procedures Order provides that if a claimant files a response to an Omnibus Claims Objection and that response complies with the procedures set forth in that order, then the hearing on the Debtors’ objection to the claim will be adjourned to a special claims hearing. During the claims administration process, claimants have filed responses with respect to approximately 1,750 claims. As of ~~October 26~~November 16, 2007, the Bankruptcy Court had conducted ~~14~~15 claims hearings to adjudicate approximately 750 of those claims, resulting in those claims being disallowed and expunged. A total of ~~110~~140 signed settlement agreements have resulted in settlements satisfactory to the Debtors. The remaining claims have either been scheduled to be resolved at future claims hearings, are subject to further reconciliation, or are being negotiated in the hopes of reaching consensual agreements which would be presented at future claims hearings by the parties.
     On September 28, 2007, the Bankruptcy Court entered an order (“Estimation Procedures Order”) with respect to certain contingent or unliquidated claims establishing (1) a maximum cap amount for certain claims, solely for the purposes of tabulating votes on and setting appropriate reserves under any plan of reorganization of the Debtors, (2) that the Debtors may further object to, or seek to estimate, any and all of the unliquidated claims at lesser amounts for purposes of allowance and distribution, (3) that hearing dates scheduled pursuant to the Claims Procedures Order will also be used to consider the estimation of certain claims, and (4) certain expedited claims estimation procedures governing the filings and evidence that would be presented in conjunction with an estimation hearing.
6. Key Classes Of Claims
     (a) GM Claims
          (i) GM’s Proof Of Claim
     On July 31, 2006, GM filed an unliquidated amended proof of claim. The claims asserted by GM included warranty/recall claims, overpricing and overpayment claims, short shipments claims, damaged goods claims, missed price reduction claims, lease and service contract claims, flowback employee post employment benefits and relocation cost claims, claims arising under the special attrition programs, UAW benefit guarantee claims, personal injury indemnification claims, environmental claims, federal, state, and other tax claims, and intellectual property claims. For certain portions of its claim, GM provided documentation aggregating approximately $6 billion. Under the Plan, GM will receive $2.7 billion and other consideration in satisfaction of its claims. In addition, certain GM claims will flow through the Chapter 11 Cases and be satisfied by the Reorganized Debtors in the ordinary course of business while certain of GM’s warranty claims were settled by agreement of the parties as set forth more fully below.
          (ii) Settlement Of GM Warranty Claims
     GM asserted that it incurred costs and suffered damages arising from certain customer warranty claims and/or recall campaigns related to allegedly non-conforming parts and systems supplied by Delphi to GM. These claims were not subject to the general settlement with GM as documented in the Global Settlement Agreement and Master Restructuring Agreement. During

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~~October 29~~ November 16, 2007

to pay 80% of the requested fees and 100% of the requested expenses pending interim approval by the Bankruptcy Court. The remaining 20% of fees requested in such fee statements are paid only upon further order of the Bankruptcy Court (the “Holdback”). The Compensation Order requires the professionals retained in these Chapter 11 Cases to file applications for approval of their fees and expenses for the preceding four-month period approximately every four months.
     To monitor costs to the Debtors’ estates and avoid duplicative efforts in the review of fee applications filed in these Chapter 11 Cases, the Debtors, the Creditors’ Committee, and the U.S. Trustee negotiated the formation of a joint fee review committee (the “Fee Review Committee”) to review, comment on, and, if necessary, object to the various fee applications filed in these ~~Reorganization~~Chapter 11 Cases. On May 5, 2006, the Bankruptcy Court authorized the establishment of the Fee Review Committee and approved a protocol regarding the committee, its composition, mandate, and procedures. The Fee Review Committee is comprised of representatives of each of: (a) the U.S. Trustee for this District, (b) the Debtors, and (c) the Creditors’ Committee. On August 17, 2006, the Bankruptcy Court entered an order authorizing the Fee Review Committee to retain Legal Cost Control, Inc. as a fee analyst to assist the Fee Review Committee.
     The fees approved by the Bankruptcy Court for the Debtors’, Creditors’ Committee’s, and Equity Committee’s professionals are as follows (including fees and expenses incurred through ~~August 31~~September 30, 2007, invoiced or estimated as of ~~October 15~~November 12, 2007):

Period	First	Second	Third	Fourth	Fifth	Sixth
	Interim Fee	Interim Fee	Interim Fee	Interim Fee	Interim Fee	Interim Fee
	Application	Application	Application	Application	Application	Application
	Period	Period	Period	Period	Period	Period
Dates	10/8/2005 --	2/1/ 2006 --	6/1/2006 --	10/1/2006 --	2/1/2007 --	6/1/2007 -- 8/31/2007
	1/31/2006	5/31/2006	9/30/2006	1/31/2007	5/31/2007

Fees	$40,116,406	$56,680,150	$49,362,582	$49,295,947	$60,934,511	$ ~~34,682,977~~$43,931,447
Expenses	$2,295,873	$4,081,250	$4,307,390	$3,358,907	$4,120,478	$ ~~2,772,019~~$3,298,897
     All fee applications filed in these cases are subject to final approval by the Bankruptcy Court.
IX. SUMMARY OF THE REORGANIZATION PLAN
A. Introduction
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and its shareholders. In addition to permitting rehabilitation of the debtor, chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtors and its assets. In furtherance of these goals, upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case.

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~~October 29~~ November 16, 2007

•	The claims and causes of action asserted by various plaintiffs against certain defendants including the Debtors in the Multidistrict Litigation in the United States District Court for the Eastern District of Michigan.
     The substance of each of the Settlements is discussed at length previously in this Disclosure Statement. Although the Settlement Negotiation Parties disagree over the relative strengths and weaknesses of the claims and potential defenses involved asserted by certain parties to the Settlements and, accordingly, disagree as to how those claims and defenses would fare if litigated to final judgment, they do agree that resolution of the claims and disputes is crucial to confirmation of any plan. Clearly, any litigation concerning the settled matters would be exceptionally complicated and protracted, and given the magnitude of the values involved and the amount of claims at stake, would be hotly contested and expensive. Such litigation would in turn substantially prolong these Chapter 11 Cases, which all constituencies believe is not in the best interests of the Estates or Delphi’s long term business objectives. For these reasons, the Debtors believe that the Settlements reached among the Settlement Negotiation Parties are in the best interests of the Estates and all stakeholders.
2. The Plan Investors’ Investment
     As briefly summarized above, the Plan Investors have agreed to make a substantial investment in the Reorganized Debtors in furtherance of the Debtors’ Transformation Plan and Plan of Reorganization. The Plan Investors’ investment will be made pursuant to the Investment Agreement, a copy of which is attached as Exhibit 7.11 to the Plan. Under the Investment Agreement, the Plan Investors have agreed to purchase New Preferred Stock in Reorganized Delphi for $800 million, New Common Stock in Reorganized Delphi for $175 million, and any shares of New Common Stock in Reorganized Delphi that are not subscribed for in the Discount Rights Offering.
~~C. Summary Of Changes To The Plan~~
     ~~Delphi’s Transformation Plan accomplishments are described in detail in Section V of the Disclosure Statement. It is Debtors’ view (along with that of the Debtors’ advisors) that the majority of the Transformation Plan’s goals have been completed, and that the transformation goals available through chapter 11 have been accomplished. Consequently, the Debtors (and their advisors) believe that the value of the Debtors’ businesses will erode if the Debtors continue to operate under chapter 11 of the Bankruptcy Code and a prompt consummation of the Plan is not achieved.~~
     ~~For the months during which the September 6 Plan was being negotiated, assumptions were made regarding the availability of certain exit financing terms, the enterprise value of the Reorganized Debtors, and the valuation of distribution to holders of Claims and Interests that distributed value to senior creditors and junior interest holders. Since those negotiations took place and the Debtors filed the September 6 Plan, the availability of the financing terms assumed in the September 6 Plan has been reduced by $1.9 billion and the Business Plan has been revised to reflect reduced volume production forecasts for GMNA. As a result, Delphi undertook discussions with several of its constituents following the filing of the Plan and Disclosure~~

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

~~Statement on September 6, 2007. These discussions led to amendments to the September 6 Plan and changes to Plan recoveries for all stakeholders.~~
     ~~The changes in recoveries for the various stakeholders is a result of the Debtors’ need to preserve the value of the Company by consummating its Plan, the settlements embodied in the Plan, and the ability of the Plan Investors to make contributions to the Debtors’ reorganization. Each of the Debtors’ stakeholders places a different value on the settlements embodied in the Plan, but the Debtors believe that a prompt consummation of the Plan is in the best interests of the Debtors, the estates, and the stakeholders.~~
~~1. General Unsecured Creditors~~
     ~~The September 6 Plan provided for holders of General Unsecured Claims to recover the principal amount of such holders’ Claims plus accrued interest, or a “par plus accrued recovery at Plan value.” The ultimate recovery to holders of General Unsecured Claims (exclusive of TOPrS Claims) has not changed, but the currency used to effect this recovery has been modified under the Amended Plan. Under the September 6 Plan, holders of General Unsecured Claims were to be receive a “par plus accrued” distribution equal to 80% stock valued at $45 per share and 20% in Cash. Under the Plan, holders of General Unsecured Claims now will receive 92.4% of their allowed claims (including applicable accrued postpetition interest) in stock valued at $41.58 per share and Discount Rights equal to the value of 7.6% of their allowed claims (including applicable accrued postpetition interest). In addition, holders of General Unsecured Claims will receive oversubscription rights in the Discount Rights Offering that will enable them to purchase New Common Stock underlying the Discount Rights that are not exercised. The price of New Common Stock available through the exercise of oversubscription rights will be $0.25 per share higher than the Discount Rights Offering, with incremental cash paid to all non-subscribing General Unsecured Creditors on a pro rata basis.~~
     ~~Under the September 6 Plan, the holders of TOPrS Claims were to receive payment of their Claims (including accrued postpetition interest) in full in stock valued at $45 per share. The Plan now provides that holders of TOPrS Claims will receive payment of their Claims (excluding postpetition interest) in full at Plan value of which 92.4% will be paid in stock valued at $41.58 per share and Discount Rights equal to the value of 7.6% of their allowed claims (excluding applicable accrued postpetition interest).~~
~~2. GM~~
     ~~The September 6 Plan proposed to pay GM $2.7 billion in Cash in settlement of the GM Claim on the Effective Date of the Plan. The Plan now provides GM an overall claim in the same amount, but such claim will be paid in different currency. Under the Plan, GM will receive the consideration described in Section V.F.2.(a)(iii)(3) — Consideration To Be Received By GM~~.
~~8. Existing Common Stock~~
     ~~Under the September 6 Plan, holders of Existing Common Stock would have received their pro rata share of 1,476,000 shares of New Common Stock, certain participation rights in the Discount Rights Offering at a purchase price of $38.56 per share, certain participation rights in~~

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

~~the Par Value Rights to purchase New Common Stock at $45.00 per share, and their pro rata share of New Warrants (exercisable for five years) at an exercise price of $45.00 per share. The Plan now provides holders of Existing Common Stock with a pro rata share of rights to acquire up to 12,711,111 shares of New Common Stock in the Par Value Rights Offering at $41.58 per share. These shares would otherwise be allocated to holders of General Unsecured Claims and Appaloosa on account of their claims. In addition, holders of Existing Common Stock will receive their pro rata share of New Warrants to acquire $1.0 billion of New Common Stock at $45, and the New Warrants will be exercisable for six months after the Effective Date. Any proceeds from the exercise of New Warrants will be used by Delphi to redeem shares of the preferred stock held by GM.~~
~~D.~~C. Substantive Consolidation Of Certain Debtors
     The Plan contemplates and is predicated upon entry of an order substantively consolidating certain of the Debtors’ Estates for purposes of all actions associated with confirmation and consummation of the Plan. The Court may order substantive consolidation in the exercise of its general equitable discretionary powers under section 105(a) of the Bankruptcy Code to ensure the equitable treatment of creditors. The effect of substantive consolidation will be the pooling of the assets and liabilities of the consolidated Debtors and the satisfaction of creditor claims from the resulting common fund. The Debtors in a particular consolidated Debtor group will be substantively consolidated with each other but not with any other Debtor.
     Specifically, under the Plan, the groups of Debtors and individual non-consolidated Debtors are

Consolidated Debtor
Number	Group Or Debtor Name	Debtors In Group
1	Delphi-DAS Debtors	Delphi Corporation, Delphi Automotive Systems LLC, ASEC Manufacturing General Partnership, ASEC Sales General Partnership, Delphi Automotive Systems Global (Holding), Inc., Delphi Automotive Systems Human Resources LLC, Delphi Automotive Systems Risk Management Corp., Delphi Automotive Systems Services LLC, Delphi Automotive Systems Tennessee, Inc., Delphi Electronics (Holding) LLC, Delphi Foreign Sales Corporation, Delphi Integrated Services Solutions, Inc., Delphi Liquidation Holding Company, Delphi LLC, Aspire, Inc., Delphi NY Holding Corporation, Delphi Receivables LLC, Delphi Services Holding Corporation, Delphi Technologies, Inc., DREAL, Inc., Exhaust Systems Corporation, and Environmental Catalysts, LLC

2	DASHI Debtors	Delphi Automotive Systems (Holding), Inc., Delphi Automotive Systems International, Inc., Delphi Automotive Systems Korea, Inc., Delphi Automotive Systems Overseas Corporation, Delphi Automotive Systems Thailand, Inc., Delphi China LLC, Delphi International Holdings Corp., and Delphi International Services, Inc.

3	Connection System Debtors	Packard Hughes Interconnect Company and Delphi Connection Systems

4	Specialty Electronics Debtors	Specialty Electronics, Inc. and Specialty Electronics International Ltd.

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007

•	each Claim against the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, will be deemed a single Claim against and a single obligation of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively,

•	all Intercompany Claims between and among the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, will be eliminated for voting and distribution purposes only, and

•	any obligation of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, and all guaranties thereof by one or more of the other Delphi-DAS Debtors, DASHI Debtors, Connection Systems Debtors, and Specialty Electronics Debtors, respectively, will be deemed to be one obligation of all of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively.
     On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities for voting and distribution purposes of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, all Claims based upon guaranties of collection, payment, or performance made by the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, as to the obligations of another of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, will be released and of no further force and effect.
     Notwithstanding the foregoing, the Debtors reserve all rights with respect to their position on substantive consolidation as to any or all of the Debtors.
     Unless the Bankruptcy Court has approved by a prior order the substantive consolidation of certain of the Debtors’ Estates, the Plan will serve as, and will be deemed to be, a request for entry of an order substantively consolidating certain of the Debtors’ Estates, but only for purposes of voting on the Plan and making distributions to holders of Claims and Interests under the Plan. If no objection to substantive consolidation of certain of the Debtors’ Estates is timely filed and served by any holder of an impaired Claim affected by the Plan as provided in the Plan on or before the Voting Deadline or such other date as may be established by the Bankruptcy Court, the Confirmation Order will serve as the order approving the substantive consolidation of certain of the Debtors’ Estates, but only for purposes of voting on the Plan and making distributions to holders of Claims and Interests under the Plan. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of certain of the Debtors’ Estates, but only for purposes of voting on the Plan and making distributions to holders of Claims and Interests under the Plan, and any objections thereto will be part of the Confirmation Hearing.

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~~October 29~~ November 16, 2007

(b)	Classes Of Claims That Are Impaired
(i)	Class C (General Unsecured Claims).
     Class C consists of all General Unsecured Claims that may exist against a particular Debtor. The term “General Unsecured Claims” means any Claim, including a Senior Note Claim, a TOPrS Claim, or a SERP Claim that is not otherwise an Administrative Claim, Priority Tax Claim, Secured Claim, Flow-Through Claim, GM Claim, Section 510(b) Note Claim, Intercompany Claim, Section 510(b) Equity Claim, Section 510(b) ERISA Claim, Section 510(b) Opt Out Claim, or Intercompany Claim.
     ~~Except as otherwise provided in and subject to Articles 9.8, 11.9, and 11.14 of~~ Holders of Allowed General Unsecured Claims will receive New Common Stock and Discount Rights equal to the value of 100% of such holders’ Allowed General Unsecured Claims plus applicable Postpetition Interest, in the ratio described below. Except as otherwise provided in and subject to Articles 7.15(b), 9.8, and 11.10 of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date when a General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date when a General Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed General Unsecured Claim ~~(including any applicable Postpetition Interest)~~ and after giving effect to Article 11.10 of the Plan, each holder of an Allowed General Unsecured Claim will receive the number of shares of New Common Stock (at a ~~value for~~ Plan ~~purposes of $41.58 per share of New Common Stock) equal to 92.4~~Equity Value, as defined below) equal to 75.5% of such Claim (including any applicable Postpetition Interest) except, that in each case fractional shares of New Common Stock will not be distributed to holders of Allowed General Unsecured Claims, and all such fractional shares will be rounded, and distributions ~~shall~~will be made, in accordance with Article 9.10 of the Plan.
          ~~On the commencement date of the Discount Rights Offering and pursuant to the Registration Statement and Article 7.15~~The Plan Equity Value is equal to the Debtors’ total enterprise value of ~~the Plan, each holder~~$13.4 billion, less net debt and warrant value of aapproximately $5.3 billion, which results in a distributable equity value of $8.1 billion, or $61.72 per share of New Common Stock based on 131,266,410 shares issued and outstanding as of the Effective Date.
          In satisfaction of the remaining portion of each holders’ General Unsecured Claim (after accounting for the distribution to take place pursuant to the description above), on the commencement date of the Discount Rights Offering and pursuant to the Registration Statement and Article 7.15(a) of the Plan, each Discount Rights Offering Eligible Holder will receive such holder’s Pro Rata share ~~of~~ (based upon the total amount of General Unsecured Claims, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims eligible to participate in the Discount Rights offering pursuant to Article 7.15(a) of the Plan) of transferable Discount Rights. In addition, (i) pursuant to the Discount Rights Offering, each Exercising Creditor will receive the opportunity to exercise its Pro Rata portion (with respect to all Exercising Creditors) of Discount Oversubscription Rights and (ii) each Non-exercising Creditor will receive, on the first Periodic Distribution Date occurring after the later of (a) the date when

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the Non-exercising Creditor’s General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date when a the Non-exercising Creditor’s General Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Claim, such holder’s Pro Rata portion (with respect to all Non-exercising Creditors) of the Oversubscription Cash.
     The Plan provides for the payment of postpetition interest on General Unsecured Claims at the applicable contractual non-default rate from the Petition Date through ~~December~~the earlier of the Confirmation Date or January 31, ~~2007~~2008 (and if there is no contract rate, at the Michigan Statutory Rate—that rate of interest provided for in Michigan Compiled Laws § 600.613 (4.845%), calculated as if the Petition Date were the date when the complaint had been filed under Michigan Law). In consultation with the Creditors’ Committee, and as authorized by the Bankruptcy Court in the Solicitation Procedures Order, the Debtors have agreed to send a notice to the affected claimants as part of their Solicitation Package that sets forth this proposed treatment of interest and establishes a procedure by which affected claimants can submit their applicable contractual interest rate to the Debtors (the “Postpetition Interest Rate Determination Notice”).
     If a party receiving the Postpetition Interest Rate Determination Notice wishes to submit a contractual rate of interest to be paid on account of its claim, the party receiving the notice is required to return the Postpetition Interest Rate Determination Notice to the Voting Agent for General Unsecured Creditors (Kurtzman Carson Consultants) on or before [•], 2007, the same date as the Voting Deadline. The Debtors will then review the Postpetition Interest Rate Determination Notice and, if they disagree with the interest rate requested, file an objection to the notice no later than 30 days after the Effective Date of the Plan. The dispute will then be resolved following the Effective Date of the Plan in accordance with the Debtors’ general claim resolution procedures and as more fully described in the Plan.
(ii)	Class D (GM Claim).
     Class D consists of the GM Claim that may exist against a particular Debtor. The phrase “GM Claim” means any Claim of GM, excluding any Claim arising as a result of the IRC Section 414(l) Transfer, all Flow-Through Claims of GM, and all other Claims and amounts to be treated in the normal course or arising, paid, or treated pursuant to the Delphi-GM Definitive Documents (including the “GM Surviving Claims” as defined in the Delphi-GM Global Settlement Agreement), but will otherwise include all claims asserted in GM’s proof of claim.
     As provided in Article 7.20, the Plan constitutes a request to authorize and approve the Restructuring Agreement and the Settlement Agreement. For good and valuable consideration provided by GM under the Delphi-GM Definitive Documents, and in full settlement and satisfaction of the GM Claims, GM will receive all consideration set forth in the Delphi-GM Definitive Documents (subject to the terms and conditions set forth in such documents), including, without limitation, (a) $1.2 billion in liquidation preference (as such amount may be reduced in accordance with the terms of Article 7.15(b) of the Plan) in junior preferred convertible stock with the terms set forth in the Settlement Agreement; (b) $1.5 billion in a combination of at least $750 million in Cash and the GM Note(s); (c) retention of the GM Surviving Claims (as defined in the Settlement Agreement) as provided for in section 4.03 of the

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(v)	Class G-1 (Existing Common Stock).
     Class G-1 consists of all Existing Common Stock. “Existing Common Stock” means shares of common stock of Delphi that are authorized, issued, and outstanding prior to the Effective Date.
     ~~On~~ As described below, holders of Allowed Interests pertaining to Existing Common Stock will receive Par Value Rights exercisable at Plan Equity Value, Five-Year Warrants exercisable at a 32.4% premium to the Plan Equity Value, and Six-Month Warrants exercisable at an 8.2% premium to the Plan Equity Value. On the Effective Date, the Existing Common Stock will be cancelled. On the Distribution Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Interest pertaining to the Existing Common Stock will receive in exchange for such Interest its Pro Rata distribution of Five-Year Warrants and Six-Month Warrants. On the commencement date of the Par Value Rights Offering and pursuant to the Registration Statement and Article 7.15(b) of the Plan, each holder of an Allowed Interest pertaining to the Existing Common Stock as of the Rights Offerings Record Date will receive its Pro Rata portion of non-transferable Par Value Rights to purchase ~~12,711,111~~20,770,345shares of New Common Stock pursuant to the Par Value Rights Offering; except that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering may not participate in the Par Value Rights Offering and Par Value Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of Existing Common Stock. ~~In addition, on the Distribution Date, or as soon thereafter as is reasonable and practical, each holder of an Allowed Interest pertaining to the Existing Common Stock will receive in exchange for such Interest its Pro Rata distribution of New Warrants.~~
(vi)	Class G-2 (Section 510(b) Equity Claims).
     Class G-2 consists of all Section 510(b) Equity Claims. “Section 510(b) Equity Claim” means any Cause of Action consolidated in the MDL Actions related to any claim against the Debtors (a) arising from the rescission of a purchase or sale of any Existing Common Stock, (b) for damages arising from the purchase or sale of Existing Common Stock, and (c) for alleged violations of the securities laws, misrepresentations, or any similar Claims related to the Existing Common Stock.
     In accordance with the terms of the Securities Settlement, the Securities Settlement disbursing agent will receive, on behalf of all holders of Section 510(b) Equity Claims, and in full satisfaction, settlement, and discharge of, and in exchange for, all Section 510(b) Equity Claims, New Common Stock, Discount Rights, and/or Oversubscription Cash as described in the Securities Settlement in the same proportion as the distribution of New Common Stock and Discount Rights made to the holders of General Unsecured Claims (without application of the intercreditor settlement between the Senior Notes and the TOPrS). If any Section 510(b) Opt Out Equity Claim ultimately becomes an Allowed Section 510(b) Opt Out Equity Claim, then the holder of such Allowed Section 510(b) Opt Out Equity Claim will receive a distribution of New Common Stock and Discount Rights solely from the Securities Settlement in the same proportion of New Common Stock and Discount Rights as is distributed to holders of General Unsecured Claims; it being understood that with respect to any distribution made to a holder of

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an Allowed Section 510(b) Opt Out Equity Claim, the Securities Settlement will be reduced by the same amount of New Common Stock and Discount Rights that the holder of such Allowed Claim will be entitled to receive.
(vii)	Class H (Section 510(b) ERISA Claims).
     Class H consists of all Section 510(b) ERISA Claims. “Section 510(b) ERISA Claim” means any Cause of Action consolidated in the MDL Actions arising from the alleged violation of ERISA.
     In accordance with the terms of the ERISA Settlement, the ERISA Settlement disbursing agent will receive, on behalf of all holders of Section 510(b) ERISA Claims, and in full satisfaction, settlement, and discharge of, and in exchange for, all Section 510(b) ERISA Claims, New Common Stock, Discount Rights, and/or Oversubscription Cash as described in the ERISA Settlement.
(viii)	Class I (Other Interests).
     Class I consists of all Other Interests. “Other Interests” means all options, warrants, call rights, puts, awards, or other agreements to acquire Existing Common Stock.
     On the Effective Date, all Other Interests will be deemed cancelled and the holders of Other Interests will not receive or retain any property on account of such Other Interests under the Plan.
~~G.~~F.	Means For Implementation Of The Plan
1.	Continued Corporate Existence
     Subject to the Restructuring Transactions contemplated by the Plan, each of the Debtors will continue to exist after the Effective Date as a separate entity, with all the powers of a corporation, limited liability company, or partnership, as the case may be, under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended and restated by the Plan and the Certificate of Incorporation and Bylaws, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. There are certain Affiliates of the Debtors that are not Debtors in these Chapter 11 Cases. The continued existence, operation, and ownership of such non-Debtor Affiliates is a material component of the Debtors’ businesses, and, as set forth in Article 11.1 of the Plan, all of the Debtors’ equity interests and other property interests in such non-Debtor Affiliates will revest in the applicable Reorganized Debtor or its successor on the Effective Date.
2.	Restructuring Transactions
     On or following the Confirmation Date, the Debtors or Reorganized Debtors, as the case may be, will take such actions as may be necessary or appropriate to effect the relevant non-

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ordinary course Restructuring Transactions. The term “Restructuring Transactions” means a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, contribution of assets, or other transaction in which a Reorganized Debtor or non-Debtor Affiliate directly owned by a Debtor merges with or transfers some or substantially all of its assets and liabilities to a Reorganized Debtor or their Affiliates, on or following the Confirmation Date, as set forth in the Restructuring Transaction Notice. The non-ordinary course Restructuring Transactions contemplated by the Plan include, but are not limited to, all of the transactions described in the Plan. Such actions may also include, without limitation: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, guaranty, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtors and Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring Transaction. The form of each Restructuring Transaction will be determined by the boards of directors of a Debtor or Reorganized Debtor party to any Restructuring Transaction. In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger will cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor will assume and perform the obligations of each merged Debtor under the Plan. In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Debtor prior to such liquidation) will assume and perform the obligations of such liquidating Debtor. Implementation of the Restructuring Transactions will not affect the distributions under the Plan.
     The Debtors will file a Restructuring Transactions Notice listing the contemplated Restructuring Transactions on or before the Plan Exhibit Filing Date. As of the date of this Disclosure Statement, the Debtors believe that the following entities will be either dissolved, liquidated, or merged into their parent entities.
•	Delphi NY Holding Corporation

•	Delphi Automotive Systems Services, LLC

•	Delphi Services Holding Corporation

•	Delphi Foreign Sales Corporation

•	Exhaust Systems Corporation

•	Environmental Catalysts, LLC

•	ASEC Manufacturing General Partnership

•	ASEC Sales General Partnership

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•	Delphi Automotive Systems Tennessee, Inc.

•	Delphi Receivables, LLC

•	Mobile Aria, Inc.

•	Delphi Medical Systems Texas Corporation

•	Specialty Electronics International Ltd.

•	Delphi Integrated Service Solutions, Inc.

•	Aspire Inc.
     The Debtors may add or subtract from this list prior to filing the Restructuring Transactions Notice, and the list is ~~presently~~ provided here solely for the purpose of relating the Debtors’ current intention with respect to Restructuring Transactions. The Restructuring Transactions Notice will provide greater detail with respect to the structure of the Restructuring Transactions.
     In connection with the Debtors’ exit financing and other foreign subsidiary matters, the Restructuring Transactions may include, but not be limited to, the consolidation and/or restructuring of the ownership ~~and~~ , capital structure, and change of U.S. federal income tax classification of certain foreign subsidiaries (primarily European). To the extent that a Restructuring Transaction affects a foreign entity held directly by a chapter 11 Debtor, then, unless authorized by a separate order of the Bankruptcy Court, such transaction will be consummated only following entry of the Confirmation Order pursuant to the authority anticipated to be granted by the Confirmation Order. Specifically, the Company anticipates that DASHI and certain of its non-debtor subsidiaries will be involved in various consolidation and/or restructuring transactions designed, among other things, to facilitate increased access to liquidity and to maximize structural efficiency. In connection with these transactions, certain non-U.S. entities will be pushed two tiers further down from DASHI — where most non-U.S. entities are held. These transactions will be structured as capital contributions and/or in exchange for various forms of consideration, including without limitation, debt and/or equity.
     For illustrative purposes, the following diagram represents a current, yet limited, organizational diagram of DASHI and certain of its subsidiaries. The diagram includes, among other entities, certain of the entities that are anticipated to be impacted by the Restructuring Transactions, as indicated in yellow.

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     The foreign subsidiaries that are anticipated to be part of the contemplated Restructuring Transactions include, without limitation, the “Foreign Subs Group B” entities listed on the diagram above as well as Delphi Tychy Sp.Z.o.o.., Delphi Poland S.A., and Delphi ~~Poland~~Automotive Systems Luxembourg S.A. As a result of the restructuring, it is contemplated that the “Foreign Subs Group B” entities as well as Delphi Tychy Sp.Z.o.o. will be transferred such that they are held at the same tier as the “Foreign Subs Group A” entities reflected on the diagram. The following is a chart listing the entities included in “Foreign Subs Group A” and those entities anticipated to be included “Foreign Subs Group B”:

Foreign Subs Group A	Foreign Subs Group B

• Delphi Automotive Systems Portugal S.A. (Portugal)	• Delphi Packard Electric Ceska Republic (Czech Republic)
• Delphi Automotive Systems Deutschland Verwaltungs GmbH (Germany)	• Delphi Packard Romania Srl (Romania)
• Delphi Delco Electronics Europe Gmbh (Germany)	• Delphi Holding Hungary Asset Management LLC (Hungary)
• Delphi Deutschland GmbH (Germany)	• Delphi Otomotiv Sistemleri Sanayi Ticaret AS (Turkey)

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Foreign Subs Group A	Foreign Subs Group B

• Delphi Diesel Systems SRl (Romania)	• Delphi Automotive Systems Limited Sirketi (Turkey)
• Delphi Holding GmbH (Austria)	• Delphi Slovensko sro (Slovakia)
• Delphi South Africa Pty Ltd (South Africa)	• DAS UK Limited (UK)
~~• Delphi Diesel Systems SRl (Romania)~~	• Delphi Diesel Systems Limited (UK)
• Delphi Samara (Russia)	• DAS Luxembourg SA (Luxembourg) (37.5%)*
• Ondas Media S.A. (Spain)	• DAS Sweden AB (Sweden)
~~• Mecel AB (Sweden)*~~
• Delphi Belgium NV (Belgium)
• DAS Morocco (Morocco)

*Entities currently owned by other Debtor entities would be transferred to DASHI prior to or as part of a Restructuring Transaction.

     The Debtors will include with ~~its~~their Restructuring Transactions Notice a supplemental updated illustrative diagram ~~updating the above illustration~~ to reflect the consummation of anticipated Restructuring Transactions related to those entities held directly by DASHI.
3.	Certificate Of Incorporation And Bylaws
     The Certificate of Incorporation and Bylaws of the Reorganized Debtors will be adopted and amended as may be required so that they are consistent with the provisions of the Plan and the Bankruptcy Code. The ~~number of shares of New Common Stock and New Preferred Stock authorized under the~~ Certificate of Incorporation of Reorganized Delphi will ~~be~~, among other things, authorize a sufficient number of shares of New Common Stock and New Preferred Stock to satisfy ~~requirements of the Investment Agreement, GM Settlement Agreements, and any other requirements of~~the transactions contemplated by the Plan and ~~will~~ otherwise comply with section 1123(a)(6) of the Bankruptcy Code. Each Affiliate Debtor will amend its certificate of incorporation, charter, bylaws, or applicable organizational document to otherwise comply with section 1123(a)(6).
4.	Directors And Executive Chair Of Reorganized Delphi
(a)	The Search Committee And The New Board of Directors
     The method for choosing the Board of Directors of the reorganized Delphi (the “Reorganized Board of Directors”) is a result of a negotiated agreement among various key constituencies. As a result of this negotiated agreement, the interests of numerous parties should be adequately represented by the Reorganized Board of Directors.
     A five-member search committee (the “Search Committee”) will select the members of the Reorganized Board of Directors. The members of this committee will consist of (a) one representative of Delphi (the lead director of Delphi), (b) one representative of Appaloosa, (c) one representative of the Creditors’ Committee, (d) one representative of the Plan Investors, other than UBS, Goldman Sachs, or Merrill (who will be selected by Appaloosa), and (e) one

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the Indentures) of a Claim and that is administered by an indenture trustee, agent, or servicer (each hereinafter referred to as a “Servicer”) will continue in effect solely for purposes of (x) allowing such Servicer to make the distributions on account of such Claims under the Plan as provided in Article IX of the Plan and (y) permitting such Servicer to maintain any rights or liens it may have for fees, costs, and expenses under such indenture or other agreement; provided further, however, that the preceding proviso will not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses incurred on and after the Effective Date of the Plan except as expressly provided in Article 9.5 of the Plan; provided further, however, that nothing in Section 7.10 of the Plan will preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.
10.	Plan Investors’ Contribution
     Pursuant to the terms and conditions of the Investment Agreement, the Plan Investors will pay to the Debtors Cash in the amount specified in the Investment Agreement, attached to the Plan as Exhibit 7.11, to be utilized by the Reorganized Debtors to make Cash distributions as required under the Plan and for general working capital purposes.
11.	Sources Of Cash For Plan Distributions
     Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the Exit Financing Arrangements, the Investment Agreement, the Rights Offerings, existing Cash balances, and the operations of the Debtors and the Reorganized Debtors.
12.	Establishment Of Cash Reserve
     On the Effective Date, the Debtors will fund the Cash Reserve in such amounts as the Debtors determine are necessary to make the required future payments to Administrative Claims, Priority Tax Claims, and as otherwise provided by the Plan.
13.	Post-Effective Date Financing
     An important aspect of the Debtors’ emergence plan are new exit financing arrangements designed to fund certain payments under the Debtors’ restructuring plan and to provide working capital to the reorganized enterprise. The Plan provides that on the Effective Date, the Reorganized Debtors will ~~enter into~~receive the proceeds of the Exit Financing Arrangements, which include an asset-backed revolving credit facility in an aggregate ~~funded~~ principal amount of ~~no less than~~ $1.6 billion, a funded senior secured first-lien term facility in an aggregate principal amount of $3.7 billion, and a funded senior secured second-lien term facility in amount of $1.5 billion, of which up to $750 million will be in the form of the GM Note(s), the terms of

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which are described in the exit financing engagement letter and term sheets attached to the Plan as Exhibit 7.14, ~~to obtain the funds necessary~~as such term sheet may be amended, modified, or supplemented, to repay the DIP Facility Revolver Claims, the DIP Facility First Priority Term Claims, and the DIP Facility Second Priority Term Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations. The Reorganized Debtors may execute all documents and enter into all agreements as may be necessary and appropriate in connection with the Exit Financing Arrangements. ~~In the Confirmation Order, the Bankruptcy Court will approve the terms of the Exit Financing Arrangements in substantially the form filed with the Bankruptcy Court (and with such changes as the applicable Debtors and respective agents and lenders parties thereto may agree upon) and authorize the applicable Reorganized Debtors to execute the same together with such other documents as the applicable Reorganized Debtors and the applicable lenders may reasonably require to effectuate the treatment afforded to such parties under the Exit Financing Arrangements.~~ A more detailed discussion of the Exit Financing Facility is contained in Section VII.D — Exit Financing above.
14.	Rights Offerings
(a)	Discount Rights Offering
(i)	Eligibility For Participation In Discount Rights Offering
     Pursuant to the Registration Statement, and under the terms of Article 5.3 of the Plan and the Investment Agreement, Delphi will commence a Discount Rights Offering to generate gross proceeds of up to $1.575 billion. Discount Rights Offering Eligible Holders will be offered Discount Rights to purchase up to ~~45~~41,026,~~801~~310shares of New Common Stock, in exchange for a Cash payment equal to ~~$34.98~~38.39 per share of New Common Stock ~~for each Discount Right exercised.~~(a 37.8% discount to the Plan Equity Value). Rights will be distributed to the Discount Rights Offering Eligible Holders based on each Discount Rights Offering Eligible Holders’ Pro Rata allocation of the Discount Rights. If a Claim of the Discount Rights Offering Eligible Holder is not Allowed or otherwise reconciled by the Debtors by the date of commencement of the Confirmation Hearing, such Claim will be temporarily allowed, solely for purposes of participation in the Discount Rights Offering, in the amount so estimated by the Bankruptcy Court or agreed to by the holder of the claim and the Debtors. Discount Rights distributed pursuant to the Discount Rights Offering will not be transferable.
(ii)	Discount Oversubscription Rights
     Under the terms of Article 5.3 of the Plan and consistent with the Investment Agreement, to the extent the Discount Rights Offering is not fully subscribed, Exercising Creditors will be eligible to exercise, at their discretion, Discount Oversubscription Rights to purchase shares of New Common Stock not otherwise purchased through the Discount Rights Offering in exchange for a Cash payment equal to ~~$35.23~~38.64 per share of New Common Stock for each Discount Oversubscription Right exercised. To the extent the number of the Discount Oversubscription Rights subscribed for by Exercising Creditors is greater than the number of Discount Oversubscription Rights available, the Discount Oversubscription Rights will be available to Exercising Creditors (based upon such creditors’ underlying claim) on a Pro Rata basis (with

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respect to all Exercising Creditors) up to the amount of Discount Oversubscription Rights each Exercising Creditor has elected to exercise, until all Oversubscription Rights have been allocated.
(iii)	Distribution Of New Common Stock
     All New Common Stock issued in connection with the exercise of Discount Rights and Discount Oversubscription Rights pursuant to the Discount Rights Offering will be issued on the Effective Date and will be distributed to holders of Rights who have exercised the Rights on, or as soon as reasonably practicable after, the Distribution Date.
(b)	Par Value Rights Offering
(i)	Eligibility For New Common Stock Offered In Par Value Rights Offering
     Through the Par Value Rights Offering, 20,770,345 shares of New Common Stock will be made available for subscription to holders of Existing Common Stock. Of the 20,770,345 shares of New Common Stock made available through the Par Value Rights Offering, 6,998,472 shares of the New Common Stock will consist of New Common Stock otherwise distributable to the following groups of holders of Claims in the following amounts (in each case at $61.72 per share): (a) 611,754 shares of New Common Stock otherwise distributable to Appaloosa, (b) all of the New Common Stock distributable to the UAW, IUE-CWA, and USW (the “Contributing Unions”) based on such unions’ Allowed Claims, and (c) an amount of New Common Stock otherwise distributable to holders of Claims in Classes 1C through 12C as a whole (excluding the otherwise distributable New Common Stock referred to in clauses (a) and (b)) which is equal to the difference between 6,998,472 shares of New Common Stock and the sum of the number of shares of New Common Stock referred to in clause (a) and (b) (the “Contributing Creditors”).
~~(i)~~(ii) Eligibility For Participation In Par Value Rights Offering
     Pursuant to the Registration Statement, and under the terms of Article 5.7 of the Plan, Delphi will commence a Par Value Rights Offering pursuant to which each holder of Existing Common Stock on the Rights Offering Record Date will be offered the opportunity to purchase ~~a proportionate amount of 12,711,111~~its Pro Rata portion of 20,770,345shares of New Common Stock, ~~provided however, that~~ in exchange for a Cash payment equal to $61.72 per share of New Common Stock (which corresponds to an implied enterprise value of $13.4 billion); except that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering ~~may~~ will not participate in the Par Value Rights Offering and the Par Value Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of Existing Common Stock. ~~The shares of New Common Stock offered under the~~

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(iii)	Use Of Par Value Rights Offering ~~are shares of New Common Stock that would otherwise be distributable to holders of General Unsecured Claims, Appaloosa, the UAW, the IUE-CWA, and the USW as set forth in Article 11.14 of the Plan.~~Proceeds
     Proceeds, if any, generated by the Par Value Rights Offering will be allocated in the following order:
•	First, to satisfy the amount, if any, by which the Liquidity Amount (as defined in Exhibit F to the Delphi-GM Global Settlement Agreement) is less than $3.189 billion (after giving effect to any Excess Amount (as defined in Exhibit F to the Delphi-GM Global Settlement Agreement));
•	Second, to satisfy the shortfall, if any, required to satisfy the condition set forth in the third sentence of section 9(a)(xxvii) of the Investment Agreement;
•	Third, to satisfy the Allowed Claims of the Contributing Unions, on a Pro Rata basis among the Contributing Unions, based upon the number of shares of New Common Stock contributed by each Contributing Union to the Par Value Rights Offering as described in Article 7.15(b)(i) of the Plan; provided, however, that the distribution of proceeds from the Par Value Rights Offering pursuant to this clause will decrease the number of shares of New Common Stock otherwise distributable to the Contributing Unions pursuant to Article 5.3 of the Plan on a Pro Rata basis based upon the number of shares of New Common Stock contributed to the Par Value Rights Offering by the Contributing Unions as described in Article 7.15(b)(i) of the Plan;
•	Fourth, up to $850 million less the amounts, if any, allocated pursuant to the first and second allocations described above, to GM as a Cash distribution, so as to reduce the number of shares of New Preferred Stock, at the price of $61.72 per share, that would be distributed to GM pursuant to Article 5.4 of the Plan; and
•	Fifth, to Appaloosa and the Contributing Creditors, on a Pro Rata basis among Appaloosa and the Contributing Creditors, based upon the number of shares of New Common Stock contributed by Appaloosa and the Contributing Creditors to the Par Value Rights Offering as described in Article 7.15(b)(i) of the Plan; provided, however, that the distribution of proceeds from the Par Value Rights Offering pursuant to this clause will decrease the number of shares of New Common Stock otherwise distributable to Appaloosa and the Contributing Creditors pursuant to Article 5.3 of the Plan on a Pro Rata basis based upon the number of shares of New Common Stock contributed to the Par Value Rights Offering by Appaloosa and the Contributing Creditors as described in Article 7.15(b)(i) of the Plan.

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~~(ii)~~(iv)	Distribution Of New Common Stock
     All New Common Stock issued in connection with the exercise of Par Value Rights pursuant to the Par Value Rights Offerings ~~shall~~will be issued on the Effective Date and shallwill be distributed to holders of Rights who have exercised the Rights on, or as soon as reasonably practicable after, the Distribution Date.
15.	Issuance Of Stock In Reorganized Delphi
(a)	New Common Stock
     On the Effective Date, Reorganized Delphi will authorize shares of New Common Stock in an amount to be determined on or before the date of the Confirmation Hearing. A summary of selected terms of the New Common Stock is attached to the Plan as Exhibit 7.16(a). On the Distribution Date, or as soon as reasonably practicable thereafter, Reorganized Delphi will be deemed to have issued a total number of shares of New Common Stock necessary to satisfy obligations on account of Claims and Interests under the Plan and obligations under the Rights Offering and Investment Agreement. The issuance of the New Common Stock will be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The issuance and delivery of New Common Stock representing Direct Subscription Shares and Unsubscribed Shares will be in accordance with the terms of the Investment Agreement.
(b)	Registration Rights ~~Agreement~~
     Without limiting the effect of section 1145 of the Bankruptcy Code, as of the Effective Date, the Reorganized Debtors will enter into a Registration Rights Agreement, substantially in the form of Exhibit 7.16(b) to the Plan, with GM, the Plan Investors and any Related Purchaser, Ultimate Purchaser (each as defined in the Investment Agreement), affiliate of a Plan Investor who owns registrable securities, assignee, or transferee who executes a joinder agreement as contemplated by such Registration Rights Agreement. All Holders of General Unsecured Claims that receive a distribution of 10% or more of the New Common Stock of Reorganized Delphi (each, a “10% Holder”) will be granted, in the aggregate, one demand registration right; provided, that (i) in no event will Reorganized Delphi be required to grant more than one demand registration right to any and all 10% Holders, (ii) such demand registration right must not, in any way, conflict with the registration rights of GM or the Plan Investors, and (iii) 10% Holders will not receive piggyback registration rights, except with respect to a demand by another 10% Holder pursuant to this sentence.
(c)	Listing On Securities Exchange Or Quotation System
     On the Effective Date, Delphi or Reorganized Delphi will use its commercially reasonable efforts to list and maintain the listing of the New Common Stock on a major New York based exchange. Persons receiving distributions of more than 5% of New Common Stock, by accepting such distributions, must have agreed to cooperate with Reorganized Delphi’s reasonable requests to assist Reorganized Delphi in its efforts to list the New Common Stock on a national securities exchange quotation system.

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16.	Issuance Of New Preferred Stock
     Pursuant to the Investment Agreement, on the Effective Date, Reorganized Delphi will authorize, issue, and deliver the “Series A” and “Series B” New Preferred Stock in exchange for the contribution of the Plan Investors described in Article 7.11 of the Plan. A summary of selected terms of the “Series A” and “Series B” New Preferred Stock is attached to the Plan as Exhibit 7.17(a). The issuance and delivery of “Series A” and “Series B” New Preferred Stock will be in accordance with the terms of the Investment Agreement and Section 4(2) of the Securities Act.
     Pursuant to the terms of the Delphi-GM Global Settlement Agreement, on the Effective Date, Reorganized Delphi will authorize, issue, and deliver the “Series C” New Preferred Stock to GM. A summary of the terms of the “Series C” New Preferred Stock is attached as Exhibit G to the Delphi-GM Global Settlement Agreement. The issuance and delivery of the “Series C” New Preferred Stock will be in accordance with the terms of the Delphi-GM Global Settlement Agreement and ~~Section~~section 1145(a) of the Bankruptcy Code.
17.	New Warrants
(a)	Five-Year Warrants
     On the Effective Date, Reorganized Delphi will authorize, issue, and deliver the ~~New Warrants. A summary of selected terms of the New~~ Five-Year Warrants ~~is~~, pursuant to the terms of the Five-Year Warrant Agreement attached to the Plan as Exhibit 7.18(a), for 6,908,758 shares of New Common Stock of Reorganized Delphi (which comprises 5% of the fully diluted New Common Stock) at a strike price of $81.73 per share (a 32.4% premium to the Plan Equity Value). The issuance of the ~~New~~Five-Year Warrants and the New Common Stock underlying the ~~New~~ Five-Year Warrants will be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The proceeds generated from the exercise of the ~~New~~Five-Year Warrants will be used by ~~the Reorganized Debtors to redeem shares of the “Series C” New Preferred Stock issued to GM under the terms of the Delphi-GM Global Settlement Agreement~~Reorganized Delphi for general corporate purposes.
(b)	Six-Month Warrants
     On the Effective Date, Reorganized Delphi will authorize, issue, and deliver the Six-Month Warrants, pursuant to the terms of the Six-Month Warrant Agreement attached to the Plan as Exhibit 7.18(b), to purchase up to $1 billion of shares New Common Stock of Reorganized Delphi at a strike price of $66.79 per share (an 8.2% premium to the Plan Equity Value). The issuance of the Six-Month Warrants and the New Common Stock underlying the Six-Month Warrants will be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The proceeds generated from the exercise of the Six-Month Warrants will be allocated in the following order: first, to redeem any shares of “Series C” New Preferred Stock distributed to GM, if any shares remain outstanding, at the preferred liquidation preference value as defined in Exhibit G to the Delphi-GM Global Settlement Agreement; second, to redeem the GM Note(s),

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at par including accrued and unpaid interest; third, to be used by Reorganized Delphi for general corporate purposes.
18.	MDL Settlements
     The MDL Settlements are subject to final consideration by the Bankruptcy Court at the Confirmation Hearing on the Debtors’ Plan, following the Bankruptcy Court’s consideration of certain objections that may be filed by any of the “Potential Objectors” (that is, (i) the Official Committee of Unsecured Creditors, (ii) the United States Department of Labor, (iii) Wilmington Trust Company, as indenture trustee, (iv) the Ad Hoc Committee of Trade Creditors, (v) Davidson Kempner Capital Management LLC, SPCP Group, LLC, Castlerigg Master Investments Ltd., Elliott Associates, L.P., and CR Intrinsic Investors, LLC, and (vi) the Equity Committee) by the deadline for filing objections to the confirmation of the Plan.
(a)	Securities Settlement
     Upon the later of the Effective Date or the date the last order, as between the Bankruptcy Court and the MDL Court, approving the Securities Settlement, a copy of which is attached to the Plan as Exhibit 7.19(a), becomes a Final Order, Reorganized Delphi will, in accordance with the Securities Settlement, distribute the New Common Stock and Discount Rights described in Articles 5.5 and 5.8 of the Plan to the disbursing agent appointed by the MDL Court.
(b)	ERISA Settlement
     Upon the later of the Effective Date or the date the last order, as between the Bankruptcy Court and the MDL Court, approving the ERISA Settlement, a copy of which is attached to the Plan as Exhibit 7.19(b), becomes a Final Order, Reorganized Delphi will, in accordance with the ERISA Settlement, distribute the New Common Stock and Discount Rights described in Articles 5.9 of the Plan to the disbursing agent appointed by the MDL Court.
(c)	Insurance Settlement
     In connection with the Securities Settlement and the ERISA Settlement, Delphi, certain defendants in the MDL Actions, and Delphi’s insurers entered into the Insurance Settlement, a copy of which is attached to the Plan as Exhibit 7.19(c).
19.	GM Settlement
     The Plan constitutes a request to authorize and approve the (a) Settlement Agreement, attached to the Plan as Exhibit 7.20(a), that will resolve the GM Claims, and (b) the Restructuring Agreement, attached to the Plan as Exhibit 7.20(b), that will set forth the continuing obligations of GM and Delphi, which will become effective on the Effective Date, subject to the terms contained therein. Each of the Settlement Agreement and Restructuring Agreement are incorporated by reference into this Plan in their entirety. In that regard, the Settlement Agreement and Restructuring Agreement address issues specifically relating to the present and future relationship of Delphi, GM, and their Affiliates that are otherwise addressed in this Plan and as they are intended to relate to holders of other Claims and Interests. For example, sections 4.01, 4.02, and 4.03 of the Settlement Agreement require that the Plan contain the

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(b)	Salaried Pension Freeze
     In accordance with applicable law, the Reorganized Debtors will amend, as of the first of the month following the Effective Date or as soon thereafter as practicable, the Delphi Retirement Program for Salaried Employees so as to freeze benefit accruals for future credited service in the Delphi Retirement Program for Salaried Employees.
     After emergence and the Salaried Retirement Program pension freeze, the company will adopt updated defined contribution plans which include the following provisions:
•	All eligible employees would receive a contribution equal to 4% of their base salary and any eligible earned incentive payments under the executive short term incentive program or the salaried incentive program for non-executives;

•	Any eligible employees who make voluntary contributions under the plan will receive a match of 50 cents for each dollar contributed, up to 7% of eligible pay; and

•	Employees with 25 years or more of service are eligible for an additional match of 1% if they contribute 9% of their eligible pay. This provision will ~~only~~ exist in the plan only for ~~5~~ five years and then will cease to be applicable.
(c)	IRC Section 414(l) Transfer
     The Debtors will transfer certain net underfunded pension obligations to the GM HRP pursuant to the IRC Section 414(l) Transfer promptly after the Effective Date. In conjunction with the IRC Section 414(l) Transfer, Reorganized Delphi will deliver a note to GM as set forth in the Delphi-GM Definitive Documents. The note will be paid within ten days of the transfer date (as defined in the Settlement Agreement).
(d)	Pension Contribution Payment
     No earlier than January 2, 2008, and no later than five days after the Effective Date, Reorganized Delphi will contribute cash to the pension plans sufficient to meet ERISA minimum contributions not covered by the IRC Section 414(l) Transfer.
     , and upon such contribution, replacement liens, if any, granted to the PBGC on assets owned by any Debtor will be discharged.
(e)	PBGC
     Pursuant to the Plan, and under the terms of the Union Settlement Agreements as applicable, the following Debtors will assume and continue the following plans on a frozen basis: (i) Delphi Corporation: the Delphi Hourly-Rate Employees Pension Plan and the Delphi Retirement Program for Salaried Employees; (ii) Delphi Mechatronic Systems, Inc.: the Delphi Mechatronic Systems Retirement Program; (iii) ASEC Manufacturing General Partnership: the ASEC Manufacturing Retirement Program; (iv) Packard-Hughes Interconnect Company: the Packard-Hughes Interconnect Bargaining Retirement Plan and the Packard-Hughes Interconnect Non-Bargaining Retirement Plan. Nothing in the Plan will be construed as discharging,

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28.	Consummation Of Divestiture Transaction
     In the event that the Bankruptcy Court enters an order on or prior to the Effective Date authorizing Debtor(s) to sell assets free and clear of liens, claims, and encumbrances, such Debtor(s) will be permitted to close on the sale of such assets subsequent to the Effective Date free and clear of liens, claims, and encumbrances pursuant to sections 363 and 1123 of the Bankruptcy Code.
29.	Exemption From Certain Transfer Taxes And Recording Fees
     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any stamp taxes and any other similar tax or governmental assessment to the fullest extent contemplated by section 1146(c) of the Bankruptcy Code, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation of any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
30.	Trade And Other Unsecured Claims Threshold
     ~~In~~ Subject to the waiver described in Article 12.3 of the Plan with respect to Article 12.2(i) of the Plan, in the event that the Debtors fail to satisfy the condition set forth in Section 9(a)(xxii) of the Investment Agreement and ADAH waives such condition, to the extent the Debtors issue any shares of New Common Stock pursuant to the Plan (after giving ~~affect~~effect to any Cash or other consideration provided to holders of Trade and Other Unsecured Claims under the Plan) as a result of Trade and Other Unsecured Claims aggregating in excess of $1.~~45~~475 billion, then ~~(i)~~ the Debtors must (i) issue to the Plan Investors additional Direct Subscription Shares, and (ii) adjust the conversion price of the New Series A Preferred Shares and the New Series B Preferred Shares each in accordance with the terms of Section 9(a)(xxii) of the Investment Agreement.
~~H.~~G.	Unexpired Leases And Executory Contracts
1.	Assumed And Rejected Leases And Contracts
(a)	Executory Contracts And Unexpired Leases
     All executory contracts and unexpired leases as to which any of the Debtors is a party will be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such executory contracts or unexpired leases (i) will have been previously rejected by the Debtors by Final Order of the Bankruptcy Court, (ii) will be the subject of a motion to reject pending on or before the Effective Date, (iii) will have expired or terminated on or prior to December 31, 2007 (and not otherwise extended) pursuant to ~~its~~their own terms, (iv) are listed on the schedule of rejected executory contracts or unexpired leases attached to the Plan as Exhibit 8.1, or (v) are otherwise rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy

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agreed upon, and Cure, if any, will occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be. If there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors will have the right to reject the contract or lease for a period of five days after entry of a Final Order establishing a Cure amount in excess of that provided by the Debtors. If the cure amount was filed and served in accordance with the procedures set forth in the Plan and is not disputed, the Debtors or Reorganized Debtors, as the case may be, will pay the Cure Claim, if any, to the claimant within 20 days after service of the Cure Claim. Disputed ~~cure~~Cure amounts that are resolved by agreement or Final Order will be paid by the Debtors within 20 days of such agreement or Final Order.
     ~~To the extent the Debtor who is party to the executory contract or unexpired lease is to be merged or liquidated as part of a Restructuring Transaction, the non-Debtor parties to such executory contract or unexpired lease will, upon assumption as contemplated in the Plan, be deemed to have consented to the assignment of such executory contract or unexpired lease to the Reorganized Debtor that is the surviving entity after such Restructuring Transaction. The provisions (if any) of each Intercompany Executory Contract and Intercompany Unexpired Lease to be assumed under the Plan which are or may be in default will be satisfied in a manner to be agreed to by the relevant Debtors and/or non-Debtor Affiliates.~~
(c)	Intercompany Executory Contracts And Intercompany Unexpired Leases
     Any Cure Claim arising from the assumption of an Intercompany Executory Contract or an Intercompany Unexpired Lease will be Reinstated and will be satisfied in a manner to be agreed to by the relevant Debtors and/or non-Debtor Affiliates.
(d)	Assignment Pursuant To Restructuring Transactions
     To the extent the Debtor ~~who~~which is party to an executory contract or unexpired lease is to be merged or liquidated as part of a Restructuring Transaction, the non-Debtor parties to such executory contract or unexpired lease will, upon assumption as contemplated in the Plan, be deemed to have consented to the assignment of such executory contract or unexpired lease to the Reorganized Debtor that is the surviving entity after such Restructuring Transaction.
3.	Rejection Damages Bar Date
     If the rejection by the Debtors (pursuant to the Plan or otherwise) of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors, or such entities’ properties unless a proof of claim is filed with the Claims Agent and served upon counsel to the Debtors and the Creditors’ Committee within 30 days after the later of (a) entry notice of the Confirmation Order or (b) notice that the executory contract or unexpired lease has been rejected, unless otherwise ordered by the Bankruptcy Court.
~~I.~~H.	Provisions Governing Distributions
1.	Time Of Distributions

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or other property from the Distribution Reserve that would have been distributed on the dates when distributions were previously made had such Allowed Claim or Allowed Interest been an Allowed Claim or Allowed Interest on such dates. After a Final Order of the Bankruptcy Court has been entered, or other final resolution has been reached with respect to all Disputed Claims and Disputed Interests, (i) any remaining New Common Stock in the Distribution Reserve will revert to the Reorganized Debtors and be held as treasury stock, (ii) any Oversubscription Cash remaining in the Distribution Reserve will be distributed to Non-exercising Creditors on a Pro Rata basis based on the Allowed Claims of Non-exercising Creditors, and (iii) any property held in a distribution reserve established solely on account of Class 1G-1 will not revert to the Debtors and will be distributed to holders of Allowed Class 1G-1 Interests in accordance with Article 5.6 of the Plan. Subject to the limitations in Article 9.2 of the Plan, all distributions made under Article IX of the Plan on account of an Allowed Claim will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates when distributions were previously made to holders of Allowed Claims included in the applicable class. The Disbursing Agent will be deemed to have voted any New Common Stock held in the Distribution Reserve in the same proportion as shares previously disbursed by the Disbursing Agent. The Servicers will be deemed to have voted any New Common Stock held by such Servicers in the same proportion as shares previously disbursed by such Servicers.
(e)	De Minimis Distributions
     Neither the Disbursing Agent nor any Servicer will have any obligation to make a distribution on account of an Allowed Claim or Allowed Interest from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $250,000; provided that the Debtors will make a distribution on a Periodic Distribution Date of less than $250,000 if the Debtors expect that such Periodic Distribution Date will be the final Periodic Distribution Date~~,~~ or (ii) the amount to be distributed to the specific holder of the Allowed Claim or Allowed Interest on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such holder and (y) have a value less than $50.00.
9.	Section 510(b) Opt Out Claims
     No Section 510(b) Opt Out Claim will be an Allowed Claim unless and until such Claim has been allowed by Final Order of the Bankruptcy Court. Any Section 510(b) Opt Out Claim that ultimately becomes an Allowed Claim will be entitled to receive its applicable distribution that would have been otherwise distributed under the Plan solely from the applicable portion of the Securities Settlement. In no event will any holder of a Section 510(b) Opt Out Claim have any recourse with respect to distributions made, or to be made, under the Securities Settlement to holders of such Claims or Interests to any Debtor or Reorganized Debtor on account of such Section 510(b) Opt Out Claim, regardless of whether such Claim will ultimately become an Allowed Claim or regardless of whether sufficient Cash or New Common Stock remains available for distribution at the time such Claim is Allowed.
10.	Fractional Securities

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2.	Investment Agreement Claims
     The Investment Agreement Claims will be allowed and paid pursuant to the terms of the Investment Agreement and the Investment Agreement Order and nothing contained ~~herein~~in the Plan will in any way modify the parties’ rights and obligations ~~thereunder~~under the Investment Agreement.
3.	Professional Claims
(a)	Final Fee Applications
     All final requests for payment of Professional Claims and requests for reimbursement of expenses of members of the Statutory Committees must be filed no later than the last day of the second full month after the Effective Date or ~~March~~May 31, 2008, whichever is later. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims and expenses will be determined by the Bankruptcy Court.
(b)	Payment Of Interim Amounts
     Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors will pay all amounts owing to Professionals and members of the Statutory Committees for all outstanding amounts payable relating to prior periods through the Confirmation Date. To receive payment on the Effective Date for unbilled fees and expenses incurred through the Confirmation Date, the Professionals must estimate fees and expenses due for periods that have not been billed as of the Confirmation Date and deliver such estimate to the Debtors, counsel for the Statutory Committees, and the United States Trustee for the Southern District of New York. Within 45 days after the Effective Date, a Professional receiving payment for the estimated period must submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order or the Ordinary Course Professional Order, as applicable. Should the estimated payment received by any Professional exceed the actual fees and expenses for such period, this excess amount will be credited against the Holdback Amount for such Professional or, if the award of the Holdback Amount for such matter is insufficient, disgorged by such Professional.
(c)	Holdback Amount
     On the Effective Date, the Debtors or the Reorganized Debtors will fund the Holdback Escrow Account with Cash equal to the aggregate Holdback Amount for all Professionals. The Disbursing Agent will maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds will not be considered property of the Debtors, the Reorganized Debtors, or the Estates. The remaining amount of Professional Claims owing to the Professionals will be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, will be paid to the Reorganized Debtors.

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extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.
~~15.~~	~~Proceeds Of Par Value Rights Offerings~~
     ~~The New Common Stock to be offered in the Par Value Rights Offering will consist of New Common Stock otherwise distributable to the following groups of holders of Claims in the following amounts (in each case at $41.58 per share): (a) 1,111,111 shares of New Common Stock otherwise distributable to Appaloosa, (b) all of the New Common Stock otherwise distributable to the UAW, IUE-CWA and USW, and (c) an amount of New Common Stock otherwise distributable to holders of Claims in Classes 1C through 12C as a whole (excluding the otherwise distributable New Common Stock referred to in clauses (a) and (b)) which is equal to the difference between 12,711,111 shares of New Common Stock and the sum of the number of shares of New Common Stock referred to in clause (a) and (b). As to each foregoing group as a whole, the Cash generated from the Par Value Rights Offering will decrease the amount of New Common Stock otherwise distributable to such group as a whole on a Pro Rata basis based upon the amount of otherwise distributable New Common Stock referred to above by each group as a whole. Within each group, the Cash generated from the Par Value Rights Offering allocable to a group as a whole pursuant to the foregoing sentence will decrease the amount of New Common Stock otherwise distributable to the holders of Claims within each group on a Pro Rata basis based upon the Allowed Amount of each holder’s Claims within a group. Appaloosa (in its capacity as a stockholder of Delphi) has agreed not to participate in the Par Value Rights Offering and has agreed to use commercially reasonable efforts to obtain such agreement from other Plan Investors.~~
X.	GENERAL CONSIDERATIONS AND RISK FACTORS TO BE CONSIDERED
     Every holder of a Claim against or Interest in a Debtor should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein) before deciding whether to vote to accept or to reject the Plan.
A.	General Considerations
     The formulation of a reorganization plan is the principal purpose of a chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against and Interests in the Debtors. Certain Claims and Interests may receive partial distributions pursuant to the Plan, and in some instances, no distributions at all. The recapitalization of the Debtors realizes the going concern value of the Debtors for the holders of Claims and Interests. Moreover, reorganization of the Debtors’ business and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on the Debtors’ employees and many of its customers and suppliers.
B.	Certain Bankruptcy Considerations
     If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a liquidation or that any alternative plan of

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distributed, or sold also may adversely affect Delphi’s profitability. In addition, Delphi’s profitability may be adversely affected by changes in economic conditions or political stability in the markets where Delphi procures material, components, and supplies for the production of Delphi’s principal products or where Delphi’s products are produced, distributed, or sold (e.g., North America, Europe, South America, and Asia Pacific).
     In recent periods, there have been significant increases in the global prices of aluminum, copper, lead, oil based products, platinum group metals, resins, and steel, which have had and may continue to have an unfavorable impact on Delphi’s business. The Company anticipates that these increases will continue to adversely affect Delphi’s business throughout fiscal 2007. Any continued fluctuations in the price or availability of steel, resins, oil based products, or copper may have a material adverse effect on Delphi’s business, results of operations, or financial condition. To address increased costs associated with these market forces, a number of Delphi’s suppliers have implemented surcharges on existing fixed-price contracts. Without the surcharge, some suppliers claim they will be unable to provide adequate supply. The Company has implemented a steel raw material resale program with several suppliers whereby the Company leverages Delphi’s purchase volume. The Company has re-sourced 10-15% of Delphi’s direct steel purchases to reduce the impact of these surcharges, but still at prices higher than the original contract. As the resin raw material market-related cost pressure continues, the Company expects to see increasing costs in Delphi’s resin as well as Delphi’s plastic component supplier value streams. The Company will continue efforts to pass some of the supply and raw material cost increases onto Delphi’s customers, although competitive and marketing pressures have limited Delphi’s ability to do that, particularly with U.S. OEMs, and may prevent the Company from doing so in the future ~~and in~~ . In some cases there is a lapse of time before the Company is able to pass price increases through to the customer. In addition, Delphi’s customers are generally not obligated to accept price increases that the Company may desire to pass along to them. This inability to pass on price increases to Delphi’s customers when raw material prices increase rapidly or to significantly higher than historic levels could adversely affect Delphi’s operating margins and cash flow, possibly resulting in lower operating income and profitability.
     The Company also faces an inherent business risk of exposure to commodity price risks, and has historically offset a portion of Delphi’s exposure, particularly to changes in the price of various non-ferrous metals used in Delphi’s manufacturing operations, through commodity swaps and option contracts. The Company cannot provide assurance that fluctuations in commodity prices will not otherwise have a material adverse effect on Delphi’s financial condition or results of operations, or cause significant fluctuations in quarterly and annual results of operations.
8.	Delphi May Not Be Able To Respond Quickly Enough To Changes In Technology And Technological Risks, And To Develop Its Intellectual Property Into Commercially Viable Products
     Changes in legislative, regulatory, or industry requirements, or in competitive technologies, may render certain of Delphi’s products obsolete or less attractive. Delphi’s ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in the Company’s ability to remain competitive. The Company cannot provide assurance that it will be able to achieve the technological advances that may be necessary for Delphi to remain

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competitive or that certain of Delphi’s products will not become obsolete. The Company is also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development, and failure of products to operate properly.
     To compete effectively in the automotive supply industry, Delphi must be able to launch new products to meet its customers’ demands in a timely manner. Delphi cannot provide assurance, however, that it will be able to install and certify the equipment needed to produce products for new product programs in time for the start of production, or that the transitioning of Delphi’s manufacturing facilities and resources to full production under new product programs will not impact production rates or other operational efficiency measures at its facilities. In addition, Delphi cannot provide assurance that its customers will execute on schedule the launch of their new product programs, for which Delphi might supply products. Delphi’s failure to successfully launch new products, or a failure by Delphi’s customers to successfully launch new programs, could adversely affect the Company’s results.
9.	Delphi May Not Succeed In Its Attempts To Improve Its Cost Structure
     The Company may have difficulty in generating cost savings and operational improvements in the future and in adapting its cost structure, particularly at Delphi’s legacy sites, adequately to adjust for significant changes in vehicle production rates, and to offset price reductions and increases in raw material or labor costs. Delphi’s labor costs may include increased funding requirements for pensions or healthcare costs (some of which have been deferred during the Chapter 11 Cases). Certain commodity prices, particularly aluminum, copper, resins, and steel, have markedly increased. Moreover, the Business Plan currently contemplates lower prices for certain commodities, such as oil, than those currently available in the markets. If these prices remain at their current levels, they could result in a negative impact to the Company’s operating results. Price reductions are often required pursuant to contracts or to remain competitive with Delphi’s peers and are sometimes necessary to win additional business. In addition, Delphi’s cost structure may be adversely affected by changes in the laws, regulations, policies, or other activities of governments, agencies, and similar organizations where such actions may affect the production, licensing, distribution, or sale of the Company’s products, the cost thereof, or applicable tax rates, or affect the cost of legal and regulatory compliance or the cost of financing.
10.	Delphi May Suffer Future Asset Impairment And Other Restructuring Charges, Including Write Downs Of Goodwill Or Intangible Assets
     From time to time in the past, Delphi has recorded asset impairment losses and closure, severance, and restructuring losses relating to specific plants and operations. Generally, Delphi records asset impairment losses when it determines that its estimates of the future undiscounted cash flows from an operation will not be sufficient to recover the carrying value of that facility’s building, fixed assets, and production tooling. During 2006 and 2005, Delphi recorded substantial long-lived asset impairment losses. In light of the shifting nature of the competitive environment in which Delphi operates, it is possible that Delphi will incur similar losses and charges in the future, and those losses and charges may be significant.

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17.	Delphi’s Substantial Global Operations Means The Company Is Exposed To Foreign Currency Fluctuations Which May Affect The Company’s Financial Results
     Delphi has currency exposures related to buying, selling, and financing in currencies other than the local currencies in which the Company operates. Historically, the Company has reduced its exposure through financial instruments that provide offsets or limits to its exposures, which are opposite to the underlying transactions. Delphi cannot provide assurance that fluctuations in currency exposures will not otherwise have a material adverse effect on the Company’s financial condition or results of operations, or cause significant fluctuations in quarterly and annual results of operations.
D.	Inherent Uncertainty Of Financial Projections
     The Projections set forth in Appendix C annexed hereto cover the operations of the Reorganized Debtors on a consolidated basis through fiscal year 2011. These Projections are based on numerous assumptions including the timing, confirmation, and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, general business and economic conditions, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Debtors’ operations.
     Critical assumptions underlie the Debtors’ Business Plan. Events that may have a significant impact on the Reorganized Debtors’ ability to achieve projections, and that correspondingly have a material impact on value, include:
•	Capital Markets risk — availability and cost of funds (debt/equity);

•	Pension Asset Returns below assumed rates of return resulting in additional future cash contributions to the Company’s pension plans;

•	Industry OEM volumes significantly below GI/DRI projections and GMNA volumes below projections in the Business Plan;

•	Significant reductions in revenue if not able to “book” the “unbooked” revenue assumed in the plan;

•	Customer/Supplier disruptions (e.g., labor strife, financial difficulties);

•	Unknown significant product (warranty), environmental, or legal liability risk;

•	Material commodity costs above projections, including the increasing prices of oil based products and copper (as discussed above);

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E.	Sources And Uses Of Cash For Plan Distributions
     The Debtors’ ability to fund Cash distributions under the Plan, and therefore consummate the Plan in its present form, is dependent, in part, upon the Debtors’ ability to obtain the Exit Financing Arrangements. Recent conditions in the credit markets beyond the Debtors’ control have substantially decreased the amount of credit available to potential borrowers and have increased the cost of such credit. If such conditions continue, the Debtors’ ability to obtain a commitment for the Exit Financing Arrangements on acceptable terms may be limited. Accordingly, there can be no assurances that the Debtors will obtain an Exit Financing Arrangements as contemplated by the Plan. If the Debtors are unable to obtain such Exit Financing Arrangements, the Debtors may be unable to consummate the Plan without substantial modifications.
F.	Access To Financing And Trade Terms
     The Debtors’ operations are dependent on the availability and cost of working capital financing and trade terms provided by suppliers and may be adversely affected by any shortage or increased cost of such financing and supplier support. The Debtors’ postpetition operations have been financed from operating cash flow and borrowings pursuant to the DIP Facility. The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow, financings contemplated by the Exit Financing Arrangements, the EPCA, the Rights Offerings, and trade terms supplied by suppliers. If the Debtors or Reorganized Debtors have greater working capital needs, they may be required to either (a) obtain other sources of financing or (b) curtail their operations.
     In addition, GM is one of the largest creditors and a significant stakeholder in these Chapter 11 Cases, and Delphi’s ability to consummate the transactions contemplated by the Union Settlement Agreements, the Investment Agreement, and the Plan depends not only on GM’s ability to meet its obligations under the Delphi-GM Definitive Documents, but also on GM’s ability to fulfill certain financial obligations to Delphi’s Union-represented employees and retirees comprehended in the Union Settlement Agreements. GM has reported a variety of challenges it is facing, including with respect to its debt ratings, its relationships with its unions and large shareholders, and its cost and pricing structures. If GM is unable or unwilling to fulfill these commitments, Delphi believes that the Company’s cost structure and ability to operate will be adversely affected.
G.	Claims Estimations
     The Plan requires as a condition to consummation that all conditions to the effectiveness of the Investment Agreement must have been satisfied or waived in accordance with the Investment Agreement. The Investment Agreement ~~contains~~and Plan contain as a condition to consummation that the aggregate amount of all Trade and Other Unsecured Claims that have been asserted or scheduled but not yet disallowed shall be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.45 billion, excluding all allowed accrued postpetition interest. As of October 30, 2007, the Debtors estimated that the aggregate asserted amount of all Trade and Other Unsecured Claims was $1.62 billion. The Debtors

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estimate that the maximum potential allowed Trade and Other Unsecured Claims will be reduced to no more than $1.45 billion by the Effective Date.
     In addition, the Debtors intend to estimate for distribution purposes Disputed Claims with an unliquidated component. The actual amount at which such Claims are ultimately allowed may differ in some respect from the estimates. Holders of Disputed Claims are entitled to receive distributions under the Plan upon allowance of such Claims solely from the Distribution Reserve established on account of such Claim. If a Disputed Claim is ultimately allowed and at the time of such allowance, insufficient New Common Stock or New Warrants are available for distribution from the Distribution Reserve, the distributions on account of such Allowed Claim will be limited to such available amounts and the holder of such Allowed Claim will have no recourse against any Debtor or Reorganized Debtor for any deficiency that may arise.
H.	Value Of, And Market For, New Common Stock
     If Rights holders do not exercise all of their rights in the Discount Rights Offering and a small number of Rights holders exercise their oversubscription rights and/or the Plan Investors purchase all or a portion of their backstop commitments, the public float of the New Common Stock will be significantly reduced. In addition, the assumed Plan value of the New Common Stock distributed under the Plan may change based on the ultimate amount of Allowed Claims. Finally, the market value of the New Common Stock may increase or decrease from the Plan value of the New Common Stock after the Effective Date based on numerous factors, including fluctuations in the market and conditions extraneous to Delphi as well as other risk factors disclosed herein.
     Following Delphi’s delisting from the NYSE, price quotations for its common stock have been available on the Pink Sheets. Delisting from the NYSE resulted in a reduction in the liquidity of Delphi’s existing common stock. The Company intends to apply to list the New Common Stock with a major New York-based exchange after the Effective Date of the Plan if and when the Company meets the listing requirements. It is unlikely, however, that the shares of the New Common Stock will qualify for listing at the time they are issued on the Effective Date of the Plan, and Delphi cannot guarantee that the New Common Stock will ever be listed or quoted on any securities exchange or quotation system. If Delphi is not able to list or quote the New Common Stock on any securities exchange or quotation system, the Company intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Common Stock on the OTC Bulletin Board.
     Trading on the OTC Bulletin Board is dependent on a broker-dealer being willing to make a market in the New Common Stock, which Delphi cannot predict will be initiated or, if initiated, will continue. No assurance can be given that the New Common Stock will be quoted on the OTC Bulletin Board or that an active trading market will exist. The nature of OTC Bulletin Board trading may limit a holder’s ability to resell its shares of the New Common Stock if an active trading market for the New Common Stock does not emerge. Even if an active market does develop for the New Common Stock, Delphi can give no assurance as to how long it will continue, the liquidity of the market, or at what price the New Common Stock will trade. Lack of liquidity of the New Common Stock also may make it more difficult for Delphi to raise additional capital, if necessary, through equity financings.

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I.	Potential Dilution Caused By Options Or Warrants
     The Management Compensation Plan may reserve for certain members of management, directors, and other employees of Reorganized Delphi shares of New Common Stock of Reorganized Delphi, including options or warrants to acquire such Stock upon terms outlined in the Management Compensation Plan. In addition, the New Warrants will be issued to holders of Existing Common Stock to purchase additional shares of New Common Stock of Reorganized Delphi. If the New Warrants are exercised or other equity interests are distributed to management as discussed above, the ownership percentage represented by the New Common Stock of Reorganized Delphi distributed on the Effective Date under the Plan will be diluted.
J.	Potential Dilution Caused By Distribution Of New Common Stock With Respect To Trade And Other Unsecured Claims In Excess Of $1.45 Billion
     The Investment Agreement contains as a condition to consummation that the aggregate amount of all Trade and Other Unsecured Claims that have been asserted or scheduled but not yet disallowed shall be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.45 billion, excluding all allowed accrued postpetition interest thereon. In the event that ADAH waives such a condition, and Reorganized Delphi issues any shares of New Common Stock pursuant to the Plan with respect to any Trade and Other Unsecured Claim in excess of $1.45 billion (the “Excess Shares”), the Investment Agreement provides that Reorganized Delphi shall issue to the Plan Investors additional New Common Stock without payment of any additional consideration therefore, in such amount in the aggregate that is sufficient to ensure that the percentage of shares of outstanding New Common Stock that such Plan Investors would have owned on the closing date of the transactions contemplated by the Investment Agreement had such Excess Shares not been issued (assuming for this purpose that all Excess Shares are issued on that closing date) is maintained. In that event, the ownership percentage represented by the New Common Stock of Reorganized Delphi distributed pursuant to the Plan will be diluted. In addition, the Investment Agreement provides that the issuance of such additional New common Stock shall result in an adjustment to the conversion price of the Series A Preferred Stock and the Series B Preferred Stock. In addition, the Investment Agreement provides that if ADAH waives the condition requiring the aggregate amount of all Trade and Other Unsecured Claims to be no more than $1.45 billion, the Debtors will not be required to issue additional New Common Stock to the Plan Investors if the amount of Trade and Other Unsecured Claims is no more than $1.475 billion.
K.	Potential Ownership Change
     Because the Plan Investors will hold a significant equity position in the Reorganized Debtors following the consummation of the plan, if the Plan Investors dispose of all or a significant amount of this position after the Effective Date, it could cause the Reorganized Debtors to undergo an ownership change (within the meaning of Internal Revenue Code section 382). This would generally limit (or possibly eliminate) the Reorganized Debtors’ ability to use net operating losses and other tax attributes.

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L.	Tax Planning
     Due to time and resource constraints resulting from the commencement of the Chapter 11 Cases, the Debtors have used and may continue to use certain estimating techniques in connection with their tax planning efforts (for example, in determining the existence and magnitude of built-in gains or losses). The use of such estimating techniques, while cost-effective, necessarily results in lower confidence levels with respect to certain of the tax analyses.
M.	Dividends
     The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the New Common Stock in the foreseeable future.
XI. SECURITIES LAW MATTERS
A.	Issuance Of New Securities
     Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and state securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in exchange for such claim or interest and partly for cash or property. Except as noted below, the Debtors believe that the offer and sale of New Common Stock to the holders of General Unsecured Claims, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims and the offer and sale of the Five-Year Warrants to holders of Existing Common Stock satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.
     Delphi plans to file an amendment to its previously filed registration statement on Form S-1 to update that registration statement for the Rights Offerings and the ~~New~~Six-Month Warrants. The registration statement, as so amended, is expected to cover the subscription rights for the Rights Offerings, the underlying New Common Stock in Reorganized Delphi offered in the Rights Offerings, the ~~New~~Six-Month Warrants, and the New Common Stock in Reorganized Delphi underlying the ~~New~~Six-Month Warrants. This Disclosure Statement does not constitute an offer to sell or the solicitation of an offer to buy any such securities ~~in the Rights Offerings~~. Any such offer or sale will be made solely by means of a prospectus relating to ~~the Rights Offering~~such securities which will be provided at such time as the Rights Offerings commence of such New Warrants are issued, as the case may be.
B.	Subsequent Transfers Of New Common Stock
     The New Common Stock to be issued pursuant to the Plan may be freely transferred by most recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the New Common Stock are exempt from registration under the Securities Act and

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XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
     A summary description of certain United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal United States federal income tax consequences of the Plan to the Debtors and to holders of Claims and Interests who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the IRS or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. In addition, a substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Events occurring after the date of this Disclosure Statement, including changes in law and changes in administrative positions, could affect the United States federal income tax consequences of the Plan. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtors or any holder of Claims or Interests. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.
     The discussion of United States federal income tax consequences below is based on the IRC, Treasury Regulations promulgated thereunder, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).
     The following discussion does not address foreign, state, or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, persons that are, or hold their Claims or Interests through, pass-through entities, persons whose functional currency is not the United States dollar, persons or groups that may be entitled to receive or acquire 5% or more of the stock of the Reorganized Debtor, foreign persons, dealers in securities or foreign currency, employees, persons who received their Claims or Interests pursuant to the exercise of an employee stock option or otherwise as compensation, and persons holding Claims or Interests that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes~~.~~, and does not address the United States federal income tax consequences of the Plan to holders that own Claims or Interests in more than one Class
     Each holder is strongly urged to consult its own tax advisor regarding the United States federal, state, and local and any foreign tax consequences of the transactions described herein and in the Plan.
     IRS Circular 230 Notice: To ensure compliance with IRS Circular 230, holders of Claims or Interests are hereby notified that: (i) any discussion of federal tax issues

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for the portion of the taxable year of the ownership change following the Effective Date), and (b) any carryforward of unused amounts described in (a) from prior years. IRC section 382 may also limit the Debtors’ ability to use “net unrealized built-in losses” (i.e., losses and deductions that have economically accrued but are unrecognized as of the date of the ownership change) to offset future taxable income. Moreover, the Debtors’ loss carryforwards will be subject to further limitations if the Debtors experience additional future ownership changes or if they do not continue their business enterprise for at least two years following the Effective Date.
     The ~~operation and effect~~application of IRC section 382 will be materially different from that just described if the Debtors are subject to the special rules for corporations in bankruptcy provided in IRC section 382(l)(5). In that case, the Debtors’ ability to utilize their pre-Effective Date NOLs would not be limited as described in the preceding paragraph. However, several other limitations would apply to the Debtors under IRC section 382(l)(5), including (a) the Debtors’ NOLs would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the Effective Date and all other tax years ending during the three-year period prior to the current tax year with respect to the Claims that are exchanged pursuant to the Plan, and (b) if the Debtors undergo another ownership change within two years after the Effective Date, the Debtors’ IRC section 382 limitation with respect to that ownership change will be zero. Even if IRC section 382(l)(5) is available, it is uncertain whether the provisions of IRC section 382(l)(5) would be available in the case of the ownership change that is expected to occur as a result of the confirmation of the Plan. The Debtors have not yet determined whether they would seek to have the IRC section 382(l)(5) rules apply to the ownership change arising from the consummation of the Plan (assuming IRC section 382(l)(5) would otherwise apply).
     If the Debtors do not qualify for, or elect not to apply, the special rule under IRC section 382(l)(5) for corporations in bankruptcy described above, a different rule under IRC section 382 applicable to corporations under the jurisdiction of a bankruptcy court will apply in calculating the annual IRC section 382 limitation. Under this rule, the limitation will be calculated by reference to the lesser of the value of ~~their respective~~ the company’s new stocks (with certain adjustments) immediately after the ownership change or the value of such company’s assets (determined without regard to liabilities) immediately before the ownership change. Although such calculation may substantially increase the annual IRC section 382 limitation, the Debtors’ use of any NOLs or other tax attributes remaining after implementation of the Plan may still be substantially limited after an ownership change.
     Because the Plan Investors and other persons or entities will hold a significant equity position in the Reorganized Debtors following the consummation of the Plan, if the Plan Investors or such persons or entities dispose of all or a significant amount of this position after the Effective Date, it could cause the Reorganized Debtors to undergo an ownership change. This would generally limit (or possibly eliminate) the Reorganized Debtors’ ability to use NOLs and other tax attributes.

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acquire, “substantially identical” stock or securities. If the Existing Common Stock and the New Common Stock receivable upon exercise of the Par Value Rights and New Warrants are considered substantially identical and the exchange of Existing Common Stock for Par Value Rights and New Warrants results in a loss to the holder, such loss may be disallowed and added to the tax basis of the Par Value Rights and New Warrants received. The extent to which such loss would be disallowed is unclear. Holders of Existing Common Stock are urged to consult their own tax advisors regarding how the “wash sale” rules apply to them in light of their particular circumstances.
~~(b)~~	~~Exercise Of Par Value Rights And New Warrants~~
          ~~A holder will not recognize gain or loss on the exercise of a Par Value Right or a New Warrant. The holder’s tax basis in New Common Stock received as a result of the exercise of the Par Value Right or New Warrant (the “Additional New Common Stock”) will equal the sum of the exercise price paid for the Additional New Common Stock and the holder’s tax basis in the Par Value Right or New Warrant determined as described in Section XII.B.3(a) — Certain Consequences To Holders Of Existing Common Stock above. The holding period for the Additional New Common Stock received as a result of the exercise of the Par Value Right or New Warrant will begin on the exercise date.~~
     ~~A holder that exercises Par Value Rights or New Warrants should be aware that, to the extent the wash sale rules did not apply to an exchange of Existing Common Stock for Par Value Rights and New Warrants as described in Section XII.B.3(a) — Certain Consequences to Holders of Existing Common Stock above, the exercise of such Par Value Rights or New Warrants could result in any loss that might otherwise be recognized by such holder upon receipt of Par Value Rights or New Warrants or with respect to a holder’s Existing Common Stock being disallowed under the wash sale rules if such exercise occurs within 30 days of the receipt of the Par Value Rights or New Warrants. If the wash sale rules apply to a holder’s loss upon receipt of Par Value Rights or New Warrants or with respect to its Existing Common Stock, the holder’s tax basis in any Additional New Common Stock received as a result of the exercise of the Par Value Rights or New Warrants would be increased to reflect the amount of the disallowed loss. Holders of Existing Common Stock are urged to consult their own tax advisors regarding how the wash sale rules apply to them in light of their particular circumstances.~~
~~(c)~~	~~Sale, Exchange, Or Other Taxable Disposition Of Par Value Rights And New Warrants~~
          ~~If a holder sells, exchanges or otherwise disposes of Par Value Rights or New Warrants in a taxable disposition, the holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized for the Par Value Rights or New Warrants and the holder’s tax basis in the Par Value Rights or New Warrants. Capital gains of non-corporate holders derived with respect to a sale, exchange or other disposition of Par Value Rights or New Warrants in which the holder has a holding period exceeding one year (determined as described in Section XII.B.3(a) — Certain Consequences To Holders Of Existing Common Stock above) may be eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.~~

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~~(d)~~	~~Expiration Of Par Value Rights And New Warrants~~
          ~~A holder that allows a Par Value Right or New Warrant to expire generally should recognize capital loss equal to the holder’s tax basis in the Par Value Right or New Warrant, which will be treated as long-term or short-term capital loss depending upon whether such holder’s holding period in the Par Value Rights or New Warrants exceeds one year as of the date of the expiration (determined as described in Section XII.B.3(a) — Certain Consequences To Holders Of Existing Common Stock above). The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.~~
~~(e)~~	~~Distributions On Additional New Common Stock~~
          ~~The gross amount of any distribution of cash or property made to a holder with respect to Additional New Common Stock generally will be includible in gross income by a holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Delphi as determined under United States federal income tax principles. A distribution which is treated as a dividend for United States federal income tax purposes may qualify for the 70% dividends-received deduction if such amount is distributed to a holder that is a corporation and certain holding period and taxable income requirements are satisfied. Any dividend received by a holder that is a corporation may be subject to the “extraordinary dividend” provisions of the IRC.~~
          ~~A distribution in excess of Delphi’s current and accumulated earnings and profits will first be treated as a return of capital to the extent of the holder’s adjusted tax basis in its Additional New Common Stock and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of the Additional New Common Stock). To the extent that such distribution exceeds the holder’s adjusted tax basis in its Additional New Common Stock, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such holder’s holding period in its Additional New Common Stock exceeds one year as of the date of the distribution. Dividends received by non-corporate holders in taxable years beginning before January 1, 2011 may qualify for a reduced rate of taxation if certain holding period and other requirements are met.~~
~~(f)~~	~~Sale, Exchange, Or Other Taxable Disposition Of Additional New Common Stock~~
          ~~For United States federal income tax purposes, a holder generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of any of its Additional New Common Stock in an amount equal to the difference, if any, between the amount realized for the Additional New Common Stock and the holder’s adjusted tax basis in the Additional New Common Stock. Capital gains of non-corporate holders derived with respect to a sale, exchange or other disposition of Additional New Common Stock held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.~~

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4.	Holders Of Other Interests
     A holder of an Other Interest that is deemed cancelled under the Plan will recognize a loss for United States federal income tax purposes in an amount equal to such holder’s adjusted tax basis in the Other Interest. The character of such loss as capital loss or as ordinary loss will be determined by a number of factors, including the tax status of the holder and whether the holder holds its Other Interest as a capital asset.
5.	Holders Of Section 510(b) Note Claims And Section 510(b) Equity Claims
     Pursuant to the Plan, the Debtors will issue New Common Stock and Discount Rights to the holders of Section 510(b) Note Claims and Section 510(b) Equity Claims. The exchange of such Claims for New Common Stock and Discount Rights should constitute a taxable transaction for United States federal income tax purposes. As a result, a holder of such Claims would generally recognize income, gain, or loss for United States federal income tax purposes in an amount equal to the difference between (1) the fair market value on the Effective Date of the New Common Stock and Discount Rights received in exchange for its Claim~~,~~ and (2) the holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claims. Holders are urged to consult their own tax advisor regarding the character of such income, gain, or loss. A holder’s aggregate tax basis in the New Common Stock and Discount Rights received in exchange for its Claims would generally be equal to the aggregate fair market value of such New Common Stock and Discount Rights on the Effective Date.
6.	Holders Of Section 510(b) ERISA Claims
     To the extent that all or a part of the Claims pursuant to the ERISA Actions (the “ERISA Claims”) are satisfied by a contribution to the respective defined contribution employee benefit pension plans (the “DC Plans”) (as provided for in the ERISA Settlement Agreement), it is intended that such contribution will not be included in the gross income of holders of ERISA Claims and will not be subject to tax withholding. Such ~~holder~~ holders should consult their own tax advisors with respect to the U.S. federal income tax consequences of the receipt of amounts distributed from the DC Plans.
7.	Ownership And Disposition Of New Common Stock, Additional New Common Stock, Rights, And New Warrants
(a)	Exercise Of Rights And New Warrants
     A holder will not recognize gain or loss on the exercise of a Right or a New Warrant. The holder’s tax basis in New Common Stock received as a result of the exercise of the Right or New Warrant (the “Additional New Common Stock”) will equal the sum of the exercise price paid for the Additional New Common Stock and the holder’s tax basis in the Right or New

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Warrant determined as described in the relevant section above. The holding period for the Additional New Common Stock received as a result of the exercise of the Right or New Warrant will begin on the exercise date.
     A holder of Existing Common Stock that exercises Par Value Rights or New Warrants should be aware that, to the extent the wash sale rules did not apply to an exchange of Existing Common Stock for Par Value Rights and New Warrants as described in Section XII.B.3 —Existing Common Stockholders above, the exercise of such Par Value Rights or New Warrants could result in any loss that might otherwise be recognized by such holder upon receipt of Par Value Rights or New Warrants or with respect to a holder’s Existing Common Stock being disallowed under the wash sale rules if such exercise occurs within 30 days of the receipt of the Par Value Rights or New Warrants. If the wash sale rules apply to a holder’s loss upon receipt of Par Value Rights or New Warrants or with respect to its Existing Common Stock, the holder’s tax basis in any Additional New Common Stock received as a result of the exercise of the Par Value Rights or New Warrants would be increased to reflect the amount of the disallowed loss. Holders of Existing Common Stock are urged to consult their own tax advisors regarding how the wash sale rules apply to them in light of their particular circumstances.
(b)	Sale, Exchange, Or Other Taxable Disposition Of Rights And New Warrants
     If a holder sells, exchanges, or otherwise disposes of Rights or New Warrants in a taxable disposition (or a holder of Discount Rights receives Oversubscription Cash pursuant to the Plan), the holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized for the Rights or New Warrants and the holder’s tax basis in the Rights or New Warrants. Capital gains of non-corporate holders derived with respect to a sale, exchange, or other disposition of Rights or New Warrants in which the holder has a holding period exceeding one year (determined as described in the relevant section above) may be eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.
(c)	Expiration Of Rights And New Warrants
     A holder that allows a Right or New Warrant to expire generally should recognize capital loss equal to the holder’s tax basis in the Right or New Warrant, which will be treated as long-term or short-term capital loss depending upon whether such holder’s holding period in the Rights or New Warrants exceeds one year as of the date of the expiration (determined as described in the relevant section above). The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.
(d)	Distributions On New Common Stock And Additional New Common Stock
     The gross amount of any distribution of cash or property made to a holder with respect to New Common Stock or Additional New Common Stock generally will be includible in gross income by a holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Delphi as determined under United States federal income

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tax principles. A distribution which is treated as a dividend for United States federal income tax purposes may qualify for the 70% dividends-received deduction if such amount is distributed to a holder that is a corporation and certain holding period and taxable income requirements are satisfied. Any dividend received by a holder that is a corporation may be subject to the “extraordinary dividend” provisions of the IRC.
     A distribution in excess of Delphi’s current and accumulated earnings and profits will first be treated as a return of capital to the extent of the holder’s adjusted tax basis in its New Common Stock or Additional New Common Stock and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of the New Common Stock or Additional New Common Stock). To the extent that such distribution exceeds the holder’s adjusted tax basis in its New Common Stock or Additional New Common Stock, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such holder’s holding period in its New Common Stock or Additional New Common Stock exceeds one year as of the date of the distribution. Dividends received by non-corporate holders in taxable years beginning before January 1, 2011 may qualify for a reduced rate of taxation if certain holding period and other requirements are met.
(e)	Sale, Exchange, Or Other Taxable Disposition Of New Common Stock Or Additional New Common Stock
     For United States federal income tax purposes, a holder generally will recognize capital gain or loss on the sale, exchange, or other taxable disposition of any of its New Common Stock or Additional New Common Stock in an amount equal to the difference, if any, between the amount realized for the New Common Stock or Additional New Common Stock and the holder’s adjusted tax basis in the New Common Stock or Additional New Common Stock. Capital gains of non-corporate holders derived with respect to a sale, exchange, or other disposition of New Common Stock or Additional New Common Stock held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.
~~7.~~8.	Information Reporting And Backup Withholding
     Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payor to the IRS. Moreover, such reportable payments are subject to backup withholding (currently at a rate of 28%) under certain circumstances. Under the IRC’s backup withholding rules, a United States holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a U.S. person, the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.
     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s United States federal income tax liability,

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Classes, and may seek confirmation pursuant thereto as to other Classes if such Classes vote to reject the Plan. Notwithstanding the deemed rejection by such Classes, the Debtors believe that such Classes are being treated fairly and equitably under the Bankruptcy Code. The Debtors therefore believe the Plan may be confirmed despite its deemed rejection by these Classes.
B.	Conditions To Confirmation And Consummation Of The Plan
1.	Conditions To Confirmation
     The following are conditions precedent to confirmation of the Plan. ~~These conditions~~ that may be satisfied or waived ~~by the Debtors~~ in ~~their sole discretion, without notice to parties-~~accordance with Article 12.3 of the Plan, as described in~~-interest or the Court, and without a hearing~~ Section XIV.C. — Waiver Of Conditions To Confirmation And Consummation Of The Plan below:
•	The Bankruptcy Court must have approved by Final Order a Disclosure Statement with respect to the Plan in form and substance acceptable to the Debtors.

•	The Confirmation Order must be in form and substance acceptable to the Debtors, and the Plan Investors ~~will~~ must be reasonably satisfied with the terms of the Confirmation Order to the extent that such terms would have a material impact on the Plan Investors’ proposed investment in the Reorganized Debtors.
2.	Conditions To ~~Consummation~~The Effective Date
     The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 12.3 of the Plan, as described in Section XIV.C. — Waiver Of Conditions To Confirmation And Consummation Of The Plan below:
•	The Reorganized Debtors must have entered into the Exit Financing Arrangements and all conditions precedent to the consummation thereof must have been waived or satisfied in accordance with the terms thereof.

•	The Bankruptcy Court ~~will approve~~must have approved the settlement between the Debtors and GM as documented in the Delphi-GM Definitive Documents, the Delphi-GM Definitive Documents ~~will~~must have become effective in accordance with their terms, and GM ~~will~~must have received the consideration from Delphi pursuant to the terms of the Settlement Agreement.

•	The Bankruptcy Court must have entered one or more orders, which may include the Confirmation Order, authorizing the assumption and rejection of unexpired leases and executory contracts by the Debtors as contemplated by Article 8.1 of the Plan.

•	The Confirmation Order must have been entered by the Bankruptcy Court and ~~will~~must be a Final Order, the Confirmation Date must have occurred, and no request for

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revocation of the Confirmation Order under section 1144 of the Bankruptcy Code ~~will~~must have been made, or, if made, ~~will~~may remain pending.

•	Each Exhibit, document, or agreement to be executed in connection with the Plan ~~will~~must be in form and substance reasonably acceptable to the Debtors.

•	The Bankruptcy Court must have entered one or more orders, which may be the Confirmation Order, approving the MDL Settlements.

•	The MDL Court must have entered one or more orders approving the MDL Settlements.

•	All conditions to the effectiveness of the Investment Agreement, ~~including the satisfaction of the Trade and Other Unsecured Claims Threshold described Section 9(a)(xxii) of the Investment Agreement,~~ must have been satisfied or waived in accordance with the terms of the Investment Agreement.

•	The aggregate amount of all Trade and Other Unsecured Claims that have been asserted or scheduled but not yet disallowed must be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.45 billion, excluding all applicable accrued Postpetition Interest thereon.

•	All conditions to effectiveness in the Delphi-GM Definitive Documents must have been satisfied or waived in accordance with the terms of the Delphi-GM Definitive Documents.
C.	Waiver Of Conditions To Confirmation And Consummation Of The Plan
     The conditions set forth in Articles 12.1(a), 12.2(c), and 12.2(e) of the Plan may be waived, in whole or in part, by the Debtors without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing~~; except that in connection with the satisfaction or waiver of the condition set forth in section 12.2(e) of the Plan, no material modification of the Investment Agreement, the Delphi-GM Definitive Agreements and the exhibits to each such agreements that have an effect on the recoveries of unsecured creditors may be made without the consent of the Creditors’ Committee and the respective non-Debtor counterparty to the agreement. No other condition set forth in Articles 12.1 and 12.2 of the Plan may be waived.~~. The conditions set forth in (i) Article 12.2(d) may be waived jointly by the Debtors, Appaloosa, and GM, provided, however, that the Confirmation Order has been entered by the Bankruptcy Court and (ii) Article 12.2(i) may be waived jointly by the Debtors and Appaloosa (as lead Plan Investor); provided, however, that no waiver of Article 12.2(i) will be effective unless notice is first given to the Creditors’ Committee; provided further, however, that such waiver will be effective upon the earlier of (i) the Creditors’ Committee’s consent and (ii) 12:00 noon New York time on the third Business Day after the notice is given to the Creditors’ Committee unless the Creditors’ Committee has provided written notice pursuant to Article 14.8 of the Plan that the Creditors’ Committee has voted affirmatively to object to the effectiveness of the waiver solely on the basis that the recoveries of unsecured creditors would be materially adversely affected if the waiver was implemented (and in such case the waiver will not become effective unless the

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Bankruptcy Court thereafter determines that the effectiveness of the waiver would not materially adversely affect unsecured creditors’ recoveries). No other condition set forth in Articles 12.1 and 12.2 hereof may be waived. The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right, which may be asserted at any time.
D.	Retention Of Jurisdiction
     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among others, the following matters:
          (a) to hear and determine motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;
          (b) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, the Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;
          (c) to adjudicate any and all disputes arising from or relating to the distribution or retention of the rights, New Common Stock, or other consideration under the Plan;
          (d) to ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished as provided herein;
          (e) to hear and determine any and all objections to the allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;
          (f) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, and/or vacated;
          (g) to issue orders in aid of execution, implementation, or consummation of the Plan;
          (h) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
          (i) to hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

Notice of Further Proposed Amendments
~~October 29~~ November 16, 2007